   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1996

                                                    REGISTRATION NO. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           ------------------------

                               MAGNA GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                        6712                   37-0996453
     (STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF          CLASSIFICATION CODE NUMBER)     IDENTIFICATION
    INCORPORATION OR                                              NUMBER)
     ORGANIZATION)

                                ONE MAGNA PLACE
                        1401 SOUTH BRENTWOOD BOULEVARD
                        ST. LOUIS, MISSOURI 63144-1401
                                (314) 963-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ------------------------

                                G. THOMAS ANDES
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               MAGNA GROUP, INC.
                                ONE MAGNA PLACE
                        1401 SOUTH BRENTWOOD BOULEVARD
                        ST. LOUIS, MISSOURI 63144-1401
                                (314) 963-2500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                           ------------------------

                                WITH COPIES TO:

CRAIG M. WASSERMAN, ESQ.     DONALD P. GALLOP, ESQ.      GREGORY P. PAGE, ESQ.
    WACHTELL, LIPTON,          GALLOP, JOHNSON &            NYEMASTER, GOODE,
      ROSEN & KATZ                NEUMAN, L.C.            MCLAUGHLIN, VOIGHTS,
  51 WEST 52ND STREET        INTERCO CORPORATE TOWER        WEST, HANSELL &
  NEW YORK, NY 10019              101 S. HANLEY               O'BRIEN, P.C.
    (212) 403-2000             ST. LOUIS, MO 63105           1900 HUB TOWER
                                  (314) 862-1200          DES MOINES, IA 50309
                                                             (515) 283-3100

                          --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

    IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

                          --------------------------

                                           CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                    PROPOSED
                                                                  PROPOSED          MAXIMUM
                                                AMOUNT            MAXIMUM          AGGREGATE
         TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE       OFFERING          AMOUNT OF
      SECURITIES TO BE REGISTERED             REGISTERED       PER SHARE<F2>       PRICE<F2>       REGISTRATION FEE<F3>
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value<F1>.......   5,038,934 shares       $27.87         $140,445,683            $42,560
============================================================================================================================

<F1> Includes one attached Preferred Share Purchase Right per share.

<F2> Pursuant to Rule 457(f)(1) and (3) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $140,445,683, which equals (x) the average of the high and low prices of the common stock, par value $12.50 per share ("Homeland Common Stock"), of Homeland Bankshares Corporation
     ("Homeland"), of $41.75, as reported on the New York Stock Exchange on December 9,
     1996, multiplied by (y) the total number of shares of Homeland Common Stock
     (including shares issuable pursuant to the exercise of outstanding options to purchase Homeland Common Stock) to be cancelled in the merger (the "Merger") of
     Homeland with and into a subsidiary of Magna Group, Inc. ("Magna") minus $91,966,971, the aggregate amount of cash to be paid to holders of Homeland Common Stock in the
     Merger. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Magna common stock, par value
     $2.00 per share, that could be issued in the Merger.

<F3> In accordance with Section 6(b) of the Securities Act of 1933, the registration fee is equal to one thirty-third of one percent of the aggregate offering price of the securities registered hereunder. In accordance with Rule 457(b), the filing fee of $45,056 paid pursuant to Section 14(g) of the Securities Exchange
     Act of 1934 and Rule 0-11 thereunder at the time of the filing of the Proxy
     Statement Prospectus contained in this Registration Statement as preliminary proxy materials of Homeland Bankshares Corporation has been credited to offset the $42,560 registration fee that would otherwise be payable. Accordingly, no further fee is due at this time.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
===============================================================================

********************************************************************************
* A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH    *
* THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE.     *
* INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.          *
* THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR     *
* TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS    *
* SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO     *
* BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH    *
* SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION     *
* OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                *
********************************************************************************


                               MAGNA GROUP, INC.
                                  PROSPECTUS

                           ------------------------

                        HOMELAND BANKSHARES CORPORATION
                                PROXY STATEMENT

                           ------------------------

    This Prospectus of Magna Group, Inc., a Delaware corporation ("Magna"), relates to up to 5,038,934 shares of common stock, par value $2.00 per share ("Magna Common Stock"), and attached preferred share purchase rights (the "Rights"), of Magna (the Common Stock and Rights are collectively referred to herein as the "Magna Common Stock") to be issued to the shareholders of Homeland Bankshares Corporation, an Iowa corporation ("Homeland"), upon consummation of the proposed merger (the "Merger") of Homeland with and into HBC Acquisition Sub Inc., an Iowa corporation ("Merger Sub") and a wholly owned subsidiary of Magna. The Merger will be consummated pursuant to the Agreement and Plan of Reorganization, dated August 30, 1996, as amended November 19, 1996, by and between Magna and Homeland (the "Merger Agreement"), upon the terms and subject to the conditions thereof. This Prospectus also serves as the Proxy Statement of Homeland for use in connection with the solicitation of proxies by the Board of Directors of Homeland to be used at the Special Meeting of Shareholders of Homeland (the "Special Meeting") to be held on January 21, 1997, at 5:00 p.m., Central Time, at the office of Homeland Bank, N.A. located at 100 East Park Avenue, Waterloo, Iowa, to approve and adopt the Merger Agreement and Plan of Merger.

    Upon consummation of the Merger, among other things, all of the outstanding shares of Homeland common stock, par value $12.50 per share ("Homeland Common Stock") (other than shares held by Homeland, Magna or any of their respective wholly owned subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (collectively, "Treasury Shares"), all of which will be cancelled in the Merger, and other than shares held by shareholders of Homeland who exercise their dissenters' rights ("Dissenting Shares") under the Iowa Business Corporation Act (the "Iowa Act")), will be converted into either (i) a number (the "Exchange Ratio") of shares of Magna Common Stock determined as described in the Merger Agreement (the "Per Share Stock Consideration") or (ii) an amount in cash without interest determined as described in the Merger Agreement (the "Per Share Cash Consideration"). Cash will be paid in lieu of fractional shares. The actual Per Share Stock

                                            (Cover Page Continued on Next Page)

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
       BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMIS-
        SION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION, NOR
              HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
                   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                       PROXY STATEMENT/PROSPECTUS. ANY REPRE-
                           SENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

THE SHARES OF MAGNA COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
  DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND
      ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
         THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSUR-
               ANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                          --------------------------

 THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 12, 1996.

(Cover Page, Continued)

Consideration and the actual Per Share Cash Consideration each will be determined as of the end of the ten consecutive trading-day period (the "Valuation Period") during which shares of Magna Common Stock are traded on the New York Stock Exchange ("NYSE") ending on the tenth calendar day immediately prior to the anticipated effective time of the Merger (the "Effective Time") to equalize the value of the Per Share Stock Consideration and the Per Share Cash Consideration, all as more fully described herein. Each Homeland shareholder may elect to receive all Magna Common Stock, all cash, a mixture of 57% Magna Common Stock and 43% cash, or to make no election, subject to certain limitations more fully described herein. Regardless of whether Homeland shareholders elect to receive all Magna Common Stock, all cash or a combination of 57% Magna Common Stock and 43% cash, for each share of Homeland Common Stock held they will receive, subject to certain adjustments more fully described herein, a value in cash or stock (as measured during the Valuation Period) equal to the sum of (x) the product of the value of one share of Magna Common Stock (as determined during the Valuation Period) multiplied by 0.8835 plus (y) $16.125. For example, based on the average closing-sale prices for Magna Common Stock as reported on NYSE (as reported in The Wall Street Journal, Midwest edition, or in the absence thereof, by another authoritative source) (the "Average Closing Price") of $29.66, which represents the average closing price for the ten-day trading period ending immediately prior to the date of this Proxy Statement/Prospectus, a Homeland shareholder receiving all cash would receive $42.33 per share, a Homeland shareholder receiving all Magna Common Stock would receive 1.427 shares of Magna Common Stock and a Homeland shareholder receiving a mix of cash and Magna Common Stock would receive $18.20 and 0.813 shares of Magna Common Stock for each share of Homeland Common Stock, subject to the allocation procedures set forth below. Homeland shareholders electing to receive a mixture of Magna Common Stock and cash will receive 57% Magna Common Stock and 43% cash (as measured during the Valuation Period), subject to the allocation procedures described below. The mixture of 57% Magna Common Stock and 43% cash consideration is based on an initial exchange ratio of 1.55, the exchange ratio at the time the Merger Agreement was agreed to by Magna and Homeland, and was established to enable Homeland shareholders to elect to receive a combination of both stock and cash in the Merger. The merger consideration distributed to holders electing a mixture of cash and Magna Common Stock will remain at a fixed ratio of 57% Magna Common Stock and 43% cash based upon the value of the Magna Common Stock as measured during the Valuation Period and will not be adjusted for oversubscriptions unless Magna Common Stock is oversubscribed and adjustments to holders of Homeland Common Stock electing all Magna Common Stock and making no election do not alleviate the oversubscription. The ratio of the mixture of consideration provided to holders who elect to receive a mixture of stock and cash will not be altered based on the Average Closing Price of Magna Common Stock prior to Effective Time. See "TERMS OF THE PROPOSED MERGER--Merger Consideration" and "--Allocation." A table on page 15 of this Proxy Statement/Prospectus sets forth the amount of cash and the number of shares of Magna Common Stock to be issued in the Merger per share of Homeland Common Stock based on various Average Closing Prices and an assumed total number of shares of Homeland Common Stock outstanding during the Valuation Period. Shareholders are advised to obtain current market quotations for Magna Common Stock and Homeland Common Stock. Any Homeland shareholder wishing to estimate the current value of the consideration to be received per share of Homeland Common Stock, pursuant to the Merger, can obtain the current market price of a share of Magna Common Stock, as quoted on the NYSE, multiply that price by
0.8835 and add $16.125. In addition, shareholders may call the offices of Homeland at (319) 291-5260 or 1 (800) 568-5268 any time prior to the Special Meeting to obtain current market quotations for the common stock of Homeland and Magna and to ascertain the current value of the consideration to be paid for each share of Homeland Common Stock in the Merger. See "TERMS OF THE PROPOSED MERGER."

    Magna Common Stock is quoted on the NYSE under the symbol "MGR." On December 11, 1996, the last sale price of Magna Common Stock as reported on the NYSE was $29 1/4. Homeland Common Stock is quoted on the Nasdaq Stock Market National Market ("Nasdaq") under the symbol "HLND." On December 11, 1996, the last sale price for Homeland Common Stock as reported on the Nasdaq was $41 1/4.

    This Proxy Statement/Prospectus, the Letter to Homeland Shareholders, the Notice of Special Meeting and the form of proxy are first being mailed to the shareholders of Homeland on or about December 16, 1996.

                             AVAILABLE INFORMATION

    Each of Magna and Homeland is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning either Magna or Homeland can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. Magna Common Stock is quoted on the NYSE, and such reports, proxy statements and other information concerning Magna are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, NY 10005. Homeland Common Stock is quoted on the Nasdaq, and such reports, proxy statements and other information concerning Homeland are available for inspection and copying at the Public Reference section of the Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (together with any amendments thereto, the "Registration Statement") covering the securities offered hereby which has been filed by Magna with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to Magna and the securities offered hereby. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus provide a fair summary of the contents of any contract or other document referenced herein or therein but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN OR IN SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE
FOLLOWING:

     MAGNA DOCUMENTS                              HOMELAND DOCUMENTS
     ---------------                              ------------------
Gary D. Hemmer                                 Robert S. Kahler
Executive Vice President,                      Executive Vice President and
  Administration                                 Chief Financial Officer
Magna Group, Inc.                              Homeland Bankshares Corporation
One Magna Place                                229 East Park Avenue
1401 South Brentwood Boulevard                 Waterloo, Iowa 50704-5300
St. Louis, Missouri 63166-1401                 (319) 291-5260
(314) 963-3016

    IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN JANUARY 14, 1997.

    The following documents filed with the Commission by Magna under the Exchange Act are incorporated herein by reference:

        (a) Magna's Annual Report on Form 10-K (Commission File No. 0-8234) for the year ended December 31, 1995 (the "1995 Magna Form 10-K").

        (b) Magna's Quarterly Reports on Form 10-Q (Commission File No. 0-8234) for the quarters ended March 31, June 30 and September 30, 1996.

        (c) The information contained in Magna's Proxy Statement dated March
            29, 1996 for its Annual Meeting of Shareholders held on May 1, 1996 that has been incorporated by reference in the 1995 Magna Form 10-K.

        (d) Magna's Current Report on Form 8-K (Commission File No. 0-8234) dated August 30, 1996.

        (e) The description of the Rights set forth in Item 1 of Magna's Registration Statement on Form 8-A (Commission File No. 0-8234), dated November 11, 1988, and any amendment or report filed for the purpose of updating such description.

    The following documents filed with the Commission by Homeland under the Exchange Act are incorporated herein by reference:

        (a) Homeland's Annual Report on Form 10-K (Commission File No. 0-14507) for the year ended December 31, 1995 (the "1995 Homeland Form 10-K").

        (b) Homeland's Quarterly Reports on Form 10-Q (Commission File No. 0-14507) for the quarters ended March 31, June 30 and September 30, 1996.

        (c) The information contained in Homeland's Proxy Statement dated March 19, 1996 for its Annual Meeting of Shareholders held on April 16, 1996 that has been incorporated by reference in the 1995 Homeland Form 10-K.

        (d) Homeland's Current Report on Form 8-K (Commission File No. 0-14507) dated August 30, 1996.

    All documents filed with the Commission by Magna or Homeland pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to Magna and Homeland contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MAGNA OR HOMELAND. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH IT RELATES SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MAGNA OR HOMELAND OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF MAGNA FOLLOWING THE CONSUMMATION OF THE MERGER. SEE "BACKGROUND AND REASONS
FOR THE MERGER; HOMELAND BOARD RECOMMENDATION," "OPINION OF HOMELAND'S FINANCIAL ADVISOR" AND "PRO FORMA COMBINED FINANCIAL INFORMATION." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING
POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF MAGNA AND HOMELAND ARE GREATER THAN EXPECTED;
(5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS MORE THAN PLANNED;
(6) THE IMPACT OF REGULATORY CHANGES IS OTHER THAN AS EXPECTED; AND (7) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN A DETERIORATION OF CREDIT QUALITY.

                       TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
AVAILABLE INFORMATION......................................          i

INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE.................................         ii

SUMMARY INFORMATION........................................          1
    Business of Magna......................................          1
    Business of Merger Sub.................................          1
    Business of Homeland...................................          1
    Special Meeting of Homeland Shareholders...............          2
    The Proposed Merger....................................          2
    Stock Option Agreement.................................          5
    Reasons for the Merger; Homeland Board
      Recommendation.......................................          5
    Opinion of Homeland's Financial Advisor................          5
    Interests of Certain Persons in the Merger and
      Potential Conflicts of Interest......................          5
    Regulatory Approval....................................          6
    Waiver and Amendment...................................          6
    Accounting Treatment...................................          6
    Employee Stock Options.................................          6
    Federal Income Tax Consequences in General.............          7
    Dissenters' Rights.....................................          7
    Market and Market Prices...............................          7
    Comparative Unaudited Per Share Data...................          8
    Selected Financial Data................................          9

INFORMATION REGARDING SPECIAL MEETING......................         12
    General................................................         12
    Date, Time and Place...................................         12
    Record Date; Vote Required.............................         12
    Voting and Revocation of Proxies.......................         12
    Solicitation of Proxies................................         13

TERMS OF THE PROPOSED MERGER...............................         14
    The Merger.............................................         14
    Merger Consideration...................................         14
    Closing and Effective Time.............................         16
    Election Procedures....................................         16
    Allocation.............................................         18
    Surrender of Homeland Stock Certificates and Receipt of
      Magna Common Stock...................................         19
    Fractional Shares......................................         20
    Stock Option Agreement.................................         20
    Background and Reasons for the Merger; Homeland Board
      Recommendation.......................................         21
    Opinion of Homeland's Financial Advisor................         24
    Interests of Certain Persons in the Merger and
      Potential Conflicts of Interest......................         28
    Conditions of the Merger...............................         28
    Termination of the Merger Agreement....................         29
    Regulatory Approval....................................         30

                                                                   PAGE
                                                                   ----
    Business Pending the Merger............................         31
    Waiver and Amendment...................................         32
    Accounting Treatment...................................         33
    Management and Operations After the Merger.............         33
    Employee Benefits......................................         33

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......         33

DISSENTERS' RIGHTS OF SHAREHOLDERS OF HOMELAND.............         37

PRO FORMA FINANCIAL INFORMATION............................         38
    Comparative Unaudited Per Share Data...................         38
    Pro Forma Combined Consolidated Financial Statements
      (Unaudited)..........................................         39

INFORMATION REGARDING MAGNA STOCK..........................         45
    General................................................         45
    Preferred Stock........................................         45
    Description of Magna Common Stock and Attached
      Preferred Share Purchase Rights......................         45
    Reservation of Shares..................................         47
    Restrictions on Resale of Magna Capital Stock by
      Affiliates; Affiliate Agreements.....................         47
    Comparison of the Rights of Shareholders of Magna and
      Homeland.............................................         47

SUPERVISION AND REGULATION.................................         49
    General................................................         49
    Certain Transactions with Affiliates...................         49
    Payment of Dividends...................................         49
    Capital Adequacy.......................................         50
    Support of Subsidiary Banks............................         50
    Liability of Commonly Controlled Institutions..........         51
    FDIC Insurance.........................................         51
    Interstate Banking and Other Recent Legislation........         52

LEGAL MATTERS..............................................         53

EXPERTS....................................................         53

OTHER MATTERS..............................................         54

STOCKHOLDER PROPOSALS......................................         54

ANNEXES

  Annex A--Opinion of The Chicago Corporation, dated
           August 30, 1996.................................        A-1

  Annex B--Dissenters' Rights Provisions under the Iowa
           Business Corporation Act........................        B-1

  Annex C--Agreement and Plan of Reorganization............        C-1

  Annex D--Amendment to Agreement and Plan of
           Reorganization..................................        D-1

  Annex E--Stock Option Agreement..........................        E-1

                              SUMMARY INFORMATION

    The following is a summary of certain terms of the Merger Agreement and related information discussed elsewhere in this Proxy Statement/Prospectus, is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement/Prospectus and the documents incorporated herein by reference. As used in this Proxy Statement/Prospectus, the terms "Magna" and "Homeland" refer to such corporations, respectively, and, where the context requires, such corporations and their respective subsidiaries on a consolidated basis. Shareholders of Homeland are urged to read and consider carefully all of the information contained or incorporated by reference in this Proxy Statement/Prospectus and the annexes hereto. All information concerning Magna included in this Proxy Statement/Prospectus has been furnished by Magna and all information concerning Homeland included in this Proxy Statement/Prospectus has been furnished by Homeland. Neither Magna nor Homeland warrants the accuracy or completeness of information relating to the other.

BUSINESS OF MAGNA

    Magna, a Delaware corporation, was organized in 1974 and is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended ("BHCA"). Magna currently owns, indirectly, all of the capital stock of Magna Bank, National Association, a national banking association which operates over 100 community banking locations serving Missouri and Illinois. Magna also owns Magna Trust Company and certain brokerage, insurance and investment subsidiaries. Based on a deposit market share, Magna is the third largest banking institution in the St. Louis metropolitan area and ranks as the 95th largest bank holding company in the country.

    Magna primarily serves consumers and small- to mid-sized businesses in its markets as a "super community bank," a company whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality and offers a broad product line that permits a full-service customer relationship. As of September 30, 1996, Magna reported, on a consolidated basis, total assets of $5.4 billion, total deposits of $4.2 billion, total loans of $3.4 billion and shareholders' equity of $460 million.

    Magna's principal executive offices are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401 and its telephone number is (314) 963-2500.

    For additional information, see "TERMS OF THE PROPOSED MERGER," "SUPERVISION AND REGULATION," "PRO FORMA FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

BUSINESS OF MERGER SUB

    Merger Sub, an Iowa corporation, was organized in 1996 as a wholly owned subsidiary of Magna. Upon consummation of the Merger, Merger Sub will be a registered bank holding company under the BHCA. Merger Sub will be the surviving corporation upon consummation of the Merger.

    The principal executive offices of Merger Sub are located at One Magna Place, 1401 Brentwood Boulevard, St. Louis, Missouri 63144-1401 and its telephone number is (314) 963-2500.

BUSINESS OF HOMELAND

    Homeland, an Iowa corporation, was organized in 1981 and is a registered bank holding company under the BHCA. From 1981 until 1994, Homeland was known as "Iowa National Bankshares Corp." Homeland operates four wholly owned commercial banks, one wholly owned savings and loan association, and three indirect, wholly owned subsidiaries which provide retail financial services.

    Based on total assets, at December 1995, Homeland was the second largest bank holding company headquartered in Iowa, and the seventh largest bank holding company conducting business in Iowa. As of September 30, 1996, Homeland reported, on a consolidated basis, total assets of $1.2 billion, total deposits of $938 million, total loans of $895 million and shareholders' equity of $131 million.

    Homeland's principal executive offices are located at 229 East Park Avenue, Waterloo, Iowa 50704 and its telephone number is (319) 291-5260.

    For additional information, see "TERMS OF THE PROPOSED MERGER," "SUPERVISION AND REGULATION," "PRO FORMA FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

SPECIAL MEETING OF HOMELAND SHAREHOLDERS

    The Special Meeting will be held at the office of Homeland Bank, N.A. located at 100 East Park Avenue, Waterloo, Iowa, on January 21, 1997, at 5:00 p.m., Central Time, at which the shareholders of Homeland will consider and vote on a proposal to approve and adopt the Merger Agreement and will transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Approval by Homeland shareholders of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Homeland Common Stock entitled to vote at the meeting. Only holders of record of Homeland Common Stock at the close of business on December 7, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were 5,703,378 shares of Homeland Common Stock outstanding held by approximately 1,700 holders of record. See "INFORMATION REGARDING SPECIAL MEETING."

    As of the Record Date, directors and executive officers of Homeland and certain of their affiliates owned beneficially an aggregate of 245,374 shares of Homeland Common Stock, or approximately 4.30% of the shares entitled to vote at the Special Meeting. All of Homeland's directors have indicated their intention to vote their shares of Homeland Common Stock for the approval of the Merger Agreement.

    Any shareholder of Homeland giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of Homeland wishing to revoke a proxy prior to the vote may do so by delivering to UMB Bank, N.A., P.O. Box 410064, Kansas City, Missouri 64141-0064, the depository for proxies of Homeland ("UMB Bank"), a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    THE BOARD OF DIRECTORS OF HOMELAND HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF HOMELAND AND ITS SHAREHOLDERS. ACCORDINGLY, THE HOMELAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOMELAND SHAREHOLDERS VOTE FOR THE
                                                                 ---
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE PROPOSED MERGER

    The Merger. Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement described below, Homeland will merge with and into Merger Sub. Upon consummation of the Merger, Homeland's corporate existence will terminate, with Merger Sub continuing as the surviving corporation.

    Merger Consideration. In the Merger, subject to the election and allocation procedures described below, all outstanding shares of Homeland Common Stock (other than Dissenting Shares and Treasury Shares) will be converted into either: (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration. The actual Per Share Stock Consideration will be determined as of the end of the Valuation Period by adjusting the number of shares of Magna Common Stock to be exchanged for each share of Homeland Common Stock such that the product of such number (rounded to the nearest 1/1000th of a share) and the Average Closing Price will equal the Average Per Share Consideration. The Per Share Cash Consideration will be adjusted to equal the Average Per Share Consideration. Because the Per Share Stock Consideration and the Per Share
Cash Consideration will be determined based on closing prices of Magna Common Stock following the Special Meeting, at the time of the Special Meeting Homeland shareholders will not be able to determine precisely the value of the consideration or the number of shares of Magna Common Stock to be received per share of Homeland Common Stock.

    The following terms have the following definitions:

    "Average Per Share Consideration" means the Aggregate Consideration divided by the Valuation Period Share Number (rounded to the nearest cent).

    "Aggregate Consideration" means the sum of (x) the product of 1.55 times the Average Closing Price times 0.57 times the Valuation Period Share Number and (y) $37.50 times 0.43 times the Valuation Period Share Number.

    "Valuation Period Share Number" means the total number of shares of Homeland Common Stock outstanding (other than Treasury Shares) on the last day of the Valuation Period.

    Regardless of whether Homeland shareholders elect to receive all Magna Common Stock, all cash or a combination, for each share of Homeland Common
Stock held they will receive, subject to certain adjustments more fully described herein, a value in cash or stock (as measured during the Valuation Period) equal to the sum of (x) the product of the value of one share of Magna Common Stock (as determined during the Valuation Period) multiplied by 0.8835 plus (y) $16.125. A table on page 15 of this Proxy Statement/Prospectus sets forth, based on various Average Closing Prices, the Per Share Stock Consideration and the value of such consideration based on such Average Closing Price, the Per Share Cash Consideration, and the percentages of shares of Homeland Common Stock that would be converted into Magna Common Stock and cash. For example, based on the Average Closing Price of Magna Common Stock of
$29.66, which represents the Average Closing Price for the ten-day trading period ending immediately prior to the date of this Proxy Statement/Prospectus, a Homeland shareholder receiving all cash would receive $42.33 per share, a Homeland shareholder receiving all Magna Common Stock would receive 1.427 shares of Magna Common Stock and a Homeland shareholder receiving a mix of cash and Magna Common Stock would receive $18.20 and 0.813 shares of Magna Common Stock for each share of Homeland Common Stock, subject to certain allocation procedures set forth below. Shareholders are advised to obtain current market quotations for Magna Common Stock and Homeland Common Stock. See "TERMS OF THE PROPOSED MERGER--Merger Consideration" and "--Allocation."

    Election and Allocation Procedures. Each Homeland shareholder may elect to receive all Magna Common Stock, all cash, a mixture of stock and cash, or make no election, subject to certain limitations.

    At least thirty days prior to the anticipated Effective Time, Magna Trust Company, which has been appointed the exchange agent (the "Exchange Agent"), will send to each Homeland shareholder who is a shareholder of record as of five business days prior to such date an election form (the "Election Form") to be used by each such shareholder to elect to receive in the Merger either all Magna Common Stock, all cash, or a mixture of 57% Magna Common Stock and 43% cash in respect of such shareholder's shares of Homeland Common Stock.

    Under the Merger Agreement, the maximum aggregate number of shares of Magna Common Stock that will be issued in the Merger (the "Stock Amount") is 5,038,934. In the event one type of consideration is oversubscribed, a pro rata reduction in that type of consideration will be made among shareholders electing solely that type of consideration such that the aggregate of that type of consideration distributed equals the available amount. The remainder of the merger consideration will be distributed according to the shareholder's election. The mixture of 57% Magna Common Stock and 43% cash consideration is based on an initial exchange ratio of 1.55, the exchange ratio at the time the Merger Agreement was agreed to by Magna and Homeland, and was established to enable Homeland shareholders to elect to receive a combination of both stock and cash in the Merger. The merger consideration distributed to holders electing a mixture of 57% Magna Common Stock and 43% cash will remain at a fixed ratio of 57% Magna Common Stock and 43% cash based upon the value of the Magna Common Stock as measured during the Valuation Period and will not be adjusted for oversubscriptions unless Magna Common Stock is oversubscribed and adjustments to holders of Homeland Common Stock electing all Magna Common Stock and making no election does not alleviate the oversubscription. The ratio of the mixture of consideration provided to holders who elect to receive a mixture of stock and cash will not be altered based on the Average Closing Price of Magna Common Stock prior to Effective Time. Homeland shareholders who do not timely submit properly completed Election Forms by 5:00 p.m. on the fifth day prior to the anticipated Effective Time will be deemed to have made no election as to whether they receive cash or shares of Magna Common Stock in the Merger. See "TERMS OF THE PROPOSED MERGER--Election Procedures" and "--Allocation."

    BECAUSE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF MAGNA COMMON STOCK TO BE ISSUED IN THE MERGER IS FIXED, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN HOMELAND SHAREHOLDER WILL BE HONORED. THEREFORE, HOMELAND SHAREHOLDERS MAY NOT RECEIVE PRECISELY THE FORM OF CONSIDERATION REQUESTED. SEE "TERMS OF THE PROPOSED MERGER--ELECTION PROCEDURES." AS A RESULT OF THE ALLOCATION PROCEDURES TO BE EMPLOYED IN THE EVENT EITHER MAGNA COMMON STOCK OR CASH IS OVERSUBSCRIBED, THERE IS A GREATER LIKELIHOOD THAT HOMELAND SHAREHOLDERS ELECTING TO RECEIVE A MIXTURE OF MAGNA COMMON STOCK AND CASH RATHER THAN THOSE ELECTING TO RECEIVE ALL MAGNA COMMON STOCK OR ALL CASH WILL RECEIVE THE CONSIDERATION REQUESTED. SEE "TERMS OF THE PROPOSED MERGER--ALLOCATION." IN THE EVENT A HOLDER OF HOMELAND COMMON STOCK RECEIVES BOTH MAGNA COMMON STOCK AND CASH, THE RECEIPT OF CASH COULD BE SUBJECT TO TAX AS A DIVIDEND. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

    Conditions. Consummation of the Merger is subject to certain terms and conditions, including, among other things, the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Homeland Common Stock entitled to vote at the Special Meeting and receipt of all requisite regulatory approvals. See "TERMS OF THE PROPOSED MERGER--Conditions of the Merger" and "--Regulatory Approval."

    Closing and Effective Time. Unless the parties otherwise agree, the Closing (the "Closing") will take place at 10:00 a.m., local time, on the date (the "Closing Date") on which the Effective Time of the Merger occurs, which shall be such date as Magna notifies Homeland in writing but (i) not earlier than the approval by Homeland shareholders of the Merger Agreement and the receipt of all requisite regulatory approvals (the "Approval Date"), and (ii) subject to clause (i), not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. The Approval Date may not be earlier than January 1, 1997. It is currently anticipated that the Effective Time will occur during the first quarter of 1997 assuming the Merger Agreement is approved at the Special Meeting and should occur no earlier than 30 days and no later than 75 days following the date of the Special Meeting. See "TERMS OF THE PROPOSED MERGER--Closing and Effective Time."

    Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or by either party upon the occurrence of certain events, including if the Merger is not consummated by June 30, 1997. The Merger Agreement also may be terminated by the Board of Directors of Homeland within five days of the last day of the Valuation Period, if (x) the average closing sale price of Magna Common Stock as reported by the NYSE during the Valuation Period (the "Valuation Price") shall be less than $20 and the Valuation Price shall have declined by 15% or more during such Valuation Period compared to a defined index of comparable bank stocks. Thus, even should the Valuation Price decline below $20, Homeland may not have the right to terminate the Merger Agreement. See "TERMS OF THE PROPOSED MERGER-- Termination of the Merger Agreement."

    In the event that the Valuation Price shall have declined below $20 and by 15 percent more than the defined index, the Board of Directors of Homeland will review all of the circumstances believed to have caused such decline and determine at that time whether to proceed with the transaction or terminate the Merger Agreement. Consistent with the exercise of the Board's fiduciary duties, should the Board determine, based on its analysis of the causes of such decline in the Valuation Price, that it is in the best interests of Homeland shareholders to proceed with the Merger, the Board does have the ability under the Agreement and applicable law to complete the transaction without further shareholder approval; however, the Board may also determine, if appropriate, to resubmit the proposal to Homeland shareholders.

    Fractional Shares. No fractional shares of Magna Common Stock will be issued to Homeland shareholders in connection with the Merger. Upon consummation of the Merger, each former holder of Homeland Common Stock who otherwise would have been entitled to receive a fraction of a share of Magna Common Stock shall be entitled to receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of Magna Common Stock on the last business day preceding the Effective Time. Cash received by Homeland shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

STOCK OPTION AGREEMENT

    In connection with the execution of the Merger Agreement, Magna and Homeland entered into a stock option agreement, dated August 30, 1996 (the "Stock Option Agreement"), pursuant to which Homeland has issued Magna an option (the "Option") to purchase up to 1,134,972 shares of Homeland Common Stock (or 19.9% of the outstanding shares of Homeland Common Stock as of the Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $34 per share. The Option is exercisable upon the occurrence of certain events and provides Magna the right, under certain circumstances, to require Homeland to purchase for cash the unexercised portion of the Option and all shares of Homeland Common Stock purchased by Magna pursuant thereto. The Option, which Magna required that Homeland grant as a condition to Magna's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger. See "TERMS OF THE PROPOSED MERGER--Stock Option Agreement."

REASONS FOR THE MERGER; HOMELAND BOARD RECOMMENDATION

    The Board of Directors of Homeland has determined that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of Homeland and its shareholders. Accordingly, Homeland's Board of Directors unanimously recommends that Homeland shareholders vote FOR the
                                                                 ---
approval and adoption of the Merger Agreement.

    The recommendation of Homeland's Board of Directors is based upon a number of factors, including, but not limited to, the financial terms of the Merger, information concerning the business, financial condition, results of operations, and prospects of Magna and Homeland, the value anticipated to be received by Homeland shareholders in the Merger in relation to the historical trading prices of Homeland Common Stock, similarities between the community banking philosophies of Homeland and Magna, potential enhancement of customer services, increased ability to deal with future technological challenges, and the financial advice and opinion rendered by Homeland's financial advisor, The Chicago Corporation ("TCC").

    See "TERMS OF THE PROPOSED MERGER--Background and Reasons for the Merger; Homeland Board Recommendation--Opinion of Homeland's Financial Advisor."

OPINION OF HOMELAND'S FINANCIAL ADVISOR

    TCC, Homeland's financial advisor, has delivered its written opinion to the Board of Directors of Homeland stating that the consideration to be paid by Magna pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Homeland Common Stock. The full text of the written opinion of TCC, which sets forth the assumptions made, the procedures followed, the matters considered and the limits on the review undertaken by TCC, is attached as Annex A to this Proxy Statement/Prospectus and holders of Homeland Common
   -------
Stock are urged to read carefully the opinion in its entirety. See "TERMS OF THE PROPOSED MERGER--Opinion of Homeland's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND POTENTIAL CONFLICTS OF INTEREST

    In considering the recommendation of the Board of Directors of Homeland with respect to the Merger Agreement, Homeland shareholders should be aware that certain executive officers and directors of Homeland (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Homeland shareholders generally. The Board of Directors of Homeland was aware of these interests and took these interests into account in adopting the Merger Agreement.

    Change of Control Agreements. All change of control agreements with Homeland employees in effect prior to the date of the Merger Agreement and previously disclosed to Magna will be honored by Magna in accordance with their terms; provided, however, that certain named executives may surrender their existing change of control agreements in exchange for (i) Magna change of control or employment agreements, and (ii) awards of restricted stock with a value of one times Annualized Includible Compensation (as defined in the applicable agreement) vesting ratably over five years, with accelerated vesting if terminated without Cause or as result of a Change of Control (each as defined in the applicable agreement) of Magna. As of the date of this Proxy Statement/Prospectus, none of the employees of Homeland who currently have change of control agreements (which, if honored, would provide payments from 1.5 to 2.5 times Annualized Includable Compensation for those subject to said agreements) has entered into an employment or change of control agreement with Magna, although several are considering proposals. In addition, Erl A. Schmiesing, currently the Chairman, President and Chief Executive Officer of Homeland, and Douglas K. Shull, currently a Homeland director, will be proposed for election to the Board of Directors of Magna and, if elected, will each receive an annual retainer of $8,000 plus $1,000 for each meeting attended, which is the same amount currently paid by Magna to its existing directors. It is intended that Mr. Schmiesing will serve on the Board of Directors of Magna for three years following the Closing Date.

    Indemnification. In the Merger Agreement, Magna agreed that the Merger will not affect or diminish any of Homeland's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Homeland or its subsidiaries arising by virtue of their respective articles of incorporation or bylaws in the form in effect on August 30, 1996, or arising by operation of law or by virtue of any contract, resolution or other agreement or document existing on August 30, 1996, and Magna agreed to use its reasonable best efforts to assume such duties and obligations of indemnification in order that such duties and obligations will continue in full force and effect for so long as they would (but for the Merger) otherwise survive.

    Other Interests. Certain executive officers, including certain directors, of Homeland currently hold Homeland employee stock options which will be converted at the Effective Time into rights with respect to Magna Common Stock.

    See "TERMS OF THE PROPOSED MERGER--Interests of Certain Persons in the Merger and Potential Conflicts of Interest" and "--Employee Benefits."

REGULATORY APPROVAL

    The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA and of the Superintendent of the Banking Division of the State of Iowa (the "State Bank Regulator"). Applications for such approval have been or will be filed. There can be no assurance that any necessary regulatory approval or action will be received or taken or as to the timing of such approval or action. See
"TERMS OF THE PROPOSED MERGER--Regulatory Approval."

WAIVER AND AMENDMENT

    Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by or on behalf of the Boards of Directors of Magna and Homeland at any time before or after approval of the Merger Agreement by the shareholders of Homeland, by an instrument in writing signed on behalf of each party; provided that, after any such approval by the shareholders of Homeland, no such modification may alter or change the amount or kind of consideration to be received by holders of Homeland Common Stock in the Merger.

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for under the purchase method of accounting. See "TERMS OF THE PROPOSED MERGER--Accounting Treatment."

EMPLOYEE STOCK OPTIONS

    At the Effective Time, all rights with respect to Homeland Common Stock pursuant to Homeland employee stock options that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to Magna Common Stock, and Magna will assume each Homeland employee stock option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Homeland employee stock option assumed by Magna will be exercisable solely for shares of Magna Common Stock, (ii) the number of shares of Magna Common Stock subject to each Homeland employee stock option will be equal to the number of shares of Homeland Common Stock subject to such Homeland employee stock option immediately prior to the Effective Time multiplied by the

Exchange Ratio and (iii) the per share exercise price under each Homeland employee stock option will be adjusted by dividing the per share exercise price under such Homeland employee stock option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Homeland employee stock option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption will be undertaken in a manner that will not constitute a "modification" as defined in the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), as to any Homeland employee stock option that is an "incentive stock option."

    Certain executive officers, including certain directors, of Homeland currently hold Homeland employee stock options which will be converted into rights with respect to Magna Common Stock as described above.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

    Wachtell, Lipton, Rosen & Katz, special counsel to Magna, and Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C. counsel to Homeland, have delivered their opinions that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by Magna and Homeland, no gain or loss will be recognized by Homeland or Magna as a result of the Merger, and Homeland shareholders will recognize no gain or loss as a result of the exchange of their Homeland Common Stock solely for shares of Magna Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any. If the consideration received in the Merger by a Homeland shareholder consists entirely of cash, such shareholder should realize and recognize a taxable gain or loss, represented by the difference between such shareholder's adjusted basis in the Homeland Common Stock surrendered and the amount of cash received. EACH HOMELAND SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

DISSENTERS' RIGHTS

    Under the Iowa Act, a holder of shares of Homeland Common Stock may, in lieu of the consideration such shareholder would otherwise receive in the Merger, seek payment of the "fair value" of such shares and receive payment of such fair value in cash if the Merger is consummated by following certain procedures set forth in Division XIII of the Iowa Act, the text of which is attached as Annex B to this Proxy Statement/Prospectus. Failure to follow such
            -------
procedures may result in a loss of such shareholder's dissenters' rights. Any Homeland shareholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "DISSENTERS' RIGHTS OF SHAREHOLDERS OF HOMELAND."

MARKET AND MARKET PRICES

    Magna Common Stock is currently quoted on the NYSE under the symbol
"MGR." On August 30, 1996, the last full trading day preceding public announcement of the Merger, the last sale price of Magna Common Stock was $24 7/8 per share as reported on the Nasdaq on which Magna Common Stock was quoted prior to listing on the NYSE on November 20, 1996. On December 11, 1996, the most recent practicable date prior to the mailing of this Proxy Statement/ Prospectus, the last sale price of Magna Common Stock was $29 1/4 per share as reported on the NYSE. In the fourth quarter of 1996 (up to the date of this Proxy Statement/Prospectus), the trading price for Magna Common Stock has ranged from $26 to $31 1/4 per share.

    Homeland Common Stock is currently quoted on the Nasdaq under the symbol "HLND." On August 30, 1996, the last sale price of Homeland Common Stock was $34 per share as reported on the Nasdaq. Based upon the price of Magna Common Stock of $24 7/8 per share on August 30, 1996, on an equivalent per share basis, the value of each share of Homeland Common Stock on such date was $38.10, based upon the applicable Exchange Ratio of 1.532. On December 11, 1996 the last sale price of Homeland Common Stock was $41 1/4 per share as reported on the Nasdaq.

    Shareholders are advised to obtain current market quotations for Magna Common Stock and Homeland Common Stock. Any Homeland shareholder wishing to estimate the current value of the consideration to be received per share of Homeland Common Stock, pursuant to the Merger, can obtain the current market price of a share of Magna Common Stock, as quoted on the NYSE, multiply that price by 0.8835 and add $16.125. In addition, shareholders may call the offices of Homeland at (319) 291-5260 or 1 (800) 568-5268 at any time prior to the Special Meeting to obtain current market quotations for the common stock of Homeland and Magna and to ascertain the current value of the consideration to be paid for each share of Homeland Common Stock in the Merger. There can be no assurance as to the market price of Magna Common Stock or Homeland Common Stock before, at, or, in the case of Magna Common Stock, after, the Effective Time. The following table sets forth for the periods indicated the high and low last sale prices (as reported on the Nasdaq or NYSE, as applicable) and per share cash dividend declared with respect to Magna Common Stock and Homeland Common Stock.

                                                               MAGNA                               HOMELAND
                                                            COMMON STOCK             CASH        COMMON STOCK             CASH
                                                           ---------------         DIVIDEND     --------------          DIVIDEND
                                                           HIGH        LOW         DECLARED     HIGH       LOW          DECLARED
                                                           ----        ---         --------     ----       ---          --------
1994
First Quarter..........................................    $20 1/2  $18 1/8          $.19       $25 1/2  $23              $.21
Second Quarter.........................................     20 3/8   17 5/8           .19        25       23               .21
Third Quarter..........................................     21 3/8   19               .19        25       23 1/2           .21
Fourth Quarter.........................................     21 1/2   16 3/4           .19        24 1/4   22 1/4           .21

1995
First Quarter..........................................    $20 3/4  $17 1/8          $.20       $23 3/4  $21              $.21
Second Quarter.........................................     22 1/2   20               .20        24       20 3/4           .22
Third Quarter..........................................     25 1/2   21               .20        29 3/4   23 1/4           .22
Fourth Quarter.........................................     26 3/8   23               .20        29 7/8   27 1/2           .22

1996
First Quarter..........................................    $24      $21 7/8          $.22       $29 3/4  $26 7/8          $.22
Second Quarter.........................................     24 1/2   21 3/4           .22        33 3/4   29               .23
Third Quarter..........................................     28 1/8   22               .22        38 1/2   33               .23
Fourth Quarter (through December 11, 1996).............    $30 1/2   26 3/8           .22        41 3/4   37 1/2           .23

    The shares of Magna Common Stock to be issued in the Merger will be listed on the NYSE.

    Magna's Board of Directors has heretofore declared a regular quarterly cash dividend of $.22 per share on shares of Magna Common Stock, payable on December 10, 1996 to holders of record on November 15, 1996. The Board of Directors of Magna intends to maintain its present policy of paying quarterly cash dividends on the Magna Common Stock, when justified by the financial condition of Magna and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including Magna's earnings, financial condition and capital requirements as well as on regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. See "INFORMATION REGARDING MAGNA STOCK-- Description of Magna Common Stock and Attached Preferred Share Purchase Rights--Dividends."

    Pursuant to the Merger Agreement, Homeland has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Homeland will not declare, set aside or pay any dividends or other distributions on the Homeland Common Stock, except that Homeland may declare and pay regular quarterly cash dividends of not more than $.23 per share on the Homeland Common Stock provided that, Homeland may not declare or pay any dividends on Homeland Common Stock for any period in which its shareholders will be entitled to receive any regular quarterly dividend on the shares of Magna Common Stock to be issued in the Merger.

    The Board of Directors of Homeland has heretofore declared a regular quarterly cash dividend of $.23 per share on shares of Homeland Common Stock, payable on November 13, 1996 to holders of record on October 30, 1996.

COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth for the periods indicated selected historical per share data of Magna and Homeland and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed
Merger. The data presented is based upon the supplemental consolidated financial statements and related
                                       8
notes of Magna and the consolidated financial statements and related notes of Homeland included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/ Prospectus. See "PRO FORMA FINANCIAL INFORMATION." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                                                                  MAGNA/HOMELAND      MAGNA/HOMELAND
                                                                  MAGNA           HOMELAND          PRO FORMA            PRO FORMA
                                                                HISTORICAL       HISTORICAL        COMBINED<F1>       EQUIVALENT<F2>
                                                                ----------       ----------       --------------      --------------
Book Value Per Common Share:
    September 30, 1996....................................        $16.39           $22.98             $17.40               $26.97
    December 31, 1995.....................................         15.93            22.18              17.00                26.35

Cash Dividends Declared Per Common Share:
    Nine months ended September 30, 1996..................           .66              .68                .66                 1.02
    Year ended December 31, 1995..........................           .80              .87                .80                 1.24

Fully Diluted Net Income Per Share:
    Nine months ended September 30, 1996..................          1.59             1.74               1.48                 2.29
    Year ended December 31, 1995..........................          1.80             2.37               1.70                 2.64

Market Price Per Common Share:
    August 30, 1996<F3>...................................         24.88            34.00
    December 11, 1996<F3>.................................         29.25            41.25

--------

<F1> Includes the effect of pro forma adjustments for the Merger. See "PRO
     FORMA FINANCIAL INFORMATION."

<F2> Based upon the pro forma combined per share amounts multiplied by an assumed Exchange Ratio of 1.55, which Exchange Ratio is subject to adjustment. See "PRO FORMA FINANCIAL INFORMATION."

<F3> The market values of Magna Common Stock and Homeland Common Stock were determined as of the last trading day preceding the public announcement of the Merger and as of the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus based on the last sales price as reported on the Nasdaq or the NYSE, as applicable.

SELECTED FINANCIAL DATA

    The following tables set forth for the periods indicated certain selected historical consolidated financial information for Magna and Homeland.

    The historical balance sheet data and income statement data included in the selected financial data for the periods indicated are derived from financial statements of Magna and Homeland as of and for such periods. These data include all adjustments which are, in the opinion of the respective managements of Magna and Homeland, necessary to present a fair statement of the results of these periods and all such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results for the entire year.

    The following information should be read in conjunction with the consolidated financial statements of Magna and Homeland, and the related notes thereto, included in documents incorporated herein by reference and in conjunction with the unaudited pro forma combined consolidated financial information, including notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                                                         MAGNA GROUP, INC.

                                                      SELECTED FINANCIAL DATA
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     NINE MONTHS ENDED
                                        SEPTEMBER 30
                                        (UNAUDITED)                                   YEAR ENDED DECEMBER 31
                                    -------------------           -------------------------------------------------------------
                                    1996           1995           1995           1994           1993         1992<F3>      1991
                                    ----           ----           ----           ----           ----         --------      ----
EARNINGS (THOUSANDS)
    Interest income...........  $   288,274     $  255,769     $  347,168     $  289,561     $  244,288     $  274,312   $  197,714
    Interest expense..........      143,141        119,455        164,317        116,742         99,025        127,539      108,627
                                -----------     ----------     ----------     ----------     ----------     ----------   ----------
    Net interest income.......      145,133        136,314        182,851        172,819        145,263        146,773       89,087
    Provision for loan
      losses..................        7,781          7,491          9,992          4,900          9,589         20,544       29,468
                                -----------     ----------     ----------     ----------     ----------     ----------   ----------
    Net interest income after
      provision for loan
      losses..................      137,352        128,823        172,859        167,919        135,674        126,229       59,619
    Noninterest income........       37,316         35,302         47,863         47,503         45,840         38,184       21,936
    Noninterest expense.......      104,169        110,110        146,217        150,213        131,321        129,767       78,127
    Income tax expense
      (benefit)...............       24,271         16,846         23,283         20,179         12,706          5,539         (410)
    Extraordinary item less
      applicable tax..........           --             --             --             --             --           (830)          --
    Cumulative effect
      adjustment of accounting
      change..................           --             --             --             --             --          1,915           --
                                -----------     ----------     ----------     ----------     ----------     ----------   ----------
    Net income................  $    46,228     $   37,169     $   51,222     $   45,030     $   37,487     $   30,192   $    3,838
                                ===========     ==========     ==========     ==========     ==========     ==========   ==========
PER COMMON SHARE
    Primary net income per
      share:
        Income before
          extraordinary item
          and cumulative
          effect adjustment...  $      1.63     $     1.34     $     1.84     $     1.69     $     1.53     $     1.36   $      .28
        Extraordinary item....           --             --             --             --             --           (.04)          --
        Cumulative effect
          adjustment..........           --             --             --             --             --            .09           --
        Net income............         1.63           1.34           1.84           1.69           1.53           1.41          .28
    Fully diluted net income
      per share:
        Income before
          extraordinary item
          and cumulative
          effect adjustment...         1.59           1.31           1.80           1.66           1.50           1.33          .28
        Extraordinary item....           --             --             --             --             --           (.04)          --
        Cumulative effect
          adjustment..........           --             --             --             --             --            .09           --
        Net income............         1.59           1.31           1.80           1.66           1.50           1.38          .28
    Dividend declared.........          .66            .60            .80            .76            .72            .68          .68
    Book value per common
      share...................        16.39          15.38          15.93          13.49          14.02          13.39        12.72

ENDING BALANCE SHEET DATA
  (THOUSANDS)
    Total assets..............  $ 5,384,481     $4,859,067     $4,947,499     $4,638,502     $4,128,462     $3,728,525   $3,777,304
    Securities................    1,596,466      1,361,331      1,364,864      1,217,174      1,213,673      1,088,410      932,670
    Loans, net of unearned
      income..................    3,367,661      3,170,943      3,202,766      2,968,201      2,564,466      2,272,180    2,479,163
    Reserve for loan losses...       45,093         41,630         42,623         43,991         40,065         38,194       55,976
    Deposits..................    4,164,860      3,779,936      3,888,266      3,672,755      3,494,825      3,224,661    3,334,623
    Long-term debt............       79,117         93,747         93,071        104,453         32,062         35,195       35,932
    Stockholders' equity......      459,902        428,829        446,044        371,312        360,649        322,295      249,640
    Common shares
      outstanding.............       28,053         27,881         27,998         27,512         25,729         24,074       19,471

SELECTED RATIOS <F1>
    Return on average
      assets..................         1.18%          1.07%          1.09%          1.05%          1.02%           .81%         .17%
    Return on average
      equity..................        13.54          12.46          12.57          12.41          11.25          10.88         2.04
    Net interest rate margin
      <F2>....................         4.04           4.35           4.30           4.49           4.45           4.47         4.56
    Average stockholders'
      equity to average total
      assets..................         8.72           8.59           8.66           8.48           9.06           7.47         8.34
    Loan reserve to total
      loans...................         1.34           1.31           1.33           1.48           1.56           1.68         2.26
    Loan reserve to
      nonperforming loans.....       171.12         104.24         138.30         119.21          78.49          57.87        52.42
    Dividend payout ratio.....        40.49          44.78          43.48          44.97          47.06          48.23       242.86

----------

<F1> Ratios for the nine months ended September 30, 1996 and 1995 are annualized.

<F2> Based on interest income on a fully tax-equivalent basis assuming an income tax rate of 35%.

<F3> Effective January 1, 1992, Magna adopted the provisions of FAS No. 109
     "Accounting for Income Taxes." The extraordinary item relates to the early extinguishment of long-term debt.

                                                  HOMELAND BANKSHARES CORPORATION

                                                      SELECTED FINANCIAL DATA
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     NINE MONTHS ENDED
                                        SEPTEMBER 30
                                        (UNAUDITED)                                   YEAR ENDED DECEMBER 31
                                    -------------------           -------------------------------------------------------------
                                    1996           1995           1995           1994           1993           1992         1991
                                    ----           ----           ----           ----           ----           ----         ----
EARNINGS (THOUSANDS)
    Interest income...........  $    68,723     $   68,413     $   92,480     $   72,096     $   56,786     $   64,046   $   73,573
    Interest expense..........       31,330         32,986         44,804         30,440         21,941         28,832       40,319
                                -----------     ----------     ----------     ----------     ----------     ----------   ----------
    Net interest income.......       37,393         35,427         47,676         41,656         34,845         35,214       33,254
    Provision for loan
      losses..................        1,705            612            941            296            770          2,145        3,730
                                -----------     ----------     ----------     ----------     ----------     ----------   ----------
    Net interest income after
      provision for loan
      losses..................       35,688         34,815         46,735         41,360         34,075         33,069       29,524
    Noninterest income........        9,209          8,682         11,665          9,676          9,277          8,335        7,852
    Noninterest expense.......       28,621         27,330         36,350         32,332         25,650         24,502       22,870
    Income tax expense........        6,301          6,215          8,429          6,443          5,682          5,346        4,144
                                -----------     ----------     ----------     ----------     ----------     ----------   ----------
    Net income................  $     9,975     $    9,952     $   13,621     $   12,261     $   12,020     $   11,556   $   10,362
                                ===========     ==========     ==========     ==========     ==========     ==========   ==========
PER COMMON SHARE
    Primary net income per
      share...................  $      1.74     $     1.73     $     2.37     $     2.14     $     2.11     $     2.03   $     1.79
    Fully diluted net income
      per share...............         1.74           1.73           2.37           2.14           2.11           2.03         1.79
    Dividend declared.........          .68            .65            .87            .84            .82            .79          .75
    Book value per common
      share...................        22.98          21.60          22.18          19.99          19.30          18.00        16.77

ENDING BALANCE SHEET DATA
  (THOUSANDS)
    Total assets..............  $ 1,206,943     $1,232,633     $1,232,907     $1,190,633     $  865,032     $  902,817   $  940,008
    Securities................      190,759        257,594        217,556        282,450        279,077        306,295      312,333
    Loans.....................      895,165        855,239        844,789        792,796        464,992        438,588      442,433
    Reserve for loan losses...        9,278          8,954          8,603          9,082          7,315          7,412        5,946
    Deposits..................      937,986        942,234        962,719        949,360        708,805        736,452      799,362
    Long-term debt............       46,962         42,525         43,925          2,450             --             --           --
    Stockholders' equity......      131,072        123,935        127,321        114,742        109,601        102,228       97,431
    Common shares
      outstanding.............        5,703          5,739          5,741          5,739          5,679          5,678        5,811

SELECTED RATIOS <F1>
    Return on average
      assets..................         1.10%          1.10%          1.11%          1.15%          1.36%          1.26%        1.14%
    Return on average
      equity..................        10.25          11.15          11.27          10.86          11.30          11.67        11.01
    Net interest rate margin
      <F2>....................         4.55           4.36           4.32           4.39           4.52           4.54         4.42
    Average stockholders'
      equity to average total
      assets..................        10.73           9.87           9.87          10.56          12.07          10.80        10.38
    Loan reserve to total
      loans...................         1.04           1.05           1.02           1.15           1.57           1.69         1.34
    Loan reserve to
      nonperforming loans.....       251.98         171.40         174.68         123.38          69.32          85.28        76.61
    Dividend payout ratio.....        39.08          37.57          36.65          39.21          38.74          38.91        41.57

----------

<F1> Ratios for the nine months ended September 30, 1996 and 1995 are annualized.

<F2> Based on interest income on a fully tax-equivalent basis assuming an income tax rate of 35%.

                     INFORMATION REGARDING SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of Homeland Common Stock in connection with the solicitation of proxies by the Board of Directors of Homeland for use at the Special Meeting and any adjournment or postponement thereof at which the shareholders of Homeland will consider and vote on a proposal to approve and adopt the Merger Agreement and will transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/ Prospectus is accompanied by a Letter to Homeland Shareholders, the Notice of Special Meeting of Shareholders of Homeland, a proxy card and a self-addressed return envelope for the proxy card.

    This Proxy Statement/Prospectus is also furnished by Magna to each holder of Homeland Common Stock as a prospectus in connection with the issuance by Magna of shares of Magna Common Stock to Homeland shareholders upon the consummation of the Merger. This Proxy Statement/Prospectus, the Letter to Homeland Shareholders, the Notice of Special Meeting and the form of proxy are first being mailed to shareholders of Homeland on or about December 16, 1996.

DATE, TIME AND PLACE

    The Special Meeting will be held at the office of Homeland Bank, N.A. located at 100 East Park Avenue, Waterloo, Iowa, on January 21, 1997, at 5:00 p.m., Central Time.

RECORD DATE; VOTE REQUIRED

    The Board of Directors of Homeland has fixed December 7, 1996, as the Record Date for determination of shareholders of Homeland entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Homeland Common Stock at the close of business on December 15, 1996 will be entitled to notice of, and to vote at, the Special Meeting. At the Record Date, there were 5,703,378 shares of Homeland Common Stock outstanding and entitled to vote which were held by approximately 1,700 holders of record. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Homeland Common Stock entitled to vote at the meeting is required to approve the Merger Agreement.

    As of the Record Date, directors and executive officers of Homeland and certain of their affiliates owned beneficially an aggregate of 245,374 shares of Homeland Common Stock, or approximately 4.30% of the shares entitled to vote at the Special Meeting. All of Homeland's directors have indicated their intention to vote their shares of Homeland Common Stock for the approval of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

    Shares of Homeland Common Stock entitled to vote and which are represented at the Special Meeting by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY HOMELAND SHAREHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE VOTED FOR APPROVAL AND
                                                       ---
ADOPTION OF THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the Merger Agreement.

    Shares subject to abstentions will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum and as voted for the purposes of determining the base number of shares voting on the proposal. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will not be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum and will not be considered as voted for purposes of determining the approval of shareholders on the proposal. Since the approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Homeland Common Stock, abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Agreement.

    Any shareholder of Homeland giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of Homeland wishing to revoke a proxy prior to the vote may do so by delivering to UMB Bank at P.O. Box 410064, Kansas City, MO 64141-0064, Attention: Securities Transfer Division, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    The Board of Directors of Homeland is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Homeland, except that no proxy that directs the proxy holders to vote the shares represented thereby against, or to abstain from voting on, the Merger shall be voted in favor of any adjournment or postponement of the Special Meeting.

SOLICITATION OF PROXIES

    Homeland will bear its own costs of soliciting proxies, except that Magna will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Homeland may also solicit proxies in person or by telephone, telegram or other means of communication. Directors, officers and any other employees of Homeland who solicit proxies will not be specially compensated for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in connection therewith. Homeland has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for an estimated fee of $3,000 plus reasonable out-of-pocket expenses.

    HOLDERS OF HOMELAND COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                         TERMS OF THE PROPOSED MERGER

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached hereto as Annex C. See "AVAILABLE INFORMATION." This summary is qualified in its entirety by reference to the Merger Agreement which is hereby incorporated by reference herein.

THE MERGER

    The Merger Agreement provides that Homeland will merge at the Effective Time with and into Merger Sub, subject to shareholder approval and the satisfaction or waiver of the other conditions to the Merger. Upon consummation of the Merger, Homeland's corporate existence will terminate, with Merger Sub continuing as the surviving corporation.

MERGER CONSIDERATION

    In the Merger, subject to the election and allocation procedures described below, all outstanding shares of Homeland Common Stock (other than Dissenting Shares and Treasury Shares) will be converted into either: (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration. The actual Per Share Stock Consideration will be determined as of the end of the Valuation Period by adjusting the number of shares of Magna Common Stock to be exchanged for each share of Homeland Common Stock such that the product of such number (rounded to the nearest 1/1000th of a share) and the Average Closing Price will equal the Average Per Share Consideration. The Per Share Cash Consideration will be adjusted to equal the Average Per Share Consideration. Because the Per Share Stock Consideration and the Per Share Cash Consideration will be determined based on closing prices of Magna Common Stock following the Special Meeting, at the time of the Special Meeting Homeland shareholders will not be able to determine precisely the value of the consideration or the number of shares of Magna Common Stock to be received per share of Homeland Common Stock.

    The following terms have the following definitions:

    "Average Per Share Consideration" means the Aggregate Consideration divided by the Valuation Period Share Number (rounded to the nearest cent).

    "Aggregate Consideration" means the sum of (x) the product of 1.55 times the Average Closing Price times 0.57 times the Valuation Period Share Number and (y) $37.50 times 0.43 times the Valuation Period Share Number.

    "Valuation Period Share Number" means the total number of shares of Homeland Common Stock outstanding (other than Treasury Shares) on the last day of the Valuation Period.

    Regardless of whether Homeland shareholders elect to receive all Magna Common Stock, all cash or a combination, for each share of Homeland Common Stock held they will receive, subject to certain adjustments more fully described herein, a value in cash or stock (as measured during the Valuation Period) equal to the sum of (x) the product of the value of one share of Magna Common Stock (as determined during the Valuation Period) multiplied by 0.8835 plus (y) $16.125. The following table sets forth, based on various Average Closing Prices, the Per Share Stock Consideration and the value of such consideration based on such Average Closing Price, the Per Share Cash Consideration, and the percentages of shares of Homeland Common Stock that would be converted into Magna Common Stock and cash. The table is based on the assumptions that the Valuation Period Share Number is 5,703,378 and that the Stock Amount is 5,038,934 shares of Magna Common Stock. For purposes of the table, rounding has been ignored. The table provides a selected range of likely Average Closing Prices for Magna Common Stock. In the event the actual Average Closing Price of Magna Common Stock is not included on the table, Homeland shareholders may determine the value of the consideration to be received per share of Homeland Common Stock in the Merger by reference to the formula previously mentioned or by calling the offices of Homeland at (319) 291-5620 or 1 (800) 568-5268. In the event the price of Magna Common Stock is less than $20.00 per share, Homeland may have certain termination rights under the Merger Agreement. See "--Termination of the Merger Agreement."

                                                                         PERCENT OF SHARES
                                                                        OF HOMELAND COMMON
                                 VALUE OF                                STOCK TO RECEIVE:
AVERAGE       PER SHARE         PER SHARE         PER SHARE       -------------------------------
CLOSING         STOCK             STOCK             CASH              STOCK             CASH
 PRICE      CONSIDERATION     CONSIDERATION     CONSIDERATION     CONSIDERATION     CONSIDERATION
-------     -------------     -------------     -------------     -------------     -------------
 $34.000        1.358             $46.16            $46.16             65.1%             34.9%
  33.500        1.365              45.72             45.72             64.7              35.3
  33.000        1.372              45.28             45.28             64.4              35.6
  32.500        1.380              44.84             44.84             64.0              36.0
  32.000        1.387              44.40             44.40             63.7              36.3
  31.500        1.395              43.96             43.96             63.3              36.7
  31.000        1.404              43.51             43.51             62.9              37.1
  30.500        1.412              43.07             43.07             62.6              37.4
  30.000        1.421              42.63             42.63             62.2              37.8
  29.500        1.430              42.19             42.19             61.8              38.2
  29.000        1.440              41.75             41.75             61.4              38.6
  28.500        1.449              41.30             41.30             61.0              39.0
  28.000        1.459              40.86             40.86             60.5              39.5
  27.500        1.470              40.42             40.42             60.1              39.9
  27.000        1.481              39.98             39.98             59.7              40.3
  26.500        1.492              39.54             39.54             59.2              40.8
  26.000        1.504              39.10             39.10             58.8              41.2
  25.500        1.516              38.65             38.65             58.3              41.7
  25.000        1.529              38.21             38.21             57.8              42.2
  24.500        1.542              37.77             37.77             57.3              42.7
  24.194        1.550              37.50             37.50             57.0              43.0
  24.000        1.555              37.33             37.33             56.8              43.2
  23.500        1.570              36.89             36.89             56.3              43.7
  23.000        1.585              36.45             36.45             55.8              44.2
  22.500        1.600              36.00             36.00             55.2              44.8
  22.000        1.616              35.56             35.56             54.7              45.3
  21.500        1.634              35.12             35.12             54.1              45.9
  21.000        1.651              34.68             34.68             53.5              46.5
  20.500        1.670              34.24             34.24             52.9              47.1
  20.000        1.690              33.80             33.80             52.3              47.7

    The purpose of the equalization mechanism described above is to equalize the value of the consideration to be received for each share of Homeland Common Stock in the Merger as measured during the Valuation Period, regardless of whether the Homeland shareholder elects to receive all Magna Common Stock, all cash or a combination. This equalization mechanism was deemed to be desirable because, while the aggregate number of shares of Magna Common Stock and the amount of cash to be received by Homeland shareholders in the Merger is fixed, the value of Magna shares will fluctuate. In order to ensure that the value of the consideration for each share of Homeland Common Stock is as equal as possible upon receipt by Homeland shareholders, regardless of the form of the consideration, the equalization mechanism is to be applied based on Average Closing Price as determined during the Valuation Period.

    The shares of Magna Common Stock to be issued pursuant to the Merger will be freely transferable except by certain shareholders of Homeland who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Homeland. The shares of Magna Common Stock issued to such affiliates will be restricted in their transfer-ability in accordance with the rules and regulations promulgated by the Commission and pursuant to agreements entered into by such affiliates and delivered to Magna. See "INFORMATION REGARDING MAGNA STOCK--Restrictions on Resale of Magna Capital Stock by Affiliates; Affiliate Agreements."

CLOSING AND EFFECTIVE TIME

    Unless the parties otherwise agree, the Closing will take place at 10:00 a.m., local time, on the date on which the Effective Time occurs. The Effective Date will occur on such date Magna notifies Homeland in writing (such notice to be at least five days in advance of the Effective Date) but (i) not earlier than the Approval Date and (ii) subject to clause (i), not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. In no event may the Approval Date occur prior to January 1, 1997. It is currently anticipated that the Effective Time will occur during the first quarter of 1997 assuming the Merger Agreement is approved at the Special Meeting and should occur no earlier than 30 days and no later than 75 days following the Special Meeting.

ELECTION PROCEDURES

    Homeland shareholders may elect to receive all Magna Common Stock, all cash, a mixture of 57% Magna Common Stock and 43% cash (as described below), or make no election, subject to certain limitations, including that the Stock Amount is 5,038,934 shares of Magna Common Stock. Because the aggregate number of shares of Magna Common Stock that will be issued in the Merger is fixed, the extent to which elections by Homeland shareholders will be accommodated will depend upon the respective numbers of Homeland shareholders who elect to receive all cash, all Magna Common Stock, a mixture set solely at the ratio of 57% Magna Common Stock and 43% cash, or who make no election. In the event one type of consideration is oversubscribed, a pro rata reduction in that type of consideration will be made among shareholders electing solely that type of consideration such that the aggregate of that type of consideration distributed equals the available amount. The remainder of the merger consideration will be distributed according to the shareholder's election. The mixture of 57% Magna Common Stock and 43% cash consideration is based on an initial exchange ratio of 1.55, the exchange ratio at the time the Merger Agreement was agreed to by Magna and Homeland, and was established to enable Homeland shareholders to elect to receive a combination of both stock and cash in the Merger. The merger consideration distributed to holders electing a mixture of cash and Magna Common Stock will remain at a fixed ratio of 57% Magna Common Stock and 43% cash based upon the value of the Magna Common Stock as measured during the Valuation Period and will not be adjusted for oversubscriptions unless Magna Common Stock is oversubscribed and adjustments to holders of Homeland Common Stock electing all Magna Common Stock and making no election do not alleviate the oversubscription. The ratio of the mixture of consideration provided to holders who elect to receive a mixture of stock and cash will not be altered based on the Average Closing Price of Magna Common Stock prior to Effective Time. There is a greater likelihood that Homeland shareholders electing to receive a mixture of Magna Common Stock and cash, rather than those electing to receive all Magna Common Stock or all cash, will receive the consideration requested. See "--Allocation."

    The percentage of Homeland shareholders receiving cash consideration will vary based on the Average Closing Price of Magna Common Stock. Homeland shareholders can receive cash consideration that constitutes as much as 47.7% or as little as 34.9% of the total consideration, based on Average Closing Prices ranging between $20 and $34.

    NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MAGNA COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MAGNA COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A HOMELAND SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MAGNA COMMON STOCK RECEIVED BY A HOMELAND SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MAGNA COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

    In addition to a properly completed Election Form, each shareholder of Homeland will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing shares of Homeland Common Stock ("Certificates") in order to obtain issuance of a new stock certificate evidencing the shares of Magna Common Stock and/or cash to which such shareholder is entitled. No dividends or other distributions will be paid to a former Homeland shareholder with respect to shares of Magna Common Stock until such person surrenders the Certificates, or documentation acceptable to the Exchange Agent in lieu of lost or destroyed Certificates, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon. See "--Surrender of Homeland Stock Certificates and Receipt of Magna Common Stock."

    Each Election Form will permit the holder (or the beneficial owner) either
(i) to elect to receive only Magna Common Stock with respect to such holder's Homeland Common Stock ("Stock Election Shares"); (ii) to elect to receive only cash with respect to such holder's Homeland Common Stock ("Cash Election Shares"); (iii) to elect to receive Magna Common Stock with respect to 57% of such holder's Homeland Common Stock and cash with respect to 43% of such holder's Homeland Common Stock rounded, in each case, to the nearest whole share ("Mixed Election Shares"), which represents the percent of shares of Homeland to receive stock and cash consideration, respectively, based on an assumed Exchange Ratio of 1.55; or (iv) to indicate that such holder makes no election ("No Election Shares"). The Mixed Election Shares will be divided by the Exchange Agent into such portion (to be approximately 57% in aggregate) with respect to which the holder has elected to receive Magna Common Stock (the "Mixed Stock Shares") and such portion (to be approximately 43% in aggregate) with respect to which the holder has elected to receive cash (the "Mixed Cash Shares") for the purposes of allocating the total consideration as specified below, it being the intention that, to the fullest extent possible, subject to all applicable constraints, all Mixed Election Shares receive the consideration with respect to which a mixed election has been made without regard to the pro rata selection process set forth below. Consideration for No Election Shares will be allocated after consideration has been allocated to the Mixed Election Shares, Stock Election Shares and Cash Election Shares. No Election Shares will be allocated the stock and cash consideration, on a pro rata basis, in order to provide holders of Mixed Election Shares, Stock Election Shares and Cash Election Shares with the consideration requested, subject to certain limitations including the Stock Amount. See "--Allocation." For purposes of the election procedures, Dissenting Shares will be treated as Cash Election Shares, provided, however, that holders of Dissenting Shares shall receive payment for such shares in accordance with the provisions of the Iowa Act. Subject to compliance with the applicable provisions of the Iowa Act, holders of Dissenting Shares will receive the fair value of their shares of Homeland Common Stock. Holders of Cash Election Shares will receive the Per Share Cash Consideration, subject to the allocation procedures described below. See "--Allocation." As a result, the value of the consideration received by holders of Dissenting Shares may not be the same as the value of the consideration received by holders of Cash Election Shares. Additionally, as a result of the allocation procedures, holders of Cash Election Shares may not receive precisely the type of consideration requested. See "DISSENTER'S RIGHTS OF SHAREHOLDERS OF HOMELAND."

    Any Homeland Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the fifth day prior to the anticipated Effective Time (or such other time and date as Magna and Homeland may mutually agree) (the "Election Deadline") shall also be deemed to be No Election Shares.

    TO MAKE AN EFFECTIVE ELECTION, A HOMELAND COMMON SHAREHOLDER MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT OR PRIOR TO THE ELECTION DEADLINE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ELECTION FORM. AN ELECTION FORM WILL BE PROPERLY COMPLETED ONLY IF ACCOMPANIED BY CERTIFICATE(S) REPRESENTING ALL SHARES OF HOMELAND COMMON STOCK COVERED THEREBY. THE ELECTION DEADLINE IS 5:00 P.M. ON THE FIFTH DAY PRIOR TO THE ANTICIPATED EFFECTIVE TIME OR SUCH OTHER DATE UPON WHICH MAGNA AND HOMELAND MUTUALLY AGREE.

    Magna will make available up to two separate Election Forms, or such additional Election Forms as Magna in its sole discretion may permit, to all persons who become holders (or beneficial owners) of Homeland Common Stock between the day five business days prior to the date of mailing of the Election Forms and close of business on the business day prior to the Election Deadline, and Homeland will provide to the Exchange Agent all information reasonably necessary for it to perform as specified in the Merger Agreement.

    An election will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form by the Election Deadline. An Election Form will be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Homeland Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Homeland Common Stock represented by such Election Form will become No Election Shares and Magna will cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither Magna nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form.

ALLOCATION

    Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Magna will cause the Exchange Agent to effect the allocation among the holders of Homeland Common Stock of rights to receive Magna Common Stock or cash in the Merger in accordance with the Election Forms.

    If the number of shares of Magna Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares and the Mixed Stock Shares is less than the Stock Amount, then: (i) all Mixed Stock Shares and Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration, (ii) the Exchange Agent shall then select first from among the No Election Shares (which include shares for which a properly completed Election Form has not been submitted) and then (if necessary) from among the Cash Election Shares, by a pro rata selection process (as described below), a sufficient number of shares ("Stock Designated Shares") such that the number of shares of Magna Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Stock Designated Shares will be converted into the right to receive the Per Share Stock Consideration, and
(iii) the Cash Election Shares and the No Election Shares (which include shares for which a properly completed Election Form has not been submitted) which are not Stock Designated Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

    If the number of shares of Magna Common Stock that would be issued upon the conversion into Magna Common Stock of the Stock Election Shares is greater than the Stock Amount, then (i) all Mixed Cash Shares, Cash Election Shares and No Election Shares (which include shares for which a properly completed Election Form has not been submitted) will be converted into the right to receive the Per Share Cash Consideration, (ii) the Exchange Agent will then select from among the Stock Election Shares, by a pro rata selection process (as described below) a sufficient number of shares ("Cash Designated Shares") such that the number of shares of Magna Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Cash Designated Shares will be converted into the right to receive the Per Share Cash Consideration, and
(iii) the Stock Election Shares which are not Cash Designated Shares and all Mixed Stock Shares will be converted into the right to receive the Per Share Stock Consideration.

    If the number of shares of Magna Common Stock that would be issued upon conversion into Magna Common Stock of the Stock Election Shares and Mixed Stock Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Amount, then all Stock Election Shares and Mixed Stock Shares will be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares, Mixed Cash Shares and No Election Shares (which include shares for which a properly completed Election Form has not been submitted) will be converted into the right to receive the Per Share Cash Consideration.

    If the number of shares of Magna Common Stock that would be issued upon the conversion into Magna Common Stock of the Stock Election Shares, Mixed Stock Shares and No Election Shares (which include shares for which a properly completed Election Form has not been submitted) would equal or nearly equal (as determined by the Exchange Agent) the Stock Amount, then all Cash Election Shares and Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares, Mixed Stock Shares and No Election Shares (which include shares for which a properly completed Election Form has not been submitted) will be converted into the right to receive the Per Share Stock Consideration.

    If the number of shares of Magna Common Stock that would be issued upon the conversion in the Merger into Magna Common Stock of the Mixed Stock Shares is greater than the Stock Amount, then, (i) all Mixed Cash Shares, Cash Election Shares, No Election Shares (which include shares for which a properly completed Election Form has not been submitted) and Stock Election Shares will be converted into the right to receive the Per Share Cash Consideration, (ii) the Exchange Agent will select from among the Mixed Stock Shares by a pro rata selection process (as described below) a sufficient number of shares ("Mixed Designated Shares") such that the number of shares of Magna Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Mixed Designated Shares will be converted into the right to receive the Per Share Cash Consideration, and (iii) the Mixed Stock Shares that are not Mixed Designated Shares will be converted into the right to receive the Per Share Stock Consideration.

    The pro rata selection process to be used by the Exchange Agent will consist of such equitable proration processes as will be mutually determined by Magna and Homeland. It is anticipated that these processes will include pro rata adjustments to all Homeland shares for which a given type of consideration is elected.

    BECAUSE THE TAX CONSEQUENCES OF RECEIVING CASH OR MAGNA COMMON STOCK WILL DIFFER, HOMELAND SHAREHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

SURRENDER OF HOMELAND STOCK CERTIFICATES AND RECEIPT OF MAGNA COMMON STOCK

    At least thirty days prior to the anticipated Effective Time, holders of record of Certificates will be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Magna will deliver or cause to be delivered to such holders. The letter of transmittal will specify that risk of loss and title to Certificates will pass only upon delivery of such Certificates to the Exchange Agent.

    Each previous holder of a Certificate that surrenders such Certificate together with duly executed transmittal materials and the Election Form to Magna or to the Exchange Agent will, after the Effective Time and upon acceptance thereof by Magna or by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Magna Common Stock or cash into which the Certificate so surrendered will have been converted pursuant to the Merger Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Magna Common Stock, without interest. Magna or the Exchange Agent will accept Certificates upon compliance with such reasonable terms and conditions as Magna or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates must be appropriately endorsed or accompanied by such instruments of transfer as Magna or the Exchange Agent may reasonably require. Any Homeland Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before the Election Deadline shall also be deemed to be No Election Shares. See "--Allocation."

    Each outstanding Certificate will, until duly surrendered to Magna or the Exchange Agent, be deemed to evidence ownership of the merger consideration into which the stock previously represented by such Certificate will have been converted in the Merger. After the Effective Time, holders of Certificates will cease to have rights with respect to the stock previously represented by such Certificates, and their sole right will be to exchange such Certificates for the merger consideration. After the Effective Time, there will be no further transfer on the records of Homeland of Certificates, and if such Certificates are presented to Homeland for transfer, they will be cancelled against delivery of the merger consideration.

    Magna will not be obligated to deliver the merger consideration to which any former holder of Homeland Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided in the Merger Agreement. No dividends declared on Magna Common Stock will be remitted to any person entitled to receive Magna Common Stock in the Merger until such person surrenders the Certificate representing the right to receive such Magna Common Stock, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon.

    Certificates surrendered for exchange by any person constituting an "affiliate" of Homeland for purposes of Rule 145 of the Securities Act will not be exchanged for certificates representing Magna Common Stock until Magna has received a written agreement from such person not to sell or otherwise dispose of any shares of Magna Common Stock received by such person other than in compliance with Rule 145 of the Securities Act. See "INFORMATION REGARDING MAGNA STOCK--Restrictions on Resale of Magna Capital Stock by Affiliates; Affiliate Agreements."

    Neither the Exchange Agent, Homeland nor Magna, nor any affiliate thereof, will be liable to any holder of stock represented by any Certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Magna and the Exchange Agent will be entitled to rely upon the stock transfer books of Homeland to establish the identity of those persons entitled to receive merger consideration, which books will be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Magna and the Exchange Agent will be entitled to deposit any merger consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    SUBJECT TO POSSIBLE ADJUSTMENT AS DESCRIBED ABOVE, A FIXED NUMBER OF SHARES OF MAGNA COMMON STOCK WILL BE ISSUED IN THE MERGER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT EACH HOMELAND COMMON SHARE HOLDER WILL RECEIVE THE FORM OF CONSIDERATION THAT SUCH HOLDER ELECTS WITH RESPECT TO ANY OR ALL SHARES OF HOMELAND COMMON STOCK HELD BY SUCH HOLDER. IF THE ELECTIONS RESULT IN AN OVERSUBSCRIPTION IN RESPECT OF SHARES OF HOMELAND COMMON STOCK WHICH WOULD OTHERWISE RECEIVE EITHER THE STOCK CONSIDERATION OR THE CASH CONSIDERATION, THE PROCEDURES FOR ALLOCATING MAGNA COMMON STOCK AND CASH, DESCRIBED UNDER "--ALLOCATION," WILL BE FOLLOWED BY THE EXCHANGE AGENT.

FRACTIONAL SHARES

    No fractional shares of Magna Common Stock will be issued to the former shareholders of Homeland in connection with the Merger. Each former holder of Homeland Common Stock who otherwise would have been entitled to receive a fraction of a share of Magna Common Stock will receive cash in lieu thereof, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of Magna Common Stock on the NYSE as reported in The Wall Street Journal (or in the absence thereof, by any other authoritative source) on the last business day preceding the Effective Time. No shareholder of Homeland entitled to receive cash in lieu of fractional shares will be entitled to dividends, voting rights or any other rights in respect of such fractional shares. Cash received by Homeland shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

STOCK OPTION AGREEMENT

    In connection with the execution of the Merger Agreement, Magna and Homeland entered into the Stock Option Agreement pursuant to which Homeland has issued Magna the Option to purchase up to 1,134,972 shares of Homeland Common Stock (representing 19.9% of the outstanding shares of Homeland Common Stock as of the Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $34 per share. The Option is exercisable (after receipt of the required regulatory approvals) upon the occurrence of one of the following events: (i) Homeland or any of its subsidiaries, without having received prior written consent from Magna, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Magna or any of its subsidiaries) to
(1) effect a merger or consolidation or similar transaction involving Homeland or any of its subsidiaries, (2) purchase, lease or otherwise acquire 15% or more of the assets of Homeland and its subsidiaries, taken as a whole or (3) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing 10% or more of the voting power of Homeland or any of its subsidiaries; (ii) any person (other than Magna or any subsidiary of Magna, or Homeland or any subsidiary of Homeland in a fiduciary capacity) shall have acquired

Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Homeland; (iii) Homeland's Board of Directors shall have withdrawn or modified in a manner adverse to Magna the recommendation of Homeland's Board of Directors with respect to the Merger Agreement, in each case after an Extension Event (as defined herein); or (iv) the holders of Homeland Common Stock shall not have approved the Merger Agreement at the Special Meeting, or such Special Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement in accordance with its terms, in each case after an Extension Event (each of the above-described events is referred to herein as a "Triggering Event"). No Triggering Event has occurred as of the date of this Proxy Statement/Prospectus.

    The Option terminates (i) on the earlier of (x) the Effective Time of the Merger and (y) the termination of the Merger Agreement, provided that, if such termination follows an Extension Event, the Option will not terminate until 18 months following such termination or (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. An "Extension Event" is defined in the Stock Option Agreement as any of: (i) a Triggering Event of the type specified in clauses (i) and (ii) in the preceding paragraph; (ii) any person (other than Magna or any of its subsidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Homeland Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Homeland; or (iii) any person (other than Magna or any subsidiary of Magna, or Homeland or any subsidiary of Homeland in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) of this sentence or (y) to engage in a transaction described in clause (i) of this sentence.

    The Stock Option Agreement further provides that, to the extent not terminated pursuant to its terms, from and after the date of a Triggering Event until 13 months immediately thereafter (the "Repurchase Period"), Magna will be entitled to require Homeland to repurchase for cash the Option from Magna together with all (but not less than all) shares of Homeland Common Stock purchased by Magna pursuant thereto, at a price equal to the sum of: (i) the exercise price paid by Magna for any shares of Homeland Common Stock acquired pursuant to the Option; (ii) the difference between (1) the "Market/Tender Offer Price" for shares of Homeland Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Homeland Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of Homeland Common Stock reported by the Nasdaq for any day within that portion of the Repurchase Period which precedes the date Magna gives notice of the required repurchase) and (2) the exercise price, multiplied by the number of shares of Homeland Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price; (iii) the difference between the Market/Tender Offer Price and the exercise price paid by Magna for any shares of Homeland Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price; and
(iv) Magna's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees.

    The Option, which Magna required that Homeland grant as a condition to Magna's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger.

    The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is attached hereto as Annex D. See "AVAILABLE INFORMATION." This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

BACKGROUND AND REASONS FOR THE MERGER; HOMELAND BOARD RECOMMENDATION

    Background of the Merger. Over the past several years Homeland has pursued its publicly stated strategy to remain an independent Iowa-based bank holding company. However, at its regular meeting on July 18, 1995, Homeland's Board of Directors engaged in considerable discussions regarding this strategy and whether it should be re-examined. At this meeting, the Board determined that Homeland should adopt a more open and receptive stance, including making contacts with potential acquirors.

    For a number of years Homeland has had a relationship with TCC, a financial services and investment banking firm. TCC has provided consulting services regarding potential acquisitions and other matters and has also acted as a primary market-maker for Homeland Common Stock. Due to its involvement with Homeland and its extensive knowledge of Homeland and other financial services entities, a representative of TCC was present at the Board's regular meeting on September 19, 1995, for the purpose of providing the Board with an overview of the current status of the banking environment, together with an assessment of Homeland's position in the market and strategic challenges it would face both in the context of being acquired and in remaining independent. There was also a general discussion of companies in which Homeland may have an interest in pursuing a relationship with and several major issues facing Homeland in the near future, including charter consolidation and upgrading of data processing systems.

    During the Board's meeting held on October 17, 1995, Chairman Schmiesing advised those present of a number of preliminary contacts that had been made by himself and representatives of TCC in an attempt to measure the interest of other entities in Homeland. The Board also considered and gave preliminary approval to Mr. Schmiesing's request to formally engage TCC to act as Homeland's financial advisor. Subsequently, senior management of Homeland, with its legal counsel, negotiated an engagement letter with TCC dated November 30, 1995, which was entered into by Homeland on December 13, 1995, and ratified by Board action on December 19, 1995.

    Pursuant to the engagement letter, TCC was employed as the exclusive financial advisor and agent for Homeland to provide financial advisory and investment banking services in connection with a transaction in which Homeland might be acquired or in a "merger of equals" where Homeland may or may not have been the surviving entity. The letter enumerated a number of specific services to be provided (including the rendering of an opinion regarding the fairness, from a financial standpoint, of any transaction which might be eventually entered into) and certain limitations on the manner in which TCC was to conduct its activities on behalf of Homeland. The agreement also provided for compensation of TCC; and should the proposed Merger be completed, TCC will receive a fee equal to .65 percent of the value of the transaction plus reimbursable expenses. See "--Opinion of Homeland's Financial Advisors."

    As a result of a number of contacts made by TCC and Homeland's senior management, representatives of TCC and Homeland visited three companies, two of which (including Magna) were located in St. Louis. The visit to the St. Louis companies occurred in February of 1996. Subsequently, representatives of Magna visited Homeland on March 6, 1996, and several informal communications transpired during the first quarter of 1996 in which it was indicated that Magna had an interest in pursuing discussions with Homeland.

    At this point in time, the focus of discussions began to narrow to a possible combination with Magna, though Magna was not the exclusive potential transactional party. Homeland remained receptive to other proposals; but no serious inquiries or other indications of interest were received.

    The Board met again on April 16, 1996, and at that meeting Mr. Schmiesing discussed an informal visit that he and Director and Chief Financial Officer Robert S. Kahler had made on March 29, 1996, to Magna's offices in St. Louis, Missouri. A representative of TCC furnished some historical background on Magna and noted the similarities between Homeland and Magna in their respective management styles and community banking orientation. Information regarding other potential acquirors was also reviewed by TCC's representative.

    In order for the Board to learn more about Magna and its banking philosophy, a Special Board Meeting was held on May 30, 1996. At this meeting (attended by all directors, Homeland's legal counsel, and representatives of TCC) senior management officials of Magna made a presentation covering the corporate profile of Magna, its history, growth, structure, and financial performance. Magna's objectives and strategic plans for the future were also addressed. Following the formal presentation there was considerable dialogue, based on questions posed by various members of Homeland's Board, regarding Magna's approach to employment issues, community involvement, banking and non-banking activities, and Magna's plans and ability to enhance its shareholders' value. Board members also discussed challenges which would be faced by Homeland in the future in the course of maintaining independence.

    Mr. Schmiesing met with G. Thomas Andes, Chairman and Chief Executive Officer of Magna, in Chicago, Illinois, on June 7, 1996, to explore a number of management and organizational issues which the parties faced in the event of a merger of the companies. At the Board's regular meeting on June 18, 1996, the results of the Chicago meeting were reviewed and TCC's representatives discussed various approaches to evaluations of both Homeland and Magna, including an analysis of a hypothetical acquisition transaction. Also considered were the financial implications of an acquisition of Homeland by Magna, as compared to Homeland's future financial prospects if it remained independent.

    At this meeting Homeland's Board determined to pursue serious discussions with Magna regarding a negotiated transaction.

    There followed a number of conversations between representatives of TCC and representatives of Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to Magna, and at the Board's meeting on July 16, 1996, a TCC representative advised that Magna would not make an all stock proposal and outlined a proposal for the transaction which would utilize a combination of one half Magna Common Stock and one half cash, at a total value of $37.00 per share plus, if certain requirements were met, an ability of Homeland to pay an extraordinary dividend of $0.50 per share. After consideration of the proposal and various economic and operational impacts thereof, and acknowledging concerns that (i) shareholders electing cash or stock should receive similar values; and
(ii) shareholders may wish to minimize tax liabilities with respect to consideration to be received, the Board determined that management and TCC should make a counterproposal that the cash portion of the consideration be limited to a maximum of 45 percent.

    Subsequent to this meeting, there was additional negotiation between the parties regarding the value of the transaction and the appropriate mix of consideration. In addition, each party performed off-site due diligence of the other party, the results of which were determined to be satisfactory, thereby enabling the discussions to continue. However, due to market declines in the value of Magna Common Stock and the inability of the parties and their financial advisors to negotiate a mutually acceptable exchange ratio and mix of consideration, discussions regarding the proposed acquisition were suspended.

    By August 16, 1996, the parties had resumed negotiations, tentatively agreeing to a 1.55 exchange ratio (subject to adjustment) and an overall stock/cash consideration mix of approximately 57/43 percent, whereupon final negotiations between counsel and financial advisors and senior management of Homeland and Magna regarding the terms and conditions of a definitive Merger Agreement and the related Stock Option Agreement were undertaken. Each of the exchange ratio and the percentage allocation of each type of consideration to be received by Homeland shareholders was arrived at in consideration of the then current market value of Magna Common Stock and was to be subject to adjustment to equalize the value of the cash and stock portions of the consideration and to reflect changes in the subsequent market value of Magna Common Stock. This initial exchange ratio established the relative values between Magna Common Stock and Homeland Common Stock and became the basis (subject to an equalization adjustment) for the terms of the definitive Merger Agreement.

    On August 30, 1996, the Homeland Board again met with its financial and legal advisors. All Board members were present in person, except Philip G. Lindner who participated in the meeting by telephone. Members of management of Homeland and legal counsel reviewed with the Board the results of Homeland's due diligence review of Magna, and Homeland's legal counsel gave an extensive overview of the proposed Merger Agreement and Stock Option Agreement. Representatives of TCC reviewed with the Board the financial terms of the Merger Agreement and rendered to the Board TCC's written opinion that, as of August 30, 1996, the proposed merger consideration is fair, from a financial point of view, to Homeland's shareholders. Following discussion, the Homeland Board concluded that the transaction contemplated by the Merger Agreement was in the best interests of Homeland and its shareholders and, by unanimous vote of the directors, the Board adopted the Merger Agreement and Stock Option Agreement and directed that the Merger Agreement be submitted to a vote of the shareholders of Homeland with the favorable recommendation of the Board. See "--Opinion of Homeland's Financial Advisor."

    On August 30, 1996, following the meeting of the Homeland Board, Homeland and Magna executed the Merger Agreement and the Stock Option Agreement. On September 3, 1996, the parties issued a press release announcing the Merger.

    Homeland's Reasons for the Merger; Homeland's Board Recommendation. In reaching its unanimous conclusion that the Merger is in the best interests of Homeland and its shareholders, the Homeland Board carefully considered a variety of factors. Among the factors considered were those described above and the following:

    * The financial terms of the Merger, including the belief that in successfully negotiating for a portion of the consideration to be in the form of Magna Common Stock, the Board has reached an agreement allowing those shareholders of Homeland who receive Magna Common Stock pursuant to the Merger to defer any tax liability resulting from any increase in the value of their investment which is greater than the value of cash received and to become shareholders of Magna, an organization whose future prospects appear to the Board to be favorable.

    * A comparison of the financial terms of the Merger with comparable transactions in Iowa and elsewhere in the Midwest during discussions with TCC in which it was noted that the offer to book value of Homeland Common Stock represented a multiple of 1.65 times book value while in other comparable transactions reviewed by TCC, the median offers to book value were 1.74 times book value (Midwest Transactions); 1.69 times book value (Non-Chicago Transactions); and 1.50 times book value (Iowa Transactions). See "--Opinion of Homeland's Financial Advisor -- Comparable Transaction Analysis";

    * Information concerning the business, financial condition, results of operations, and future prospects of Magna and Homeland;

    * The value anticipated to be received by Homeland shareholders in the Merger in relation to the historical trading prices of Homeland Common Stock. In this regard, the Board reviewed the trading range of Homeland Common Stock, which during the past year had ranged from a closing sale price on January 2, 1996 of $29.125 to a closing sale price of $33 on August 28, 1996, the last day prior to the date of the Merger Agreement on which shares of Homeland Common Stock were traded. Based on the closing sale price of Magna Common Stock on August 30, 1996, the Merger represented a price of $38.556 per share of Homeland Common Stock;

    * The review by the Homeland Board with its legal and financial advisors of all of the terms and conditions of the Merger Agreement and the Stock Option Agreement;

    * The financial advice rendered by TCC to the Homeland Board and the opinion rendered by TCC that the proposed merger consideration is fair, from a financial point of view, to Homeland shareholders;

    * Similarities between the community banking philosophies of Homeland and Magna, including Magna's policy to emphasize the local character of each community in which it is located and to maintain advisory boards of selected members of the communities in which Homeland is located;

    * The prospect of enhanced service to Homeland's customers, including through improved telephone banking services, additional ATMs and access to automated loan machines, and increased ability to deal with the technological challenges of the future; and

    * The absence of any apparent regulatory impediments and the corresponding likelihood that the proposed transaction would be consummated.

    The foregoing discussion of the information and factors considered by the Homeland Board is not intended to be exhaustive but includes all material factors considered by the Homeland Board. While each member of the Homeland Board individually considered the foregoing and other factors, the Homeland Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members, in light of the factors that each of them individually considered, as appropriate, that the Merger is in the best interests of Homeland and its shareholders.

    Magna's Reasons and Board Recommendation. In view of the increasingly competitive banking and financial service industry, the Board of Directors of Magna has determined that it is desirable to develop a presence in the State of Iowa. Magna's Board of Directors believes that one of the most effective and efficient means to achieve this presence is through the acquisition of an established banking organization. Primarily as a result of Magna's Board of Directors' assessment of the value of Homeland's franchise, its asset size and the compatibility of the businesses of the two organizations, Magna determined to pursue discussions with Homeland. Magna's Board of Directors believes that the Merger will enable Magna to compete effectively in the State of Iowa, as it will expand Magna's presence into this area through the addition of an established banking organization with locations and a customer base which complement Magna's existing franchise.

OPINION OF HOMELAND'S FINANCIAL ADVISOR

    On December 13, 1995, the Board of Directors of Homeland entered into an agreement with TCC, dated November 30, 1995, pursuant to which TCC agreed to provide financial advisory and investment banking services to Homeland and the Homeland Board in connection with the possible acquisition of Homeland. As part of TCC's engagement, TCC agreed, if requested by the Homeland Board, to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Homeland in connection with any such acquisition.

    TCC delivered a written opinion (the "Opinion") to the Homeland Board on August 30, 1996 that, based upon and subject to the considerations set forth in the Opinion, the consideration to be received by the shareholders of

Homeland in the Merger is fair, from a financial point of view. TCC has also delivered an updated Opinion to the Board of Directors of Homeland dated as of the date of this Proxy Statement/Prospectus. The updated Opinion is based upon a review of the financial and other information reviewed by TCC in rendering its opinion of August 30, 1996 along with a review of the information set forth in this Proxy Statement/Prospectus and the financial results for Homeland and Magna since August 30, 1996. The full text of the updated Opinion, which sets forth assumptions made, matters considered, and limitations on the review undertaken, is attached as Annex A to this Proxy Statement/Prospectus. Homeland shareholders
               -------
are urged to read the updated Opinion in its entirety.

    During the course of its engagement, and as a basis for arriving at the Opinion, TCC reviewed and analyzed material bearing upon the financial and operating condition of Homeland and Magna and material prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement; (ii) certain publicly-available information concerning Homeland and Magna, including financial statements and reports of condition and income for each of the three fiscal years ended December 31, 1995, 1994, and 1993 and the interim periods ended June 30, 1996; (iii) the operating characteristics of certain other financial institutions deemed relevant to the contemplated Merger; (iv) the nature and terms of recent sale and merger transactions involving banks and bank holding companies and the other financial institutions that TCC considered relevant; and (v) historical and current market data for Homeland Common Stock and Magna Common Stock and financial and other information provided to TCC by management of Homeland and Magna. In addition, TCC conducted meetings with members of senior management of Homeland and Magna for the purpose of reviewing the future prospects of Homeland and Magna. TCC evaluated the pro forma ownership of Magna Common Stock by Homeland shareholders, relative to the pro forma contribution of the assets, liabilities, equity, and earnings of Homeland to the pro forma company. TCC also took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuation.

    In preparing the Opinion, TCC assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the Opinion, and did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of Homeland or Magna, nor was it furnished with any such evaluation or appraisal. TCC is not an expert in the evaluation of allowances for loan losses and has not made an independent evaluation of the adequacy of the allowance for loan losses of Homeland or Magna, nor has it reviewed any individual credit files; it assumed that the aggregate allowances for loan losses is adequate to cover such losses. TCC assumed and relied upon the senior managements of Homeland and Magna referred to above as to the reasonableness and achievability of the financial and operating forecasts and the assumptions furnished by Homeland and Magna. The Opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to TCC as of August 30, 1996.

    THE OPINION IS DIRECTED ONLY TO THE FINANCIAL CONSIDERATION TO BE PAID TO THE HOMELAND SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOMELAND SHAREHOLDER AS TO HOW EACH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR AS TO THE ADVISABILITY OF RETAINING OR DISPOSING OF SHARES OF MAGNA COMMON STOCK RECEIVED PURSUANT TO THE MERGER.

    COMPARABLE COMPANY ANALYSIS. TCC compared financial ratios for the twelve months ended June 30, 1996 and trading multiples as of August 29, 1996 of Homeland to those of selected comparable companies which TCC deemed to be reasonably similar to Homeland in size, financial and operating character, and/or geographic market. The comparable companies, which consist of selected publicly-traded commercial bank holding companies headquartered in the Midwest with total assets ranging from $1.0 billion to $2.5 billion, included:
Community First Bankshares, Inc.; Corus Bankshares, Inc.; First Financial Bancorp.; Mid Am, Inc.; First Source Corporation; Firstbank of Illinois Co.; First Commerce Bancshares, Inc.; Trans Financial, Inc.; Pikeville National Corporation; Chemical Financial Corporation; Brenton Banks, Inc.; Park National Corporation; Republic Bancorp Inc.; First Financial Corporation; Mid-America Bancorp; Peoples First Corporation; Heritage Financial Services, Inc.; Irwin Financial Corporation; Area Bancshares Corporation; F&M Bancorporation, Inc.; Mississippi Valley Bancshares, Inc.; and National City Bancshares, Inc.

    The analysis indicated that, as of August 29, 1996, Homeland Common Stock sold at price of: (i) 12.9x trailing twelve months earnings per share, or EPS, through June 30, 1996, compared to a median of 12.0x for the comparable companies; (ii) 12.8x estimated 1996 EPS, compared to a median of 11.0x for the comparable companies; (iii) 1.45x

June 30, 1996 book value, compared to a median of 1.72x for the comparable companies; (iv) 1.68x June 30, 1996 tangible book value, compared to 1.90x for the comparable companies.

    TCC also compared financial ratios for the twelve months ended June 30, 1996 and trading multiples as of August 29, 1996 of Magna to those of selected comparable companies which TCC deemed to be reasonably similar to Magna in size, financial and operating character, and/or geographic market. The comparable companies, which consist of selected publicly-traded commercial bank holding companies headquartered the Midwest with total assets ranging from $3.0 billion to $10.0 billion, included: Star Banc Corporation; Commerce Bancshares, Inc.; Provident Bancorp, Inc.; UMB Financial Corporation; FirstMerit Corporation; Old National Bancorp; Associated Banc-Corp.; CNB Bancshares, Inc.; Citizens Banking Corporation; First Michigan Bank Corporation; Fort Wayne National Corporation; and First Midwest Bancorp, Inc.

    The analysis indicated that, as of August 29, 1996, Magna Common Stock sold at price of: (i) 12.1x trailing twelve months EPS through June 30, 1996, compared to a median of 13.6x for the comparable companies; (ii) 11.2x estimated 1996 EPS, compared to a median of 12.8x for the comparable companies;
(iii) 1.50x June 30, 1996 book value, compared to a median of 1.72x for the comparable companies; (iv) 1.61 x June 30, 1996 tangible book value, compared to 1.91x for the comparable companies.

    COMPARABLE TRANSACTION ANALYSIS. TCC reviewed three sets of comparable merger and acquisition transactions based on publicly-available data: (i) selected mergers and acquisitions of commercial banks and bank holding companies in which the acquired company was headquartered in the Midwest and had total assets ranging from $1.0 to $3.0 billion ("Midwest Transactions");
(ii) selected mergers and acquisitions of commercial banks and bank holding companies in which the acquired company was headquartered in the Midwest excluding the Chicago area and had total assets ranging from $1.0 to $3.0 billion ("Non-Chicago Transactions"); and (iii) selected mergers and acquisitions of commercial banks, bank holding companies, and thrifts headquartered in Iowa ("Iowa Transactions").

    The twenty Midwest Transactions included (the acquiror is the first name and is underlined followed by the seller): Taylor Investment Group, Cole Taylor
                                           -----------------------
Bank; ABN-AMRO Holding NV, Comerica Bank-Illinois; Firstar Corporation,
      -------------------                          -------------------
American Bancorporation; Mercantile Bancorporation Inc., Hawkeye
                         ------------------------------
Bancorporation; Firstar Corporation, First Colonial Bankshares Corporation;
                -------------------
Harris Bankcorp, Inc., Suburban Bancorp, Inc.; First Chicago Corporation, Lake
---------------------                          -------------------------
Shore Bancorp, Inc.; First Bank System, Inc., Boulevard Bancorp; National City
                     -----------------------                     -------------
Corporation, Ohio Bancorp; Norwest Corporation, Lincoln Financial Corporation;
-----------                -------------------
First Bank System, Inc., Bank Shares, Incorporated; Banc One Corporation, First
-----------------------                             --------------------
Security Corporation of Kentucky; NBD Bancorp. Inc., Summcorp; First of America
                                  -----------------            ----------------
Bank Corporation, Security Bancorp Inc.; Mercantile Bancorporation Inc.,
----------------                         ------------------------------
Ameribanc Inc.; Boatmen's Bancshares, Inc., First Interstate of Iowa, Inc.;
                --------------------------
Banc One Corporation, First Illinois Corporation; NBD Bancorp Inc., Gainer
--------------------                              ----------------
Corporation; Norwest Corporation, Davenport Bank & Trust Company; Banc One
             -------------------                                  --------
Corporation, Marine Corporation.
-----------

    The thirteen Non-Chicago Transactions included (the acquiror is the first name and is underlined followed by the seller): Firstar Corporation, American
                                                -------------------
Bancorporation; Mercantile Bancorporation Inc., Hawkeye Bancorporation;
                ------------------------------
National City Corporation, Ohio Bancorp; Norwest Corporation, Lincoln Financial
-------------------------                -------------------
Corporation; First Bank System, Inc., Bank Shares, Incorporated; Banc One
             -----------------------                             --------
Corporation, First Security Corporation; NBD Bancorp, Inc., Summcorp; First of
-----------                              -----------------            --------
America Bank Corporation, Security Bancorp Inc.; Mercantile Bancorporation
------------------------                         -------------------------
Inc., Ameribanc Inc.; Boatmen's Bancshares, Inc., First Interstate of Iowa,
----                  --------------------------
Inc.; NBD Bancorp, Gainer Corporation; Norwest Corporation, Davenport Bank &
      -----------                      -------------------
Trust Company; Banc One Corporation, Marine Corporation.
               --------------------

    The fifteen Iowa Transactions included (the acquiror is the first name and is underlined followed by the seller): First Midwest Financial, Inc., Central
                                       -----------------------------
West Bancorporation; Commercial Federal Corporation, Heritage Financial Ltd.;
                     ------------------------------
BancSecurity Corporation, Marshalltown Financial Corporation; Firstar
------------------------                                      -------
Corporation, Harvest Financial Corporation; Mercantile Bancorporation Inc.,
-----------                                 ------------------------------
Hawkeye Bancorporation; First Midwest Bancorp, CF Bancorp Inc.; Mercantile
                        ---------------------                   ----------
Bancorporation Inc., Plains Spirit Financial Corp.; Community First Bankshares,
-------------------                                 --------------------------
Inc., Minowa Bancshares, Inc.; Firstier Financial, Inc., Cornerstone Bank
                               ------------------------
Group; Mercantile Bancorporation Inc., Metro Bancorporation; Iowa National
       ------------------------------                        -------------
Bankshares Corporation, MidAmerica Financial Corp.; Hawkeye Bancorporation,
----------------------                              ----------------------
First Dubuque Corporation; Brenton Banks, Inc., Ames Financial Corporation;
                           -------------------
Boatmen's Bancshares, Inc., First Interstate of Iowa, Inc.; Norwest
--------------------------                                  -------
Corporation, Davenport Bank & Trust Company.
-----------

    For the Midwest Transactions, the offer value to last twelve months EPS ranged from a low of 10.7x to a high of 23.1x with a median of 14.9x; the offer value to book value ranged from a low of 1.09x to a high of 2.77x with a median of 1.74x; the offer value to tangible book value ranged from a low of 1.26x to a high of 2.92x with a median of 1.99x. For the Non-Chicago Transactions, the offer value to last twelve months EPS ranged from a low of 10.7x to a high of 17.8x with a median of 13.8x; the offer value to book value ranged from a low of 1.09x to a high of 2.77x with a median of 1.69x; the offer value to tangible book value ranged from a low of 1.26x to a high of 2.90x with a median of 1.69x. For the Iowa Transactions, the offer value to last twelve months EPS ranged from a low of 10.1x to a high of 17.3x with a median of 13.7x; the offer value to book value ranged from a low of 1.12x to a high of 2.12x with a median of 1.50x; the offer value to tangible book value ranged from a low of 1.12x to a high of 2.68x with a median of 1.55x.

    The value of the merger consideration in the Merger represented a multiple of 14.6x Homeland's trailing twelve months EPS through June 30, 1996; the value of the merger consideration to Homeland's June 30, 1996 book value represented a multiple of 1.65x; the value of the merger consideration to Homeland's June 30, 1996 tangible book value represented a multiple of 1.90x.

    NET PRESENT VALUE ANALYSIS. TCC prepared a net present value analysis which estimated future dividend streams that Homeland could produce over the period from January 1, 1997 through December 31, 2000. These dividend streams were discounted to a present value at a discount rate of 14%. TCC estimated the terminal multiple of Homeland common equity at December 31, 2000 by applying multiples of 14.9x, 13.0x, and 11.0x projected 2000 earnings. The range of terminal multiples was chosen based on past and current trading multiples of Homeland and comparable institutions and past and current multiples of comparable merger and acquisition transactions. The results of this analysis indicated a range of theoretical values per share of Homeland between $22.31 and $28.95. The market value of the merger consideration in the Merger was $212.90 million, or approximately $37.32 per share of Homeland Common Stock, based on the August 29, 1996 closing price of Magna Common Stock of $24.00 per share.

    TCC also analyzed theoretical net present values per share of Homeland based on achieving various levels of annual asset growth and annual return on average assets. Asset growth assumptions ranged from a low of 2.0% per year to a high of 10.0% per year; return on average asset assumptions ranged from a low of .9% to a high of 1.4%. The results of this analysis indicated a range of theoretical values per share of Homeland between $19.60 and $38.48.

    COMPARATIVE SHAREHOLDER RETURN. TCC analyzed two sets of theoretical returns to a Homeland shareholder: (i) the Homeland shareholder receives 100% Magna Common Stock; and (ii) the Homeland shareholder receives 57% Magna Common Stock and 43% cash ($16.125 per share). The scenarios evaluated included Homeland remaining independent, Homeland being acquired in 2000, and Homeland being acquired by Magna in the proposed transaction. The analysis indicated a return to shareholders of 10.3% for Homeland remaining independent; 12.6% for Homeland being acquired in 2000; 20.3% based on the acceptance of the Magna proposal with the Homeland shareholder receiving 100% Magna Common Stock; and 18.9% based on the acceptance of the Magna proposal with the Homeland shareholder receiving 57% Magna Common Stock and 43% cash.

    The summary of TCC analyses set forth above is a fair summary thereof but does not purport to be a complete description of the presentations by TCC to the Homeland Board. TCC believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of the analyses, without considering all factors, could create an incomplete view of the process by which a fairness opinion is rendered. In connection with its analyses, TCC assumed that there would not be any material adverse change in general economic, business, market, and/or regulatory conditions, all of which are beyond the control of Homeland and Magna. The analyses performed by TCC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    The Homeland Board retained TCC based upon its experience and expertise with regard to the banking industry and merger and acquisition transactions. TCC is an investment banking and securities firm with membership on all principal U.S. security exchanges. As part of its investment banking services, TCC is regularly engaged in the independent valuation of securities in connection with negotiated underwritings, private placements, merger and acquisition transactions, and recapitalizations.

    Pursuant to its engagement of TCC to provide financial advisory and investment banking services, Homeland agreed to pay TCC a cash fee of .65% of the transaction value at Closing, or approximately $1,400,000. TCC will also receive reimbursement for certain out-of-pocket expenses, and Homeland has agreed to indemnify TCC against certain liabilities, including liabilities which may arise under the securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND POTENTIAL CONFLICTS OF INTEREST

    In considering the recommendation of the Homeland Board of Directors with respect to the Merger Agreement, Homeland shareholders should be aware that certain executive officers and directors of Homeland (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Homeland shareholders generally. The Board of Directors of Homeland was aware of these interests and took these interests into account in adopting the Merger Agreement.

    Change of Control Agreements. All change of control agreements with Homeland employees in effect prior to the date of the Merger Agreement and previously disclosed to Magna will be honored by Magna in accordance with their terms; provided, however, that certain named executives may surrender their existing change of control agreements in exchange for (i) Magna change of control or employment agreements, and (ii) awards of restricted stock with a value of one times Annualized Includible Compensation (as defined in the applicable agreement) vesting ratably over five years, with accelerated vesting if terminated without cause or as result of a Change of Control (each as defined in the applicable agreement) of Magna. As of the date of this Proxy Statement/Prospectus, none of the employees of Homeland who currently have change of control agreements (which, if honored, would provide payments from 1.5 to 2.5 times Annualized Includable Compensation for those subject to said agreements) has entered into an employment or change of control agreement with Magna, although several are considering proposals. In addition, Erl A. Schmiesing, currently the Chairman, President and Chief Executive Officer of Homeland, and Douglas K. Shull, currently a Homeland director, will be proposed for election to the Board of Directors of Magna, and, if elected, will each receive an annual retainer of $8,000 plus $1,000 for each meeting attended, which is the same amount currently paid by Magna to its existing directors. It is intended that Mr. Schmiesing will serve on the Board of Directors of Magna for three years following the Closing Date.

    Indemnification. In the Merger Agreement, Magna agreed that the Merger will not affect or diminish any of Homeland's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Homeland or its subsidiaries arising by virtue of their respective articles of incorporation or bylaws in the form in effect on August 30, 1996, or arising by operation of law or by virtue of any contract, resolution or other agreement or document existing on August 30, 1996, and Magna agreed to use its reasonable best efforts to assume such duties and obligations of indemnification in order that such duties and obligations will continue in full force and effect for so long as they would (but for the Merger) otherwise survive.

    Other Interests. Certain executive officers, including certain directors, of Homeland currently hold Homeland employee stock options which will be converted at the Effective Time into rights with respect to Magna Common Stock. See "--Employee Benefits."

CONDITIONS OF THE MERGER

    The respective obligations of Magna and Homeland to consummate the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

        (i) The Merger Agreement shall have received the requisite approval of shareholders of Homeland.

        (ii) All requisite approvals of the Merger Agreement and the transactions contemplated thereby shall have been received from the Federal Reserve Board, the State Bank Regulator and the Office of Thrift Supervision (the "OTS"), if required, and any other necessary governmental or regulatory authority or agency (collectively, the "Regulatory Authorities"); provided, however, that such approvals may not contain or impose any conditions or requirements that would have a material adverse effect on the business or financial condition of either party.

        (iii) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

        (iv) Neither Magna nor Homeland shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

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

        (v) Each of Magna and Homeland shall have received, from counsel reasonably satisfactory to it, an opinion reasonably satisfactory in form and substance to it to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the facts existing at the Effective Time, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that accordingly:

           a. no gain or loss will be recognized by Homeland or Magna as a result of the Merger;

           b. no gain or loss will be recognized by the shareholders of Homeland who exchange their shares of Homeland Common Stock solely for Magna Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares);

           c. the tax basis of the Magna Common Stock received by shareholders who exchange all of their Homeland Common Stock solely for Magna Common Stock in the Merger will be the same as the tax basis of the Homeland Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

           d. gain will be recognized by the shareholders of Homeland who exchange their shares of Homeland Common Stock for Magna Common Stock and cash to the extent of the lesser of (i) the amount of cash received, or (ii) the fair market value of the Magna Common Stock and cash received less the shareholder's basis in the Homeland Common Stock surrendered; and

           e. the tax basis of the Magna Common Stock received by shareholders who exchange their shares of Homeland Common Stock for Magna Common Stock and cash will be the same as the tax basis of the Homeland Common Stock surrendered in exchange therefor, reduced by the amount of cash received by the shareholder, and increased by the amount of gain recognized by the shareholder on such exchange.

    Homeland's obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (i) The representations and warranties of Magna set forth in Article III of the Merger Agreement shall be true and correct in all material respects as of August 30, 1996 and as of the Effective Time (as though made on and as of the Effective Time except (a) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (b) for the effect of transactions contemplated by the Merger Agreement).

        (ii) Magna shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

        (iii) Homeland shall have received a certificate of the chairman or chief financial officer of Magna as to the satisfaction of the conditions set forth in clauses (i) and (ii).

    Magna's obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (i) The representations and warranties of Homeland set forth in Article II of the Merger Agreement shall be true and correct in all material respects as of August 30, 1996 and as of the Effective Time (as though made on and as of the Effective Time except (a) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (b) for the effect of transactions contemplated by the Merger Agreement).

        (ii) Homeland shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

        (iii) Magna shall have received a certificate of the chairman and a certificate of the president and chief executive officer of Homeland as to the satisfaction of the conditions set forth in clauses (i) and (ii).

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite shareholder approval: (i) by mutual consent of the Board of Directors of Magna and the Board of Directors

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
of Homeland; (ii) by the Board of Directors of Magna or the Board of Directors of Homeland (a) at any time after June 30, 1997 if the Merger shall not theretofore have been consummated (provided that, the terminating party is not then in material breach of the Merger Agreement), (b) if any Regulatory Authority has denied approval of the Merger and such denial has become final and nonappealable, (c) if shareholders of Homeland shall not have approved the Merger Agreement at the Special Meeting or (d) if the approval of any Regulatory Authority contains or imposes any condition or requirement that would have a material adverse effect on the financial condition, results of operation or the business of either party; (iii) by the Board of Directors of Magna in the event of a material breach by Homeland of the Merger Agreement, which breach is not cured within 30 days after provision of written notice thereof to Homeland by Magna; (iv) by the Board of Directors of Homeland (a) in the event of a material breach by Magna of the Merger Agreement, which breach is not cured within 30 days after provision of written notice thereof to Magna by Homeland, (b) within five days of the last day of the Valuation Period if (x) the Valuation Price shall be less than $20 and the Valuation Price shall have declined by 15% or more during such Valuation Period compared to a defined index of comparable bank stocks. Thus, even should the Valuation Price decline below $20, Homeland may not have the right to terminate the Merger Agreement.

    In the event that the Valuation Price shall have declined below $20 and by 15 percent more than the defined index, the Board of Directors of Homeland will review all of the circumstances believed to have caused such decline and determine at that time whether to proceed with the transaction or terminate the Merger Agreement. Consistent with the exercise of the Board's fiduciary duties, should the Board determine, based on its analysis of the causes of such decline in the Valuation Price, that it is in the best interests of Homeland shareholders to proceed with the Merger, the Board does have the ability under the Agreement and applicable law to complete the transaction without further shareholder approval; however, the Board may also determine, if appropriate, to resubmit the proposal to Homeland shareholders.

    No assurance can be given that the Merger will be consummated, that Magna and Homeland will not mutually agree to terminate the Merger Agreement or that Magna or Homeland will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before June 30, 1997.

REGULATORY APPROVAL

    The obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board, the State Bank Regulator and the OTS, if required, and any other necessary Regulatory Authority.

    The Merger is subject to the prior approval of the Federal Reserve Board under the BHCA. Under the BHCA, the Federal Reserve Board is required, in approving transactions such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of Magna and its bank subsidiaries following the Merger.

    The BHCA prohibits the Federal Reserve Board from approving the Merger if the Merger would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if their effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of transactions in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval (or, if the United States Department of Justice ("DOJ") has not submitted adverse comments with respect to competitive factors, the 15th day), during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

    The BHCA provides for the publication of notice and public comment on the applications and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted

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
to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Application for such Federal Reserve Board approval has been or will be filed.

    Magna and Homeland are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approval or action will be received or taken, as to the timing of such approval or action, that no action will be brought challenging such approval or action, or if such a challenge is brought, the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger.

    See "--Closing and Effective Time," "--Conditions of the Merger," "--Waiver and Amendment," "--Termination of the Merger Agreement" and "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

    From August 30, 1996 to the Effective Time, each of Magna and Homeland agreed, and agreed to cause each of their respective subsidiaries, to conduct its business according to the ordinary and usual course consistent with past practices, and to use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    Furthermore, from August 30, 1996 to the Effective Time, the Merger Agreement provides that, except as provided in the Merger Agreement, Homeland has agreed not to, and to cause each of its subsidiaries not to, without the prior written consent of Magna:

        (i) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a wholly owned subsidiary of Homeland to Homeland or another wholly owned subsidiary of Homeland), except that Homeland may declare and pay regular quarterly cash dividends of not more than $0.23 per share on the Homeland Common Stock; provided that, Homeland may not declare or pay any dividends on Homeland Common Stock for any period in which its shareholders will be entitled to receive any regular quarterly dividend on the shares of Magna Common Stock to be issued in the Merger;

        (ii) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of Homeland's employee benefit plans specified in the Merger Agreement or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract;

        (iii) authorize, propose or announce an intention to authorize, propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

        (iv) propose or adopt any amendments to its articles of incorporation, association or other charter document or bylaws;

        (v) issue, sell, grant, confer or award any of its Equity Securities (as defined in the Merger Agreement) (except shares of Homeland Common Stock issued upon exercise of Homeland employee stock options outstanding on August 30, 1996) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on August 30, 1996;

        (vi) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

        (vii) (A) without first consulting with Magna, enter into, renew or increase any loan or credit commitment (including standby letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "lend to") in an amount in excess of $1,500,000, or in an amount which, when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of $1,500,000; or (B) lend to any person or entity any of the loans or other extensions of credit to which, or investments in which, are on a "watch

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
    list" or similar internal report of Homeland or any Homeland subsidiary (except those denoted "pass" thereon), in an amount in excess of $500,000; provided, however, that the Merger Agreement does not prohibit Homeland or any Homeland subsidiary from honoring any contractual obligation in existence on August 30, 1996;

        (viii) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Homeland or any Homeland subsidiary or the acquisition of Equity Securities of Homeland or any Homeland subsidiary or the merger of Homeland or any Homeland subsidiary with any person (other than Magna) or any similar transaction (each such transaction being referred to as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Homeland shall promptly notify Magna orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction;

        (ix) take any action that would (a) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Magna or Homeland to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or (b) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

        (x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

        (xi) without prior consultation with Magna, restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or execute any individual investment transaction (a) in United States Treasury securities in excess of $5,000,000 and (b) in any other investment securities in excess of $1,000,000; or

        (xii) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties of Homeland in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

    Pursuant to the Merger Agreement, from August 30, 1996 to the Effective Time, except as provided in the Merger Agreement, Magna has agreed not to, and to cause its subsidiaries not to, without the prior written consent of
Homeland:

        (i) take any action that would (a) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Magna or Homeland to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or (b) prevent the transactions contemplated by the Merger Agreement from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code; or

        (ii) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

WAIVER AND AMENDMENT

    Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by or on behalf of the Boards of Directors of Magna and Homeland at any time before or after approval of the Merger Agreement by the shareholders of Homeland, by an instrument in writing signed on behalf of each party; provided that after any such approval by the shareholders of Homeland no such modification may alter or change the amount or kind of consideration to be received by holders of Homeland Common Stock in the Merger.

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ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting. Accordingly, data regarding the financial condition and results of operations of Homeland will be included in Magna's consolidated financial statements on and after the Closing Date. See "SUMMARY INFORMATION--Comparative Unaudited Per Share Data" and "--Selected Financial Data," "--Conditions of the Merger," and "PRO FORMA FINANCIAL INFORMATION."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    Merger Sub, a wholly owned subsidiary of Magna, will be the surviving corporation resulting from the Merger. Merger Sub will be governed by the laws of the State of Iowa and will operate in accordance with the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger, until otherwise amended or repealed after the Effective Time.

EMPLOYEE BENEFITS

    Employee Stock Options. At the Effective Time, all rights with respect to Homeland Common Stock pursuant to Homeland employee stock options that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to Magna Common Stock, and Magna will assume each Homeland employee stock option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Homeland employee stock option assumed by Magna will be exercisable solely for shares of Magna Common Stock, (ii) the number of shares of Magna Common Stock subject to each Homeland employee stock option will be equal to the number of shares of Homeland Common Stock subject to such Homeland employee stock option immediately prior to the Effective Time multiplied by the Exchange Ratio and
(iii) the per share exercise price under each Homeland employee stock option will be adjusted by dividing the per share exercise price under such Homeland employee stock option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Homeland employee stock option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption will be undertaken in a manner that will not constitute a "modification" as defined in the Internal Revenue Code, as to any Homeland employee stock option that is an "incentive stock option."

    Certain executive officers, including certain executive officers who are directors, of Homeland currently hold Homeland employee stock options which will be converted into rights with respect to Magna Common Stock as described above.

    Indemnification. In the Merger Agreement, Magna agreed that the Merger will not affect or diminish any of Homeland's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Homeland or its subsidiaries arising by virtue of their respective articles of incorporation or bylaws in the form in effect on August 30, 1996, or arising by operation of law or by virtue of any contract, resolution or other agreement or document existing on August 30, 1996, and Magna agreed to use its reasonable best efforts to assume such duties and obligations of indemnification in order that such duties and obligations will continue in full force and effect for so long as they would (but for the Merger) otherwise survive.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material federal income tax consequences of the Merger. The discussion does not address all aspects of federal taxation that may be relevant to particular Homeland shareholders, and it may not be applicable to shareholders who are not citizens or residents of the United States, or who acquired their Homeland Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion does not address the effect of any applicable state, local or foreign tax laws or any federal tax laws other than those pertaining to the income tax. EACH HOMELAND SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER.

    This discussion is based on the Internal Revenue Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any

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
such change, which may or may not be retroactive, could alter the tax consequences to Homeland shareholders discussed herein. This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including certain representations to be made by Homeland and Magna. This discussion assumes that Homeland shareholders hold their Homeland Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

    Magna has received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Magna, and Homeland has received an opinion from Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C., counsel to Homeland, that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by Magna and Homeland, the material federal income tax consequences expected to result from the Merger, under currently applicable law, are as follows:

        (i) The Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(2)(D) of the Internal Revenue Code.

        (ii) No gain or loss will be recognized by Homeland or Magna as a result of the Merger under Section 361(a) of the Internal Revenue Code.

        (iii) Homeland shareholders will recognize no gain or loss as a result of the exchange of their Homeland Common Stock solely for shares of Magna Common Stock pursuant to the Merger under Section 354(a)(1) of the Internal Revenue Code, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

        (iv) A holder of shares of Homeland Common Stock who receives cash in the Merger in lieu of a fractional shares interest of Magna Common Stock will be treated as if the fractional shares were received in the exchange and then redeemed by Magna. A holder of shares of Homeland Common Stock will be treated as if the shareholder sold his or her fractional share of Magna Common Stock for the amount of cash received and will therefore recognize gain (or loss) to the extent that the amount of cash received exceeds (or is less than) the tax basis of the fractional share. Such gain or loss will be capital gain or loss if the shares of Homeland Common Stock were held as capital assets and will be long-term capital gain or loss if the holding period of the shares of Homeland Common Stock so exchanged was more than one year.

        (v) A Homeland shareholder who exchanges shares of Homeland Common Stock for a Magna Common Stock and cash will recognize gain to the extent of the lesser of (1) the amount of cash received or (2) the fair market value of the Magna Common Stock and cash received less the stockholder's basis in the Homeland Common Stock surrendered under Section 356(a) of the Internal Revenue Code; provided that the cash payment does not have the effect of a dividend. Any such gain will be recognized for federal income tax purposes and will be treated as capital gain provided the shares of Homeland Common Stock were held as capital assets.

        (vi) Under Section 358(a)(1) of the Internal Revenue Code, the aggregate adjusted tax basis of the Magna Common Stock received by a shareholder of Homeland in the Merger, including for the purpose of (iv) above, the tax basis of any fractional share interest, will be equal to the aggregate adjusted tax basis of the respective shares of Homeland Common Stock surrendered, reduced by the amount of cash received by the stockholder, and increased by the amount of gain recognized by the stockholder on such exchange.

        (vii) Under Section 1223(1) of the Internal Revenue Code, the holding period of the shares of Magna Common Stock received by a shareholder of Homeland in the Merger, including for purposes of (iv) above the holding period of any fractional share interest, will include the holding period of the respective shares of Homeland Common Stock exchanged therefor, provided the shares of Homeland Common Stock were held as capital assets.

        (viii) A Homeland shareholder who receives only cash in the Merger, including as a result of the exercise of dissenters' rights, will realize gain or loss for federal income tax purposes (determined separately as to each block of Homeland Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such shareholder, and
    (y) such shareholder's tax basis for the shares of Homeland Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss, provided the shares of Homeland Common Stock were held as capital assets.

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

        (ix) However, if the cash payment received by the shareholder in (v) or
    (viii) above does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such shareholder's tax basis for the shares of Homeland Common stock surrendered in the exchange) generally will be recognized by such shareholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitation of Section 302 of the Internal Revenue Code, taking into account the constructive stock ownership rules of Section 318 of the Internal Revenue Code.

    IMPACT OF SECTION 302 OF THE CODE. A Homeland shareholder who has solely Cash Election Shares or Mixed Election Shares, and who does not actually or constructively own any other shares of Homeland Common Stock or Magna Common Stock, will receive capital gain treatment with respect to any cash received. Homeland shareholders with Stock Election Shares and whose election is modified by the Exchange Agent so that some cash is received, or Homeland shareholders who actually or constructively own other shares of Homeland Common Stock or Magna Common Stock, or Homeland shareholders who make different elections with respect to different portions of their stock, will receive capital gains or dividend treatment based upon the tests defined below under Section 302 of the Code.

    The determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions of Section 302 of the Code. A cash payment to a Homeland shareholder will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such shareholder will recognize capital gain only if the cash payment (i) results in a "complete redemption" of such shareholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend."

    A payment consisting solely of cash will result in a "complete redemption" of a shareholder's stock interest and such shareholder will recognize capital gain or loss if such shareholder does not actually or constructively own any stock after the receipt of the cash payment. A reduction in a shareholder's stock interest will be "substantially disproportionate" and such shareholder will recognize capital gain if (i) the percentage of outstanding shares actually and constructively owned by such shareholder after the receipt of the cash payment is less than four-fifths (80%) of the percentage of outstanding shares actually and constructively owned by such shareholder immediately prior to the receipt of the cash payment. A cash payment will qualify as "not essentially equivalent to a dividend" and a shareholder will recognize capital gain if it results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such shareholder. No specific tests apply to determine whether a reduction in a shareholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such Homeland shareholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in Revenue Ruling 76-385 that a minority shareholder (i.e., a holder who exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership to any extent.

    With regard to Homeland shareholders who receive Magna Common Stock and cash in the Merger, the determination of whether a cash payment has the effect of a distribution of a dividend will be made as if the Homeland Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of Magna Common Stock followed immediately by a redemption of such shares by Magna for the cash payment (a "Deemed Magna Redemption"). Under this analysis, the determination of whether a cash payment qualifies as a `substantially disproportionate reduction of interest' or is `not essentially equivalent to a dividend' will be made by comparing (i) the shareholder's actual and constructive stock interest in Magna before the Deemed Magna Redemption (determined as if such shareholder had received solely Magna Common Stock in the Merger) with (ii) such shareholder's actual and constructive stock interest in Magna after the Deemed Magna Redemption.

    With regard to Homeland shareholders who receive only cash (i) in exchange for shares of Homeland Common Stock pursuant to the Merger or (ii) as a result of the exercise of dissenter's rights, one view expressed by some practitioners is that the determination of whether a cash payment has the effect of a distribution of a dividend should be made in accordance with the Deemed Magna Redemption analysis discussed above; i.e., as if the Homeland Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of Magna

Common Stock followed immediately by a redemption of such shares by Magna for the cash payment. However, under the traditional analysis, which apparently continues to be used by the Service, Section 302 of the Code will apply as though the cash payment were made by Homeland in a hypothetical redemption of Homeland Common Stock immediately prior to, and in a transaction separate from, the Merger (a "Deemed Homeland Redemption"). Accordingly, under the traditional analysis, the determination of whether a cash payment results in a `complete redemption of interest', qualifies as a `substantially disproportionate reduction of interest' or is `not essentially equivalent to a dividend' will be made by comparing (i) the shareholder's actual and constructive stock interest in Homeland before the Deemed Homeland Redemption, with (ii) such shareholder's actual and constructive stock interest in Homeland after the Deemed Homeland Redemption (but before the Merger). The law is unclear regarding whether the approach of the Service is correct. Since the traditional analysis is more likely to result in a dividend treatment than the Deemed Magna Redemption analysis, each Homeland shareholder who receives solely cash in exchange for all of the Homeland Common Stock he or she actually owns should discuss with his or her tax advisor which analysis is applicable.

    The determination of ownership for purposes of the three foregoing tests will be made by taking into account both shares owned actually by such shareholder and shares owned constructively by such shareholder pursuant to
Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a shareholder's interest has occurred for purposes of Section 302 of the Code. These exceptions apply only to Homeland shareholders who receive, in the Merger, solely cash in return for the Homeland Common Stock they actually own.

    Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each Homeland shareholder, Homeland shareholders are strongly advised to consult their own tax advisors regarding the tax treatment of cash received in the Merger.

    Each Homeland shareholder's ability to elect the type of consideration he or she receives pursuant to the Merger affords each such shareholder the opportunity to select that type of consideration which will best serve his or her personal tax and financial planning needs. However, each Homeland shareholder should be aware that his or her ability to satisfy (or, alternatively, fail to satisfy) any of the foregoing tests and thereby avoid (or, alternatively, obtain) dividend treatment may be affected by (i) the type of consideration received by related parties in respect of shares that such shareholder is deemed to own pursuant to Section 318 of the Code, and by (ii) any redesignation of the shareholder's election by the Exchange Agent, without regard to whether such shareholder has Cash Election Shares, Stock Election Shares, Mixed Election Shares or No Election Shares.

    An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to counsel's opinion and, if the matter is litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax effects of the Merger, and no such ruling has been requested.

    THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH SHAREHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

                DISSENTERS' RIGHTS OF SHAREHOLDERS OF HOMELAND

    Each shareholder of Homeland has the right to demand to be paid the fair value of its shares of Homeland Common Stock in cash upon consummation of the Merger if the shareholder follows the dissenters' rights procedures set forth in Division XIII of the Iowa Act. "Fair value" is defined in the Iowa Act as the value of the subject shares immediately prior to the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such an exclusion would be inequitable.

    Under the Iowa Act, a shareholder of Homeland may dissent from the Merger and obtain the fair value of the shares owned by such shareholder with such fair value to be paid in cash if the Merger is consummated. Any shareholder of Homeland who wishes to assert its dissenters' rights must do each of the following: (i) deliver to Homeland before the vote on the Merger Agreement is taken a written notice of such shareholder's intent to demand payment of the fair value of his or her shares if the Merger is effectuated, and (ii) not vote such shares in favor of the approval of the Merger Agreement at the Special Meeting. A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF A SHAREHOLDER'S INTENT TO ASSERT DISSENTERS' RIGHTS.

    If the Merger Agreement is approved at the Special Meeting, Homeland shall deliver a written notice to each person who asserted dissenters' rights and who did not vote in favor of the approval of the Merger Agreement as described above. The notice must be sent by Homeland no later than 10 days after the Special Meeting and must contain the following information: (i) a statement as to where a demand for payment must be sent by the dissenting shareholder and where and when the certificates evidencing shares of Homeland Common Stock owned by such shareholders must be deposited, (ii) a statement to holders of uncertificated shares stating to what extent transfer of the shares will be restricted after the payment is received, (iii) a form with which dissenting shareholders may make their demands for payment, which form will include the date of the first public announcement of the proposed Merger and a requirement that each dissenting shareholder certify as to whether or not it had acquired beneficial ownership of the shares subject to the dissenters' rights demand prior to the date of the first public announcement of the proposed Merger, (iv) a statement as to the date by which Homeland must receive the demand for payment from the dissenting shareholder, such date to be not fewer than 30 nor more than 60 days after the date of Homeland's notice to dissenting shareholders, and (v) a copy of Division XIII of the Iowa Act.

    A dissenting shareholder must demand payment for its shares, certify as to whether the acquisition dates of such shares were prior to or after the public announcement of the proposed Merger and deposit the Certificates evidencing such shares prior to the date set in and in accordance with the notice sent by Homeland to the dissenting shareholders. A shareholder who does not demand payment or deposit Certificates by the date or in the manner set forth in the notice to dissenting shareholders sent by Homeland will be deemed to have waived its dissenters' rights and will not be entitled to payment of the fair value of his or her shares under Division XIII of the Iowa Act.

    Homeland (or Merger Sub, as the surviving corporation in the Merger) must make a cash payment to each dissenting shareholder who files a demand for payment as described above equal to Homeland's (or Merger Sub's) estimate of the fair value of the shares of Homeland Common Stock owned by such shareholders, plus accrued interest on such payment from the Closing Date. Such payment must be made upon the later of: (i) the time the Merger is consummated or (ii) the receipt of the demand for payment from the dissenting shareholder. If the Merger is not consummated within 60 days of the date set by Homeland for receipt of the dissenting shareholders' demands for payment and deposits of Certificates, Homeland must return the deposited Certificates and release the transfer restrictions on uncertificated shares and send a new notice to dissenting shareholders when the Merger is actually consummated and repeat the payment demand procedure. The payment must be accompanied by the following: (i) Homeland's balance sheet as of the end of its most recently completed fiscal year, an income statement and a statement of changes in shareholders' equity as of the most recently completed fiscal year and interim financial statements of Homeland as of and for the most recent date or period available, (ii) a statement of Homeland's (or Merger Sub's) estimate of the fair value of the Homeland shares, (iii) an explanation as to how the interest payment was calculated, (iv) a statement of the dissenting shareholder's right to demand a greater payment than Homeland's estimate as described below, and (v) a copy of Division XIII of the Iowa Act.

    Homeland may elect to withhold payment from those dissenting shareholders who do not certify in their demand for payment that they owned the shares subject to the dissenters' rights demand prior to the public announcement of the proposed Merger. To the extent that Homeland elects to withhold payment from such dissenting shareholders, Homeland shall estimate the fair value of the shares owned by such holders and accrued interest thereon and offer to pay the same to each such dissenting shareholder who agrees to accept it in full satisfaction of its demand. The offer to such shareholders must be accompanied by: (i) a statement of Homeland's estimate of fair value, (ii) an explanation as to how the interest payment was calculated and (iii) a statement of the dissenting shareholder's right to demand a greater payment than Homeland's estimate as described below.

    After receipt of Homeland's (or Merger Sub's) estimate of fair value in either of the above cases, the dissenting shareholder may deliver notice to Homeland (or Merger Sub) of its own estimate of fair value for the shares and the amount of interest due and demand payment of the difference in amount, if any, previously paid by Homeland (or Merger Sub) to such shareholder and the amount of the shareholder's estimate. In order to make such a demand: (i) the dissenting shareholder must believe that the amount paid or offered by Homeland (or Merger Sub) is less than the fair value of the shares or the interest is incorrectly calculated, or (ii) Homeland (or Merger Sub) has not made payment for the shares within 60 days after the date set by Homeland (or Merger Sub) as the last day that Homeland (or Merger Sub) set for accepting demands for payment, or (iii) the Merger has not been consummated within the 60-day period after the last date that Homeland (or Merger Sub) set for accepting demands for payment and Homeland has not returned the Certificates deposited by the dissenting shareholder or released the transfer restrictions imposed on uncertificated shares. A dissenting shareholder will waive its right to seek a greater payment than Homeland's estimate of fair value and accrued interest unless such shareholder notifies Homeland (or Merger Sub) in writing of the same within 30 days of the receipt of Homeland's (or Merger Sub's) payment or offer of payment for the shares.

    If, within 60 days of receiving the dissenting shareholder's notice of a demand for increased payment, the demand remains unsettled, Homeland (or Merger
Sub) must commence proceedings in the district court of the county where its principal office is located, petitioning the court to determine the fair value and accrued interest of such shares. If Homeland (or Merger Sub) fails to start such proceedings within the 60-day period, Homeland (or Merger Sub) must pay each dissenting shareholder whose demand remains unsettled the amount that such shareholder has demanded. All dissenting shareholders with claims remaining unsettled will be made parties to the proceedings and the court may appoint one or more appraisers to receive evidence and recommend the fair value of the shares. The court will find either (i) that the fair value and accrued interest already paid by Homeland (or Merger Sub) equals or exceeds the amount determined by the court, in which case the shareholder will be entitled to no additional payment from Homeland (or Merger Sub), or (ii) Homeland (or Merger
Sub) must pay an additional amount equal to the difference between the court's determination of fair value and accrued interest and the amount already paid by Homeland (or Merger Sub) to the shareholder.

    The court shall also determine all costs of the proceedings, including the reasonable compensation and expenses of the appraisers and shall assess such costs against Homeland (or Merger Sub) unless the court finds that such an assessment would be inequitable because the dissenting shareholders had acted arbitrarily, vexatiously or not in good faith, in which case the court may assess costs against all or some of the dissenters. Fees and expenses of legal counsel and experts will generally be borne by each of the parties except that the experts' and attorneys' fees and expenses of the dissenting shareholders will be assessed against Homeland (or Merger Sub) to the extent that the court finds Homeland did not substantially comply with the procedures set forth in Division XIII of the Iowa Act or to either party in favor of the other party to the extent that the court finds that the assessed party acted arbitrarily, vexatiously or not in good faith. To the extent that counsel for one dissenting shareholder is found by the court to have provided a substantial benefit to other dissenting shareholders, the court may order that the fees of such counsel be paid out of the amounts awarded to the dissenting shareholders who have been benefited.

    THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE IOWA ACT AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF DIVISION XIII OF THE IOWA ACT WHICH IS ATTACHED AS ANNEX B TO THIS
                                                           -------
PROXY STATEMENT/PROSPECTUS. HOMELAND SHAREHOLDERS WHO ARE INTERESTED IN ASSERTING DISSENTERS' RIGHTS PURSUANT TO THE IOWA ACT IN CONNECTION WITH THE MERGER MAY WISH TO CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                        PRO FORMA FINANCIAL INFORMATION

COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth for the periods indicated selected historical per share data of Magna and Homeland and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented is based upon the consolidated financial statements and related notes of Magna and Homeland included in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in the Proxy Statement/Prospectus. See "--Pro Forma Combined Consolidated Financial Statements (Unaudited)." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                                                          MAGNA/HOMELAND       MAGNA/HOMELAND
                                                            MAGNA          HOMELAND         PRO FORMA            PRO FORMA
                                                          HISTORICAL      HISTORICAL       COMBINED<F1>        EQUIVALENT<F2>
                                                          ----------      ----------      --------------       --------------
Book Value Per Common Share:
    September 30, 1996..............................        $16.39          $22.98            $17.40               $26.97
    December 31, 1995...............................         15.93           22.18             17.00                26.35

Cash Dividends Declared Per Common Share:
    Nine months ended September 30, 1996............           .66             .68               .66                 1.02
    Year ended December 31, 1995....................           .80             .87               .80                 1.24

Fully Diluted Net Income Per Share:
    Nine months ended September 30, 1996............          1.59            1.74              1.48                 2.29
    Year ended December 31, 1995....................          1.80            2.37              1.70                 2.64

Market Price Per Common Share:
    August 30, 1996<F3>.............................         24.88           34.00
    December 11, 1996<F3>...........................         29.25           41.25

---------

<F1> Includes the effect of pro forma adjustments for the Merger. See "PRO
     FORMA FINANCIAL INFORMATION."

<F2> Based upon the pro forma combined per share amounts multiplied by an assumed Exchange Ratio of 1.55, which Exchange Ratio is subject to adjustment. See "PRO FORMA FINANCIAL INFORMATION."

<F3> The market values of Magna Common Stock and Homeland Common Stock were determined as of the last trading day preceding the public announcement of the Merger and as of the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus based on the last sales price as reported on the Nasdaq or the NYSE, as applicable.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger as if it had been consummated on September 30, 1996. The following unaudited pro forma combined consolidated income statements for the nine months ended September 30, 1996 and for the year ended December 31, 1995 set forth the results of operations of Magna combined with the results of operations of Homeland as if the Merger had occurred on January 1, 1995. The unaudited Pro Forma Combined Consolidated Financial Statements include pro forma adjustments which are based on certain assumptions. The actual purchase accounting adjustments will be made on the basis of evaluations as of the date of consummation of the Merger and, therefore, will differ from those reflected in these statements.

    The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of Magna and Homeland. The historical interim financial information for the nine months ended September 30, 1996, used as a basis for the pro forma combined consolidated financial statements, include all necessary adjustments, which, in management's opinion, are necessary to present the data fairly. These unaudited pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the Merger had been consummated on the date assumed above or the results of operations that may be achieved in the future.

    The unaudited pro forma combined consolidated financial statements reflect a repurchase of approximately 600,000 shares of Magna Common Stock. While Magna has previously announced its intention to effect such a repurchase, Magna has not firmly committed to do so and there is no certainty as to whether any such repurchase will occur or as to the price per share at which a repurchase would occur if one were effected.

                                                         MAGNA GROUP, INC.

                                           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                   REFLECTING THE ACQUISITION OF HOMELAND BANKSHARES CORPORATION
                                                         SEPTEMBER 30, 1996
                                                     (UNAUDITED; IN THOUSANDS)

                                                                                             PRO FORMA               MAGNA/
                                                                                          ADJUSTMENTS<F1>           HOMELAND
                                                      MAGNA           HOMELAND        ----------------------        PRO FORMA
                                                    HISTORICAL       HISTORICAL       DEBIT           CREDIT        COMBINED
                                                    ----------       ----------       -----           ------        ---------
ASSETS
Cash and due from banks..........................   $  157,076       $   55,547                                     $  212,623
Due from banks--interest bearing.................        1,043               --                                          1,043
Federal funds sold...............................       82,500           17,400                                         99,900
Held-to-maturity securities......................      141,848               --                                        141,848
Available-for-sale securities....................    1,454,618          190,759                       109,667<F2>    1,535,710
Loans............................................    3,368,705          895,165                                      4,263,870
    Unearned income..............................       (1,044)              --                                         (1,044)
    Reserve for loan losses......................      (45,093)          (9,278)                                       (54,371)
                                                    ----------       ----------                                     ----------
        Net Loans................................    3,322,568          885,887                                      4,208,455
Premises and equipment...........................       81,718           24,506         3,980<F3>         812<F4>      109,392
Other assets.....................................      143,110           32,844       101,838<F5>      12,439<F6>
                                                                                          386<F7>       4,663<F8>      261,076
                                                    ----------       ----------                                     ----------
            TOTAL ASSETS.........................   $5,384,481       $1,206,943                                     $6,570,047
                                                    ==========       ==========                                     ==========
LIABILITIES
Deposits:
    Noninterest bearing..........................   $  532,436       $  121,109                                     $  653,545
    Interest bearing.............................    3,632,424          816,877                                      4,449,301
                                                    ----------       ----------                                     ----------
        Total Deposits...........................    4,164,860          937,986                                      5,102,846
Federal funds purchased..........................       20,195           26,575                                         46,770
Repurchase agreements............................      501,287               --                                        501,287
Other short-term borrowings......................       98,628           53,744                                        152,372
Long-term debt...................................       79,117           46,962                                        126,079
Other liabilities................................       60,492           10,604                         4,270<F9>       75,366
                                                    ----------       ----------                                     ----------
            TOTAL LIABILITIES....................    4,924,579        1,075,871                                      6,004,720
STOCKHOLDERS' EQUITY
Preferred stock..................................           40               --                                             40
Common stock.....................................       57,595           71,292        71,292<F10>     10,078<F11>      67,673
Surplus..........................................      226,943               --                       109,597<F12>     336,540
Retained earnings................................      205,019           59,863        59,863<F13>                     205,019
Treasury stock...................................      (17,605)              --        14,250<F14>                     (31,855)
Net unrealized loss on securities................      (12,090)             (83)                           83<F15>     (12,090)
                                                    ----------       ----------                                     ----------
    TOTAL STOCKHOLDERS'
      EQUITY.....................................      459,902          131,072                                        565,327
                                                    ----------       ----------                                     ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...   $5,384,481       $1,206,943                                     $6,570,047
                                                    ==========       ==========                                     ==========

                                    See Notes to Pro Forma Combined Consolidated Balance Sheet.


                                      40

                               MAGNA GROUP, INC.

            NOTES TO PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1996
           (UNAUDITED; DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

-----

 <F1>  The purchase price and allocation of purchase price are as follows:

Consideration to be paid to Homeland shareholders:
    Cash.........................................................................             $ 91,967
    Magna Common Stock (5,038,934 shares @ $23.75)...............................              119,675
Acquisition fees paid to advisors................................................                3,450
                                                                                              --------
        Total purchase price.....................................................             $215,092
                                                                                              ========
The $23.75 share value reflects the average closing price of Magna Common Stock during the 30 consecutive trading days prior to the signing of the definitive agreement to acquire Homeland.
The purchase price has been allocated as follows:
Historical net book value of Homeland............................................             $131,072
Adjustments to fair value of Homeland assets and liabilities:
    Premises and equipment (see notes 3 and 4)...................................    3,168
    Other liabilities (see note 9)...............................................   (4,270)
    Deferred income taxes (see note 7)...........................................      386        (716)
                                                                                    ------
Adjustment to goodwill and other intangibles (see notes 5, 6 and 8)..............               84,736
                                                                                              --------
        Total purchase price.....................................................             $215,092
                                                                                              ========

 <F2>  Reflects the sale of securities to provide cash for payment to Homeland shareholders, payment of cash for legal and professional fees connected with the Homeland acquisition and payment of cash to repurchase approximately 600,000 shares of Magna Common Stock.

 <F3>  Write-up of certain Homeland fixed assets to fair value.

 <F4>  Write-off of certain Homeland fixed assets not compatible with Magna systems.

 <F5>  Reflects goodwill resulting from the acquisition of Homeland by Magna.
       This goodwill will be amortized over a period of 15 years.

 <F6>  Write-off of unamortized goodwill previously recorded on the books of subsidiary banks of Homeland.

 <F7>  Reflects net deferred taxes related to: write-up of fixed assets to fair value; write-off of fixed assets not compatible with Magna systems; accrual for vacation pay liability; accrual for possible payments required in connection with change of control agreements held by certain Homeland executives; and accrual for present value of future benefits connected with Homeland's Supplemental Retirement Income Plan.

 <F8>  Write-off of unamortized deposit base intangibles previously recorded on the books of subsidiary banks of Homeland.

 <F9>  Establish vacation pay accrual for employees of Homeland in conformity with Magna policy; establish accrual for possible payments required in connection with change of control agreements held by certain Homeland executives; and establish accrual for the present value of future benefits connected with Homeland's Supplemental Retirement Income Plan.

<F10>  Elimination of 5,703,378 shares of Homeland Common Stock.

<F11>  Issuance of 5,038,934 shares of Magna Common Stock.

<F12>  Adjustment to Magna capital to reflect acquisition of Homeland.

<F13>  Elimination of Homeland retained earnings.

<F14>  Reflects the repurchase of 600,000 shares of Magna Common Stock issued in connection with the acquisition of Homeland.

<F15>  Elimination of Homeland net unrealized loss on available-for-sale securities.

                                                         MAGNA GROUP, INC.

                                        PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                                               TWELVE MONTHS ENDED DECEMBER 31, 1995
                                          (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                           MAGNA/
                                                                                                                          HOMELAND
                                                                           MAGNA         HOMELAND       PRO FORMA        PRO FORMA
                                                                         HISTORICAL     HISTORICAL     ADJUSTMENTS       COMBINED
                                                                         ----------     ----------     -----------       ---------
Interest Income:
    Interest and fees on loans.........................................   $266,146       $74,098                          $340,244
    Securities:
      Taxable..........................................................     71,853        14,520           (6,854)<F1>      79,519
      Tax-exempt.......................................................      7,266         2,015                             9,281
                                                                          --------       -------        ---------         --------
                                                                            79,119        16,535           (6,854)          88,800
    Other interest income..............................................      1,903         1,847                             3,750
                                                                          --------       -------        ---------         --------
            TOTAL INTEREST INCOME......................................    347,168        92,480           (6,854)         432,794

Interest Expense:
    Deposits...........................................................    138,025        36,239                           174,264
    Federal funds purchased............................................      3,463         3,586                             7,049
    Repurchase agreements..............................................     16,147            --                            16,147
    Other short-term borrowings........................................        623         3,474                             4,097
    Long-term debt.....................................................      6,059         1,505                             7,564
                                                                          --------       -------                          --------
            TOTAL INTEREST EXPENSE.....................................    164,317        44,804                           209,121
                                                                          --------       -------        ---------         --------
                NET INTEREST INCOME....................................    182,851        47,676           (6,854)         223,673

Provision for Loan Losses..............................................      9,992           941                            10,933
                                                                          --------       -------        ---------         --------
                NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....    172,859        46,735           (6,854)         212,740

Noninterest Income:
    Service charges on deposits........................................     22,487         3,094                            25,581
    Trust..............................................................      8,638         2,450                            11,088
    Securities gains, net..............................................        356            31                               387
    Other..............................................................     16,382         6,090                            22,472
                                                                          --------       -------                         ---------
                                                                            47,863        11,665                            59,528

Noninterest Expense:
    Employee compensation and other benefits...........................     72,993        18,998                            91,991
    Net occupancy......................................................     17,677         2,712              133 <F2>      20,522
    Equipment..........................................................      8,967         2,367                            11,334
    FDIC insurance premiums............................................      4,342         1,381                             5,723
    Other..............................................................     42,238        10,892            4,640 <F3>      57,770
                                                                          --------       -------        ---------         --------
                                                                           146,217        36,350            4,773          187,340
                                                                          --------       -------        ---------         --------
            INCOME BEFORE INCOME TAXES.................................     74,505        22,050          (11,627)          84,928
Income Tax Expense.....................................................     23,283         8,429           (2,446)<F4>      29,266
                                                                          --------       -------        ---------         --------
                NET INCOME.............................................   $ 51,222       $13,621          ($9,181)        $ 55,662
                                                                          ========       =======        =========         ========
Primary net income per share...........................................   $   1.84       $  2.37                          $   1.72
                                                                          ========       =======                          ========
Fully diluted net income per share.....................................   $   1.80       $  2.37                          $   1.70
                                                                          ========       =======                          ========

                                 See Notes to Pro Forma Combined Consolidated Statements of Income.

                                      42

                                                         MAGNA GROUP, INC.

                                        PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                                                NINE MONTHS ENDED SEPTEMBER 30, 1996

                                          (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                           MAGNA/
                                                                                                                          HOMELAND
                                                                           MAGNA         HOMELAND       PRO FORMA        PRO FORMA
                                                                         HISTORICAL     HISTORICAL     ADJUSTMENTS       COMBINED
                                                                         ----------     ----------     -----------       ---------
Interest Income:
    Interest and fees on loans.........................................   $212,503       $57,956                          $  270,459
    Securities:
      Taxable..........................................................     69,226         7,954          ($5,141)<F1>        72,039
      Tax-exempt.......................................................      5,229         1,287                               6,516
                                                                          --------       -------        ---------         ----------
                                                                            74,455         9,241           (5,141)            78,555
    Other interest income..............................................      1,316         1,526                               2,842
                                                                          --------       -------        ---------         ----------
            TOTAL INTEREST INCOME......................................    288,274        68,723           (5,141)           351,856

Interest Expense:
    Deposits...........................................................    116,785        26,115                             142,900
    Federal funds purchased............................................      2,518         2,373                               4,891
    Repurchase agreements..............................................     15,589            --                              15,589
    Other short-term borrowings........................................      3,028           771                               3,799
    Long-term debt.....................................................      5,221         2,071                               7,292
                                                                          --------       -------                          ----------
            TOTAL INTEREST EXPENSE.....................................    143,141        31,330                             174,471
                                                                          --------       -------        ---------         ----------
                NET INTEREST INCOME....................................    145,133        37,393           (5,141)           177,385

Provision for Loan Losses..............................................      7,781         1,705                               9,486
                                                                          --------       -------        ---------         ----------
                NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....    137,352        35,688           (5,141)           167,899

Noninterest Income:
    Service charges on deposits........................................     17,458         2,594                              20,052
    Trust..............................................................      7,102         1,859                               8,961
    Securities gains, net..............................................        779            17                                 796
    Other..............................................................     11,977         4,739                              16,716
                                                                          --------       -------                          ----------
                                                                            37,316         9,209                              46,525
Noninterest Expense:
    Employee compensation and other benefits...........................     51,937        14,837                              66,774
    Net occupancy......................................................     13,536         2,317               99 <F2>        15,952
    Equipment..........................................................      6,627         1,874                               8,501
    FDIC insurance premiums............................................        525         2,128                               2,653
    Other..............................................................     31,544         7,465            3,473 <F3>        42,482
                                                                          --------       -------        ---------         ----------
                                                                           104,169        28,621            3,572            136,362
                                                                          --------       -------        ---------         ----------
            INCOME BEFORE INCOME TAXES.................................     70,499        16,276           (8,713)            78,062
Income Tax Expense.....................................................     24,271         6,301           (1,834)<F4>        28,738
                                                                          --------       -------        ---------         ----------
                NET INCOME.............................................   $ 46,228       $ 9,975          ($6,879)        $   49,324
                                                                          ========       =======        =========         ==========
Primary net income per share...........................................   $   1.63       $  1.74                          $     1.50
                                                                          ========       =======                          ==========
Fully diluted net income per share.....................................   $   1.59       $  1.74                          $     1.48
                                                                          ========       =======                          ==========

                                 See Notes to Pro Forma Combined Consolidated Statements of Income.

                                      43

                               MAGNA GROUP, INC.

         NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME

TWELVE MONTHS ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                       (UNAUDITED; DOLLARS IN THOUSANDS)

----------

<F1> Reflects foregone interest income on discretionary sale of securities used to provide cash for payment to Homeland shareholders, payment of cash for legal and professional fees connected with the Homeland acquisition and payment of cash to repurchase approximately 600,000 shares of Magna Common Stock.

<F2> Reflects amortization expense of purchase accounting adjustment associated with the write-up of certain Homeland fixed assets to fair value (based on a life of 30 years).

<F3> Reflects amortization expense of incremental intangibles as follows:

                                                                                           TWELVE MONTHS            NINE MONTHS
                                                                                               ENDED                   ENDED
                                                                                         DECEMBER 31, 1995       SEPTEMBER 30, 1996
                                                                                         -----------------       ------------------
Goodwill amortization expense resulting from the acquisition of Homeland (based on a
  life of 15 years)...................................................................         $6,789                  $5,092

Less: Historical amortization expense on Homeland's goodwill and deposit base
  intangibles written off in connection with the allocation of the purchase price.....          2,149                   1,619
                                                                                               ------                  ------
                                                                                               $4,640                  $3,473
                                                                                               ======                  ======
<F4> Income tax expense on pro forma adjustments, excluding incremental goodwill amortization expense, is reflected using a tax rate of 35%.

                       INFORMATION REGARDING MAGNA STOCK

GENERAL

    Magna has authorized 40,000,000 shares of Magna Common Stock, 1,000,000 shares of preferred stock, no par value ("Magna No Par Value Preferred"), 49,500 shares of 7.5% Cumulative Class B Voting Preferred Stock, par value $20.00 per share ("Magna Voting Preferred"), and 1,000,000 shares of Class C Non-Voting Preferred Stock, par value $0.10 per share ("Magna Non-Voting Preferred"). At August 30, 1996, Magna had 28,019,668 shares of Magna Common Stock, no shares of Magna No Par Value Preferred, 2,039 shares of Magna Voting Preferred, and no shares of Magna Non-Voting Preferred issued and outstanding. Under Delaware law, Magna's Board of Directors may generally approve the issuance of authorized shares of preferred stock and Magna Common Stock without stockholder approval.

    Magna's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of preferred stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock. Magna's Board of Directors has designated and reserved 400,000 shares of Magna Series A Junior Participating Preferred Stock, no par value ("Magna Junior Preferred"), pursuant to Magna's Preferred Share Purchase Rights Plan, dated November 11, 1988, between Magna and Magna Trust Company, as rights agent (the "Magna Rights Plan").

    The existence of a substantial number of unissued and unreserved shares of Magna Common Stock and undesignated shares of preferred stock may enable the Magna Board of Directors to issue shares to such persons and in such manner as may be deemed to have an antitakeover effect.

PREFERRED STOCK

    Magna No Par Value Preferred. Except for the designation and reservation of the Magna Junior Preferred described below, the Board of Directors has not acted to designate any shares of No Par Value Preferred.

    Magna Voting Preferred. Magna Voting Preferred Stock has a cumulative dividend rate of 7.5% per annum of the par value thereof, as and when declared by Magna's Board of Directors. Cash dividends are required to be declared and paid or set aside for payment on Magna Voting Preferred before any dividends are declared or paid on Magna Common Stock. Dividend rights with respect to the Magna Voting Preferred rank pari passu with any other shares of equally ranking preferred stock then outstanding.

    In the event of any liquidation, dissolution or winding up of Magna, before any distribution may be made to the holders of Magna Common Stock, the holders of Magna Voting Preferred are entitled to be paid $20.00 per share, together with all accrued and unpaid dividends thereon, and the holders of Magna Common Stock thereafter are entitled, to the exclusion of holders of Magna Voting Preferred, to divide ratably the assets of Magna then remaining. Upon liquidation, Magna Voting Preferred ranks pari passu with any other shares of equally ranking preferred stock then outstanding.

    The holders of Magna Voting Preferred are entitled to one vote for each share and vote together with the holders of Magna Common Stock as a single class, except as otherwise required by law.

    Magna Non-Voting Preferred. Except for the designation and issuance of 19,680 shares in connection with the acquisition of another bank holding company, which shares were subsequently redeemed, Magna's Board of Directors has not acted to designate or issue any shares of Non-Voting Preferred.

DESCRIPTION OF MAGNA COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

    Dividends. Holders of Magna Common Stock are entitled to share ratably in dividends when, as and if declared by the Magna Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of preferred stock ranking superior as to dividends to the Magna Common Stock.

    The Board of Directors of Magna intends to maintain its present policy of paying quarterly cash dividends on the Magna Common Stock, when justified by the financial condition of Magna and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including Magna's earnings, financial condition and capital requirements, as well as on regulatory limitations, note and indenture provisions and such other factors as the Board of Directors of Magna may deem relevant. The payment of dividends to Magna by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

    Voting Rights. Each holder of Magna Common Stock has one vote for each share held on matters presented for consideration by the stockholders and vote together with holders of Magna Voting Preferred as a single class, unless otherwise required by law. The holders of Magna Common Stock do not have cumulative voting rights in the election of directors.

    Preemptive Rights. The holders of Magna Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of Magna.

    Liquidation Rights. In the event of liquidation, dissolution or winding-up of Magna, whether voluntary or involuntary, the holders of Magna Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

    Assessment and Redemption. Shares of Magna Common Stock issuable in the Merger will be, when issued, fully paid and nonassessable. Such shares do not have any redemption or sinking fund provisions.

    Preferred Share Purchase Rights Plan. One Right is attached to each share of Magna Common Stock, including each share of Magna Common Stock to be issued in the Merger. The Rights trade automatically with shares of Magna Common Stock, and become exercisable and will trade separately from the Magna Common Stock on the 10th day after public announcement, or notice to Magna, that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Magna Common Stock, or upon commencement or announcement, or notice to Magna, of intent to make a tender offer for 20% or more of the outstanding shares of Magna Common Stock, in either case without prior written consent of Magna. When exercisable, each Right will entitle the holder to purchase 1/100th of a share of Magna Junior Preferred at a price of $50 per 1/100th of a share. In the event Magna is acquired in a merger or other business combination transaction in which Magna is not the surviving corporation or in which Magna Common Stock is exchanged or 50% or more of Magna's assets or earning power is sold, holders of Rights (other than the acquiring person or group) may purchase Magna Common Stock having a market value of twice the then current exercise price of each Right. If Magna is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of Magna and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Magna's Board of Directors prior to attempting a takeover and to give the Magna Board of Directors leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by Magna's Board of Directors in certain circumstances, expire by their terms on November 22, 1998.

    Classification of Board of Directors. The Board of Directors of Magna is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of Magna will be elected at each annual meeting of the stockholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of stockholders by a person who obtains a controlling interest in the Magna Common Stock and thereby could impede a change in control of Magna.

    Supermajority Provisions. Magna's Certificate of Incorporation and Bylaws also contain provisions which require the affirmative vote of holders of at least 80% of the voting power of all of the outstanding shares of Magna entitled to vote in the election of directors to remove a director or directors without cause, to approve certain "business combinations," and for the amendment, alteration, change or repeal of any of the above provisions. Such provisions may be deemed to have an antitakeover effect.

    Transfer Agent. Magna Trust Company, Belleville, Illinois, is the transfer agent for Magna Common Stock.

RESERVATION OF SHARES

    As of September 30, 1996, approximately 5,351,686 shares of Magna Common Stock were reserved for issuance in connection with conversion of Magna's Convertible Subordinated Capital Notes, Convertible Subordinated Debentures and Magna's stock-based compensation plans.

RESTRICTIONS ON RESALE OF MAGNA CAPITAL STOCK BY AFFILIATES; AFFILIATE
AGREEMENTS

    Rule 145(d) under the Securities Act provides that persons deemed to be affiliates of a company such as Magna solely by virtue of having been affiliates of a company such as Homeland prior to a transaction such as the Merger may resell their stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years if such person is not an affiliate of Magna and if Magna is current with respect to its required public filings, a former affiliate of Homeland may freely resell the stock received in the Merger without limitation. After three years from the issuance of the stock, if such person is not an affiliate of Magna at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of Magna's required public filings.

    An "affiliate" of Homeland, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Homeland. The foregoing restrictions are expected to apply to the directors, executive officers and the holders of 10% or more of the Homeland Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). Homeland has agreed that it will use its best efforts to obtain from each of those individuals identified by it as an affiliate appropriate agreements that each such individual will not make any further sales of shares of Magna Common Stock received upon consummation of the Merger, except in compliance with the restrictions described above. The shares of Magna Common Stock to be received by affiliates of Homeland in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MAGNA AND HOMELAND

    Magna is incorporated under the laws of the State of Delaware. Homeland is organized under the laws of the State of Iowa. The rights of Magna's stockholders are governed by Magna's Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law (the "DGCL"). The rights of Homeland's shareholders are governed by Homeland's Articles of Incorporation and Bylaws and by the Iowa Act. The rights of Homeland shareholders who receive shares of Magna Common Stock in the Merger will thereafter be governed by Magna's Certificate of Incorporation and Bylaws and by the DGCL. The material rights of such shareholders, and, where applicable, material differences between the rights of Magna stockholders and Homeland shareholders, are summarized below.

    Preferred Share Purchase Rights Plan. As described above under "--Description of Magna Common Stock and Attached Preferred Share Purchase Rights," Magna Common Stock has attached Rights, which may deter certain takeover proposals. Homeland does not have a rights plan.

    Supermajority Provisions. Magna's Certificate of Incorporation and Bylaws require a vote of 80% of the outstanding shares to remove directors without cause, to approve certain business combinations and to amend these provisions of Magna's Certificate of Incorporation and Bylaws. Homeland's Articles of Incorporation and Bylaws likewise contain supermajority provisions regarding removal of directors, approval of "Covered Transactions" (as defined in Homeland's Articles of Incorporation) and to amend certain provisions of Homeland's Articles of Incorporation. Such supermajority provisions may have the effect of discouraging takeover attempts that do not have the approval of the Board of Directors.

    Voting for Directors. Magna's Bylaws do not provide for cumulative voting in the election of directors. Homeland's Articles of Incorporation and Bylaws likewise do not provide for cumulative voting in the election of directors.

    Classified Board. As described under "--Description of Magna Common Stock and Attached Preferred Share Purchase Rights--Classification of Board of Directors," the Board of Directors of Magna is divided into three classes of directors, with each class being elected to a staggered three-year term. Homeland's Board of Directors is likewise divided into three classes of directors, with each class being elected to a staggered three-year term.

    Dissenters' Rights. Under the Iowa Act, a shareholder of any corporation which is party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the fair value of his/her shares. In addition, Homeland's Articles of Incorporation specify certain measures of fair value for certain business combinations. The DGCL, provides, however, that, with certain limited exceptions, no such dissenters' rights are available to holders of shares that are listed on a national securities exchange or are held of record by more than 2,000 stockholders. Holders of Magna Common Stock would therefore have no general right to dissent from any merger, consolidation or disposition of assets since there are in excess of 2,000 holders of record of Magna Common Stock.

    Antitakeover Statutes. DGCL Section 203 is a business combination moratorium statute which generally prohibits a domestic corporation from engaging in mergers or other business combinations with certain "interested persons" for a statutory time period. The moratorium can be avoided if the business combination is approved by the board of directors prior to the date on which the interested person acquires the requisite percentage of stock. The DGCL imposes a three-year moratorium on such transactions, thereby potentially increasing the period during which a hostile bid may be frustrated. In addition, the DGCL does not apply if the interested person obtains at least 85% of the corporation's voting stock upon consummation of the transaction which resulted in the stockholder becoming an interested person. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the Delaware law.

    Iowa does not have any provisions similar to DGCL Section 203. The Iowa Act, however, allows a director, in determining what is in the best interest of a corporation when considering a tender offer proposal, to consider the following community interest factors in addition to considering the effects of any action on stockholders: the effects of the action on the communities in which the corporation operates, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be served by the continued independence of the corporation.

    If on the basis of these community interest factors the corporation's board of directors determines that the proposal or action is not in the best interests of the corporation, the board of directors may reject the proposal or offer. If the board of directors rejects such proposal or action, the board of directors is not obligated to facilitate, or to remove any barriers to, or refrain from impeding, the proposal or offer. Consideration of any or all of the community interest factors is not a violation of the business judgment rule or of any duty of the director to the stockholders, or a group of stockholders, even if the director reasonably determines that a community interest factor outweighs the financial or other benefits to the corporation or a stockholder or group of stockholders.

    Dividend Sources. Under the DGCL, dividends may be paid out of either: (i) surplus or (ii) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished to an amount less than the aggregate amount of the capital represented by issued and outstanding stock having a preference on the distribution of assets.

    Under the Iowa Act, dividends may be paid by a corporation unless such corporation is insolvent or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

    Special Meetings of Stockholders. Under the DGCL, special meetings of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or bylaws. Magna's Certificate of Incorporation provides the special meetings may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which Magna would have if there were no vacancies.

    The Iowa Act provides that special meetings of stockholders may be called by the president, the board of directors, the holders of not less than 10% of all shares entitled to vote at the meeting, or such other officers or persons as may be provided in the articles of incorporation or bylaws. Homeland's Bylaws provide that special meetings may be called by the Chairman of the Board or by the Board of Directors, and must be called by the Board of Directors upon the written demand of the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

    Action by Written Consent. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action which may be taken or is required to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Magna's Certificate of Incorporation, however, prohibits action by written consent.

    The Iowa Act provides that actions by stockholders may be taken without a meeting only if a consent in writing is signed by holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted.

                          SUPERVISION AND REGULATION

GENERAL

    As a bank holding company, Magna is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of (or, in the case of certain non-bank companies, without prior notice to) the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

    Magna and its subsidiaries are subject to supervision and examination by applicable federal and state banking and other agencies. The earnings of Magna's subsidiaries, and therefore the earnings of Magna, are affected by general economic conditions, management policies and the legislative and governmental actions of various Regulatory Authorities, including the Federal Reserve Board, the OTS, the Federal Deposit Insurance Corporation (the "FDIC"), the Comptroller of the Currency (the "Comptroller") and the state banking regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of Magna and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

    There are various legal restrictions on the extent to which a bank holding company such as Magna and its nonbank subsidiaries can engage in certain transactions, including borrowing or otherwise obtaining credit from its bank affiliates. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such bank's capital stock and surplus.

PAYMENT OF DIVIDENDS

    Magna is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of Magna's revenues is dividends from its national banking subsidiary. The approval of the Comptroller is generally required for any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year would exceed the total of (i) its net profits (as defined and interpreted by regulation) for such year, and (ii) its net profits for the preceding two years less any required transfer to surplus or a fund for the retirement of preferred stock. In addition, a national bank may pay dividends only to the extent that its retained net profits (including any portion transferred to surplus) exceed bad debts (as defined and interpreted by regulation).

    Under the terms of the Merger Agreement, Magna has agreed to pay an amount in cash of up to $92 million to acquire shares of Homeland Common Stock. Magna's banking subsidiary has requested and has received approval from the Comptroller to pay to Magna a special dividend sufficient for Magna to meet this obligation. Magna's banking subsidiary has also requested and has received approval from the Comptroller to pay subsequent, future dividends of up to 50% of its then-current period earnings without additional regulatory approval, while maintaining its status as a "well capitalized" financial institution
(as currently defined) in accordance with its current internal policy.

    In addition, if, in the opinion of the applicable federal bank regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe and unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such agency may require, after notice and hearing, that the institution in question cease and desist from such practice. The Comptroller has indicated that paying dividends that would deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound practice. Moreover, an insured depository institution may not pay any dividends if such payment would cause it to become undercapitalized or once it is undercapitalized. See "--Capital Adequacy." Also, the federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

CAPITAL ADEQUACY

    The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The federal banking regulators have issued standards for banks and thrifts that are similar but not identical to the standards for bank holding companies.

    In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

    Under the risk-based capital standard, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credits) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, plus certain items such as goodwill and certain other intangible assets ("Tier I Capital"). The remainder may consist of qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I Capital and a limited amount of loan and lease loss reserves. As of September 30, 1996, Magna's Tier I Capital and total capital to risk adjusted assets ratios were 13.22% and 14.49%, respectively. At September 30, 1996, on a pro forma combined basis after giving effect to the Merger on a purchase accounting basis, Magna's estimated consolidated Tier I Capital and total capital to risk-adjusted assets ratios would be 10.39% and 11.61%, respectively.

    In addition to the risk-based standard, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier I capital to adjusted average total assets less goodwill and certain other intangibles (the "Leverage
Ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a Leverage Ratio of at least 4% to 5%. Neither Magna nor its banking subsidiary has been advised by its primary banking regulator of any specific Leverage Ratio applicable to it.

    The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    As of September 30, 1996, Magna's Leverage Ratio was 8.24%. At September 30, 1996, on a pro forma combined basis after giving effect to the Merger on a purchase accounting basis, Magna's estimated consolidated Leverage Ratio would be 6.91%.

SUPPORT OF SUBSIDIARY BANKS

    Under Federal Reserve Board policy, Magna is expected to act as a source of financial strength to its subsidiary bank and to commit resources to support its banking subsidiary in circumstances where it might not choose to do so

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
absent such a policy. In addition, any capital loans by Magna to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary. This support may be required at times when Magna may not find itself able to provide it.

LIABILITY OF COMMONLY CONTROLLED INSTITUTIONS

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which could result in insured depository institutions owned by Magna being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by Magna.

    Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal banking regulators are required to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. The relevant capital measures are the total capital ratio, Tier I Capital ratio and the Leverage Ratio. Under the regulations, a national bank will be (i) "well-capitalized" if it has a total capital ratio of 10% or greater, a Tier I Capital ratio of 6% or greater and a Leverage Ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of 8% or greater, a Tier I Capital ratio of 4% or greater and a Leverage Ratio of 4% or greater (3% in certain circumstances) and is not "well-capitalized;" (iii) "undercapitalized" if it has a total capital ratio of less than 8%, Tier I Capital ratio of less than 4% or a Leverage Ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than 6%; a Tier I Capital ratio of less than 3% or a Leverage Ratio of less than 3%; and (v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. In addition, a bank's primary federal bank regulatory agency is authorized to downgrade the bank's capital category to the next lower category upon a determination that the bank is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. As of December 31, 1995, Magna Bank had capital levels that qualify it as "well-capitalized" under such regulations.

    FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution was or would be as a result thereof "undercapitalized." An "undercapitalized" depository institution is also subject to limitations on, among other things, asset growth, acquisitions, branching, new business lines, acceptance of brokered deposits, and borrowings from the federal reserve system and are required to submit a capital restoration plan. The federal bank regulatory agencies may not accept a capital restoration plan without determining, among other things, that the plan is based upon realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guaranty that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized," or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." A "significantly undercapitalized" depository institution may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. A "critically undercapitalized" institution is subject to the appointment of a receiver or a conservator.

FDIC INSURANCE

    Magna Bank's deposits are insured up to $100,000 per insured depositor (as defined by law and regulation) primarily through the bank insurance fund ("BIF"), although certain deposits acquired by Magna since 1989 were and continue to be insured through the Savings Association Insurance Fund ("SAIF"). Both the BIF and SAIF are administered and managed by the FDIC.

    In July, 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risk attributable to different categories and concentrations of assets and liabilities. Under this system, an institution is assigned to one of three capital categories, namely (i) well-capitalized, (ii) adequately capitalized, (iii) undercapitalized. An institution is further assigned by the FDIC to one of three supervisory subgroups based on a supervisory evaluation provided to the FDIC by the institutions primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. These rates were established for both funds to achieve a designated ratio of reserve to insured deposits of 1.25% within a specified period of time.

    Once the designated ratio for the BIF was reached, which occurred in May, 1995, the FDIC was authorized to reduce the minimum assessment rate below the then minimum $.23 per $100 of insured deposits and to set future assessment rates at such levels that would maintain the fund's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF member banks. Under the revised schedule, an assessment rate schedule that ranged from $.04 to $.31 per $100 of insured deposits was established for BIF member banks. In November 1995, the FDIC approved a further reduction in the assessment schedule for BIF deposits. Effective January 1, 1996, the assessment schedule now ranges from a minimum of $2,000 per year to $.27 per $100 of deposits subject to BIF assessments, based on each institution's risk classification.

    Included in the Omnibus Appropriations Bill signed into law by President Clinton on September 30, 1996 (the "1996 Legislation") were certain banking-related riders affecting both the bank and thrift industry, principally relating to the recapitalization of the SAIF. Under the 1996 Legislation, every depository institution having SAIF-insured deposits is subject to a one-time assessment of 65.7 cents on every $100 of thrift deposits held on March 31, 1995, payable on or before November 29, 1996, which assessment must be reported as a third-quarter expense. The special assessments under this provision on Magna and Homeland are $411,000 and $1.7 million, respectively. It is anticipated that the aggregate amount collected pursuant to this one-time assessment will sufficiently recapitalize SAIF such that thrift deposit insurance premiums, which currently are 23 cents to 31 cents per $100 of assessable deposits, may be brought in line with those of banks by the year 2000. The 1996 Legislation reduced ongoing SAIF deposit insurance assessment rates from 23 cents to 6.4 cents per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates from zero to 1.3 cents per $100 of insured deposits beginning January 1, 1997. The 1996 Legislation also provides that, commencing on January 1, 1997, banks will share with thrifts all subsequent payments of interest due on bonds issued by the quasi-governmental Financing Corp. in the late 1980's to finance the thrift bailout. From January 1, 1997 through December 31, 1999, banks insured by the BIF will pay roughly $322 million annually toward interest on these bonds, while SAIF-insured institutions will pay a proportionately larger share, approximately $458 million annually. Beginning in 2000 through 2017, both banks and thrifts will pay 2.43 cents per $100 of insured deposits.

    As of September 30, 1996, approximately 2.0% of Magna's banking subsidiaries deposits were insured by the SAIF. On a pro forma combined basis, approximately 6.3% of Magna's banking subsidiaries deposits would be insured by the SAIF.

    The FDIC is authorized to prohibit any BIF-insured or SAIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against any bank or savings institution, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It may also suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC.

INTERSTATE BANKING AND OTHER RECENT LEGISLATION

    In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations
(i) by permitting bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) by permitting the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) by permitting banks to establish new branches on an interstate basis provided that, such action is specifically authorized by the law of the host state, (iv) by permitting foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) by permitting, beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation will be to permit Magna to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, this legislation is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

    The 1996 Legislation contemplates the merger of the SAIF and BIF by 1999, provided the consolidation/merger of federal bank and thrift charters under applicable law and regulation has been achieved by that time. Until such a consolidation/merger has been achieved, however, depository institutions will continue to be prohibited from shifting deposits from SAIF insurance coverage to BIF insurance coverage in an attempt to avoid the higher SAIF assessments. The FDIC is required to issue regulations to guard against the shifting of deposits from SAIF to BIF. A report to Congress regarding the merger of the SAIF and the BIF is required from the Treasury Department by March 31, 1997.

    In addition, the 1996 Legislation contains a variety of regulatory relief measures affecting banks and thrifts, including provisions modifying some of the more onerous requirements imposed under federal banking laws passed in the late 1980s and early 1990s. Among the measures are provisions reducing certain regulatory burdens imposed upon bank holding companies. For example, the 1996 Legislation eliminates the requirement that a bank holding company seeking to acquire control of a thrift directly or indirectly (as in the case of the proposed Merger) must file an application with the OTS and for approval to become a unitary savings and loan holding company as a result of such acquisition. The 1996 Legislation also provides that a bank holding company owning or controlling a thrift will no longer be subject to the supervision and regulation of the OTS. The OTS will continue to regulate and supervise all thrifts acquired in such transactions.

    In addition to the foregoing, there have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the United States banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on Magna.

                                 LEGAL MATTERS

    The validity of the Magna Common Stock to be issued in the Merger will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Magna incorporated by reference in Magna's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from Homeland's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by this reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

    The Board of Directors of Homeland, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Homeland.

                             STOCKHOLDER PROPOSALS

    If the Merger is consummated, shareholders of Homeland who receive Magna Common Stock in the Merger will become stockholders of Magna at the Effective Time. Under applicable regulations of the Commission, all proposals of stockholders to be considered for inclusion in Magna's proxy statement for, and to be considered at, the 1998 Annual Meeting of Magna's Stockholders must be received in writing at the offices of Magna, c/o Secretary, One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401 by not later than November 28, 1997. Magna's By-laws also prescribe certain time limitations and procedures regarding prior written notice to Magna by stockholders, which limitations and procedures must be complied with for proposals of stockholders to be included in Magna's proxy statement for, and to be considered at, such annual meeting. Any stockholder who wishes to make such a proposal should request a copy of the applicable provisions of Magna's By-laws from the Secretary of Magna.

                                                                        ANNEX A

                    [Letterhead of The Chicago Corporation]

December 12, 1996

Board of Directors
Homeland Bankshares Corporation
229 E. Park Avenue
Waterloo, Iowa 50704-5300

Members of the Board:

    You have requested our opinion as to the fairness of the Merger Consideration (the "Merger Consideration"), from a financial point of view, to the shareholders of Homeland Bankshares Corporation ("Homeland") with respect to the proposed merger of Homeland and Magna Group, Inc. ("Magna"). Homeland has entered into an Agreement and Plan of Reorganization (the "Agreement") dated August 30, 1996 between Homeland and Magna. As set forth in the Agreement, shareholders of Homeland will receive 5,038,934 shares of Magna Common Stock and $91,966,970 in cash as merger consideration. Subject to the election and allocation procedures set forth in the Agreement, Homeland shareholders may elect to receive cash, Magna Common Stock or a combination of Cash and Magna Common Stock.

    During the course of our engagement, we have, among other things:

    1) reviewed the Agreement, the Proxy Statement/Prospectus and related documents, the audited financial statements for Homeland and Magna for the three fiscal years ended December 31, 1995 and the interim financial statements through September 30, 1996;

    2) reviewed and analyzed other material bearing upon the financial and operating condition of Magna and Homeland and material prepared in connection with the proposed transaction;

    3) reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

    4) reviewed the nature and terms of recent sale and merger transactions involving banks and bank holding companies and other financial institutions that we consider relevant;

    5) reviewed historical and current market data for Magna and Homeland common stock;

    6) conducted meetings with members of the senior management of Magna and Homeland for the purpose of reviewing the future prospects of Magna and Homeland;

    7) evaluated the pro forma ownership of Magna common stock by Homeland stockholders, relative to the pro forma contribution of Homeland's assets, liabilities, equity and earnings to the pro forma company.

    The Chicago Corporation, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with mergers and acquisitions as well as initial and secondary offerings of securities as well as valuations for other purposes. The Chicago Corporation is a member of all principal U.S. securities exchanges and in the conduct of our broker-dealer activities may from time to time purchase securities from, and sell securities to, Homeland and Magna and as a market maker buy or sell the equity securities of Homeland and Magna for our own account and the accounts of customers. In rendering this fairness opinion, we have been retained by the Board of Directors of Homeland and our opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder of Homeland. The Chicago Corporation will receive a fee from Homeland for our services.

    In rendering this opinion, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by Magna and Homeland. We have relied upon the management of Homeland and Magna as to the reasonableness and achieveability of the financial forecasts and projections (and the assumptions and basis therefor) provided to us, and have assumed that such forecasts and projections are the best available estimates of management.

    Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Homeland as described in the Agreement, is fair from a financial point of view.

                                       Sincerely,

                                       THE CHICAGO CORPORATION
208 South LaSalle Street
Chicago, Illinois 60604               A-1
312.855.7600

   INVESTMENT BANKING | INVESTMENT ADVICE | MEMBER OF ALL PRINCIPAL EXCHANGES

                                                                        ANNEX B

                    DISSENTERS' RIGHTS PROVISIONS UNDER THE
                         IOWA BUSINESS CORPORATION ACT

    Set forth below is the text of the statutory dissenters' rights provisions under Division XIII of the Iowa Business Corporation Act.

                                 DIVISION XIII
                              DISSENTERS' RIGHTS
                                    PART A

    490.1301 DEFINITIONS FOR DIVISION XIII.--In this division:

    1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

    2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

    4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    7. "Shareholder" means the record shareholder or the beneficial shareholder.

    490.1302 SHAREHOLDERS' RIGHT TO DISSENT.--1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

           (1) Shareholder approval is required for the merger by section
       490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

           (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

        b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

        c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

        d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

           (1) Alters or abolishes a preferential right of the shares.

           (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

           (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

           (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

           (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

           (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

        e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

    490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

    2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

        a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

        b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                    PART B

    490.1320 NOTICE OF DISSENTERS' RIGHTS.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

    2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

    490.1321 NOTICE OF INTENT TO DEMAND PAYMENT.--1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

        a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

        b. Not vote the dissenting shareholder's shares in favor of the proposed action.

    2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

    490.1322 DISSENTERS' NOTICE--1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

    2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

        a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

        b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

        c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

        d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

        e. Be accompanied by a copy of this division.

    490.1323 DUTY TO DEMAND PAYMENT.--1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

    2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

    490.1324 SHARE RESTRICTIONS.--1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

    2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    490.1325 PAYMENT.--1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

    2. The payment must be accompanied by all of the following:

        a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

        b. A statement of the corporation's estimate of the fair value of the shares.

        c. An explanation of how the interest was calculated.

        d. A statement of the dissenter's right to demand payment under section 490.1328.

        e. A copy of this division.

    490.1326 FAILURE TO TAKE ACTION.--1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

    490.1327 AFTER-ACQUIRED SHARES.--1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

    490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

        a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

        b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

        c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                    PART C

    490.1330 COURT ACTION.--1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

        a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

        b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

    490.1331 COURT COSTS AND COUNSEL FEES.--1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

    2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

        a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

        b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not it good faith with respect to the rights provided by this chapter.

    3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                        ANNEX C

                     AGREEMENT AND PLAN OF REORGANIZATION
                                    BETWEEN
                               MAGNA GROUP, INC.
                                   AS BUYER,
                                      AND
                       HOMELAND BANKSHARES CORPORATION,
                                   AS SELLER
                             DATED AUGUST 30, 1996

                     AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into on August 30, 1996 by and between MAGNA GROUP, INC., a Delaware corporation ("Buyer"), and HOMELAND BANKSHARES CORPORATION, an Iowa corporation ("Seller").

                             W I T N E S S E T H:

    WHEREAS, Buyer is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"); and

    WHEREAS, Seller is a registered bank holding company under the Holding Company Act; and

    WHEREAS, the Board of Directors of Seller and the Board of Directors of Buyer have approved the merger (the "Merger") of Seller with and into a wholly owned subsidiary of Buyer organized or to be organized under the laws of Iowa ("Merger Sub") pursuant to the terms and subject to the conditions of this Agreement; and

    WHEREAS, as a condition to, and immediately following the execution of this Agreement, Buyer and Seller will enter into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

    WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

    NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

    1.01. The Merger. (a) Subject to the terms and conditions of this Agreement, Seller shall be merged with and into Merger Sub in accordance with the Iowa Business Corporation Act (the "Iowa Act") and the separate corporate existence of Seller shall cease. Merger Sub shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Iowa.

    1.02. Closing. The closing (the "Closing") of the Merger shall take place at 10:00 a.m., local time, on the date that the Effective Time (as defined in Section 1.03) occurs, or at such other time, and at such place, as Buyer and Seller shall agree (the "Closing Date").

    1.03. Effective Time. The Articles of Merger filed with the Secretary of State of the State of Iowa shall specify the Closing Date as the effective date of the Merger (the "Effective Date", and the effective time of the Merger, the "Effective Time"). The parties hereto shall take all actions necessary to satisfy the requirements for effectuating the Merger in accordance with the Iowa Act, including by adopting Articles of Merger in the form required under the Iowa Act. The Articles of Merger shall include the Plan of Merger set forth as Exhibit B. Subject to the terms and conditions of this Agreement, the Effective Date shall occur on such date as Buyer shall notify Seller in writing (such notice to be at least five business days in advance of the Effective
Date) but (i) not earlier than the satisfaction of all conditions set forth in
Section 6.01 (the "Approval Date") and (ii) subject to clause (i), not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. The Approval Date shall in no event be earlier than January 1, 1997.

    1.04. Additional Actions. If, at any time after the Effective Time, Buyer or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Seller or Merger Sub or (b) otherwise carry out the purposes of this Agreement, Seller and Merger Sub and each of their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Seller and Merger Sub or otherwise to take any and all such action.

    1.05. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger until otherwise amended or repealed.

    1.06. Boards of Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be directors and officers, respectively, of the Surviving Corporation following the Merger; such directors and officers shall hold office in accordance with the Surviving Corporation's Bylaws and applicable law.

    1.07. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:

    (i) Each share of the common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation; and

    (ii) Each share of the common stock, par value $12.50 per share ("Seller Common Stock"), of Seller issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.13), shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.08, either:

        (A) 1.55 (as adjusted pursuant to Section 1.09, the "Exchange Ratio") shares of common stock ("Buyer Common Stock"), par value $2.00 per share, of Buyer and associated Preferred Share Purchase Rights ("Buyer Rights") issued pursuant to the rights agreement (the "Buyer Rights Agreement"), dated as of November 11, 1988, by and between Buyer and Magna Trust Company, as rights agent (as adjusted pursuant to Section 1.09, the "Per Share Stock Consideration"), or

        (B) $37.50 in cash (as adjusted pursuant to Section 1.09, the "Per Share Cash Consideration");

provided that the aggregate number of shares of Buyer Common Stock that shall be issued in the Merger shall not exceed 5,038,934 (the "Stock Amount").

    1.08. Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to an exchange agent designated by Buyer (the "Exchange Agent")) in such form as Buyer and Seller shall mutually agree ("Election Forms") shall be mailed 30 days prior to the anticipated Effective Time or on such other earlier date as Seller and Buyer shall mutually agree ("Mailing Date") to each holder of record of Seller Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) either (i) to elect to receive only Buyer Common Stock with respect to such holder's Seller Common Stock ("Stock Election Shares"); (ii) to elect to receive only cash with respect to such holder's Seller Common Stock ("Cash Election Shares"); (iii) to elect to receive Buyer Common Stock with respect to 57% of such holder's Seller Common Stock and cash with respect to 43% of such holder's Seller Common Stock rounded, in each case, to the nearest whole share ("Mixed Election Shares"); or (iv) to indicate that such holder makes no election ("No
Election Shares"). Dissenting Shares (as defined below) shall be treated as Cash Election Shares for purposes of this Section but shall not be converted into the Per Share Cash Consideration or the Per Share Stock Consideration except as provided in Section 1.13. Subject to the provisions of this Section, the Mixed Election Shares shall be divided by the Exchange Agent into such portion (to be approximately 57% in aggregate) with respect to which the holder has elected to receive Buyer Common Stock (the "Mixed Stock Shares") and such portion (to be approximately 43% in aggregate) with respect to which the holder has elected to receive cash (the "Mixed Cash Shares") for the purposes of allocating the total consideration as specified below, it being the intention that, to the fullest extent possible, subject to all applicable constraints, all Mixed Election Shares shall receive the consideration with respect to which a Mixed election has been made without regard to the pro rata selection process set forth below.

    Any Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 25th day following the Mailing Date (or such other time and date as Buyer and Seller may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares."

    Buyer shall make available up to two separate Election Forms, or such additional Election Forms as the Buyer in its sole discretion may permit, to all persons who become holders (or beneficial owners) of Seller Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Common Stock represented by such Election Form shall become No Election Shares and Buyer shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

    Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Seller Common Stock of rights to receive Buyer Common Stock or cash in the Merger in accordance with the Election Forms as follows:

        (i) Stock Elections Plus the Mixed Stock Shares Less Than Stock Amount. If the number of shares of Buyer Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares and the Mixed Stock Shares is less than the Stock Amount, then:

           (A) all Mixed Stock Shares and Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

           (B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Cash Election Shares, by a pro rata selection process (as described below), a sufficient number of shares ("Stock Designated Shares") such that the number of shares of Buyer Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

           (C) the Cash Election Shares and the No Election Shares which are not Stock Designated Shares and all Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration.

        (ii) Stock Elections and the Mixed Stock Shares More Than Stock Amount. If the number of shares of Buyer Common Stock that would be issued upon the conversion into Buyer Common Stock of the Stock Election Shares is greater than the Stock Amount, then:

           (A) all Mixed Cash Shares, Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

           (B) the Exchange Agent shall then select from among the Stock Election Shares, by a pro rata selection process (as described below) a sufficient number of shares ("Cash Designated Shares") such that the number of shares of Buyer Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

           (C) the Stock Election Shares which are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

        (iii) Stock Elections and Mixed Stock Shares Equal to Stock Amount. If the number of shares of Buyer Common Stock that would be issued upon conversion into Buyer Common Stock of the Stock Election Shares and Mixed Stock Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Amount, then subparagraphs (i) and (ii) above and subparagraphs (iv) and (v) below shall not apply and all Stock Election Shares and Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares, Mixed Cash Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration; or

        (iv) Stock Elections, Mixed Stock Shares and No Elections Equal to Stock Amount. If the number of shares of Buyer Common Stock that would be issued upon the conversion into Buyer Common Stock of the Stock Election Shares, Mixed Stock Shares and No Election Shares would equal or nearly equal (as determined by the Exchange Agent) the Stock Amount, then subparagraphs (i), (ii) and (iii) above and subparagraph (v) below shall not apply and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares, Mixed Stock Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

        (v) Mixed Stock Shares More Than Stock Amount. If the number of shares of Buyer Common Stock that would be issued upon the conversion in the Merger into Buyer Common Stock of the Mixed Stock Shares is greater than the Stock Amount, then;

           (A) all Mixed Cash Shares, Cash Election Shares, No Election Shares and Stock Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

           (B) the Exchange Agent shall select from among the Mixed Stock Shares by a pro rata selection process (as described below) a sufficient number of shares ("Mixed Designated Shares") such that the number of shares of Buyer Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Mixed Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

           (C) the Mixed Stock Shares that are not Mixed Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

    The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Buyer and Seller.

    1.09. Adjustments to the Merger Consideration. (a) The Per Share Stock Consideration and the Per Share Cash Consideration shall each be adjusted as of the end of the ten (10) consecutive trading-day period (the "Valuation
Period") during which the shares of Buyer Common Stock are traded on the Nasdaq Stock Market National Market System ("NASDAQ") ending on the tenth calendar day immediately prior to the anticipated Effective Time. The Per Share Stock Consideration shall be adjusted by adjusting the Exchange Ratio such that the product of the Exchange Ratio (rounded to the nearest 1/1000th of a share) and the Valuation Period Market Value shall equal the Average Per Share Consideration. The Per Share Cash Consideration shall be adjusted to equal the Average Per Share Consideration.

    (b) For purposes of this Agreement the following definitions shall apply:

    "Valuation Period Market Value" shall mean the average of the closing-sale prices for the Buyer Common Stock as reported on NASDAQ (as reported in The Wall Street Journal, Midwest edition, or, in the absence thereof, by another authoritative source) during the Valuation Period.

    "Average Per Share Consideration" shall mean the Aggregate Consideration divided by the Valuation Period Share Number (rounder to the nearest cent).

    "Aggregate Consideration" shall mean the sum of (x) the product of 1.55 times the Valuation Period Market Value times 0.57 times the Valuation Period Share Number and (y) $37.50 times 0.43 times the Valuation Period Share Number.

    "Valuation Period Share Number" shall mean the total number of shares of Seller Common Stock outstanding (other than treasury shares) on the last day of the Valuation Period.

    1.10. Adjustments for Dilution and Other Matters. If prior to the Effective Time, (i) Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on the Seller Common Stock in any security convertible into Seller Common Stock, or (ii) Buyer shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Buyer Common Stock or declare a dividend or make a distribution on the Buyer Common Stock in any security convertible into Buyer Common Stock, appropriate adjustment or adjustments will be made to the Per Share Cash Consideration, the Per Share Stock Consideration and the Stock Amount.

    1.11. Illustrative Cases. Appendix A hereto illustrates, among other things, the value to be received per share of Seller Common Stock, whether in cash or in Buyer Common Stock, at varying Valuation Period Market Values, as well as the resulting exchange ratios.

    1.12. Exchange Procedures. (a) Subject to Section 1.10, each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to the Buyer or, at the election of Buyer, the Exchange Agent, pursuant to Section 1.08 will, upon acceptance thereof by Buyer or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Buyer Common Stock or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Buyer Common Stock, without interest.

    (b) Buyer or, at the election of Buyer, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Buyer or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Buyer or the Exchange Agent may reasonably require.

    (c) Each outstanding Certificate shall until duly surrendered to Buyer or the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

    (d) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Seller of Certificates, and if such Certificates are presented to Seller for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Buyer Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Buyer Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Seller for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged for certificates representing Buyer Common Stock until Buyer has received a written agreement from such person in the form attached as Exhibit C. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    1.13. Dissenting Shares. (a) "Dissenting Shares" means any shares held by any holder who becomes entitled to payment of the fair value of such shares under the Iowa Act. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the Iowa Act; provided, however, that if, in accordance with the Iowa Act, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in this Article I.

    (b) Seller shall give Buyer (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the Iowa Act received by Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands under the Iowa Act. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

    1.14. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Buyer Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Closing Price per share of Buyer Common Stock on the last business day preceding the Effective Time. With respect to a share of stock, "Closing
Price" shall mean: the closing-sale price as reported on NASDAQ (as reported in The Wall Street Journal, Midwest edition, or in the absence thereof, by an other authoritative source). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                                  ARTICLE II

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

    Seller represents and warrants to and covenants with Buyer as follows:

    2.01. Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted; except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operation or the business (collectively, "Condition") of Seller or Seller Subsidiaries (as defined in
Section 2.02), taken as a whole. Seller is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Board") under the Holding Company Act. True and complete copies of the Articles of Incorporation and the Bylaws of Seller and, to the extent requested in writing by Buyer, of the Articles of Incorporation and Bylaws of the Seller Subsidiaries (as defined below), each as in effect on the date of this Agreement, have been provided to Buyer.

    2.02. Subsidiaries. Schedule 2.02 sets forth, among other things, a complete and correct list of all of Seller's Subsidiaries (each, a "Seller Subsidiary" and collectively, the "Seller Subsidiaries"), all outstanding Equity Securities of each of which, except as set forth on Schedule 2.02, are owned directly or indirectly by Seller. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for, or stock appreciation or similar rights in respect of, any shares of its capital stock or other Equity Securities. Except as set forth on Schedule 2.02, all of the outstanding shares of capital stock of the Seller Subsidiaries are validly issued, fully paid and nonassessable, and those shares owned by Seller are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a "Lien") with respect thereto. Each of the Seller Subsidiaries is a corporation or association duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Seller Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to so qualify would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole. Except as set forth on Schedule 2.02, Seller does not own beneficially, directly or indirectly, five percent or more of any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization. All of

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Seller's bank Subsidiaries (the "Banks") are either state banking associations chartered under the laws of the State of Iowa, federally chartered savings and loan associations supervised by the Office of Thrift Supervision ("OTS") or national banking associations chartered by the Office of the Comptroller of the Currency ("OCC"). The deposits of each of the Banks are insured by the Bank Insurance Fund ("BIF") or by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"), including to the extent such deposits were transferred to a Bank by the Resolution Trust Corporation. The Banks identified as such on Schedule 2.02 are members in good standing of the Federal Reserve System. Except as set forth on Schedule 2.02, neither Seller nor any Seller Subsidiary holds any interest in a partnership or joint venture of any kind.

    2.03. Capitalization. The authorized capital stock of Seller consists of 25,000,000 shares of Seller Common Stock, of which, as of August 23, 1996, 5,703,378 shares were issued and outstanding. As of August 23, 1996, Seller had reserved 16,371 shares of Seller Common Stock for issuance under Seller's stock option plans, a list of which is set forth on Schedule 2.03 (the "Seller Stock Plans"), pursuant to which options ("Seller Stock Options") covering 15,000 shares of Seller Common Stock were outstanding as of August 23, 1996. Since August 23, 1996, no Equity Securities of Seller have been issued other than shares of Seller Common Stock which may have been issued upon the exercise of Seller Employee Stock Options. Except as set forth above, there are no other Equity Securities of Seller outstanding. All of the issued and outstanding shares of Seller Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Seller.

    2.04. Authorization. (a) Seller has the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Seller, to carry out its obligations hereunder. The only stockholder vote required for Seller to approve this Agreement is the affirmative vote of the holders of at least a majority of the votes entitled to be cast on the Agreement by the holders of shares of Seller Common Stock. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller and are not a "Covered Transaction" as such term is defined in Seller's Articles of Incorporation. Subject to approval by the stockholders of Seller, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

    (b) Neither the execution nor delivery nor performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Seller or any Seller Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which it may be bound, or to which Seller or any Seller Subsidiary or any of the material properties or assets of Seller or any Seller Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 2.04, to the best knowledge of Seller, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary or any of their respective material properties or assets.

    (c) Other than in connection or in compliance with the provisions of the Iowa Act, the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or any required approvals of or filings with the Superintendent of the Banking Division of the Commerce Department of the State of Iowa (the "State Bank Regulator"), the OTS or the OCC, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

    2.05. Seller Financial Statements. The consolidated and parent company-only balance sheets of Seller and its Subsidiaries as of December 31, 1995, 1994 and 1993 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by Deloitte & Touche LLP and included in an annual report on Form 10-K as

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filed with the SEC, and the unaudited consolidated balance sheets of Seller and its Subsidiaries as of March 31 and June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in quarterly reports on Form 10-Q (each a "Seller Form 10-Q") as filed with the Securities and Exchange Commission (collectively, the "Seller Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of Seller and its Subsidiaries at the dates and the consolidated results of operations, cash flows and changes in stockholders' equity of Seller and its Subsidiaries for the periods stated therein and are derived from the books and records of Seller and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Seller nor any of its Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

    2.06. Seller Reports. Since January 1, 1993, each of Seller and the Seller Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the Securities and Exchange Commission, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Board, (iii) the FDIC, (iv) the State Bank Regulator, and (v) any other federal, state, municipal, local or foreign government, securities, banking, savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (v) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Seller Reports." As of its respective date, each Seller Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    2.07. Properties and Leases. Except as may be reflected in the Seller Financial Statements, except for any Lien for current taxes not yet delinquent and except with respect to assets classified as real estate owned, Seller and its Subsidiaries have good title free and clear of any material Lien to all the real and personal property reflected in Seller's consolidated balance sheet as of June 30, 1996 included in the most recent Seller Form 10-Q and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases material to Seller or any Seller Subsidiary pursuant to which Seller or any Seller Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Seller or any Seller Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Seller's and Seller Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

    2.08. Taxes. Seller and each Seller Subsidiary have timely filed or will timely (including extensions) file all material tax returns required to be filed at or prior to the Closing Date ("Seller Returns"). Each of Seller and its Subsidiaries has paid, or set up adequate reserves on the Seller Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by the Seller Financial Statements and has set up adequate reserves on the most recent financial statements Seller has filed under the Exchange Act for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. To the best of Seller's knowledge, neither Seller nor any Seller Subsidiary will have any liability material to the Condition of Seller and the Seller Subsidiaries, taken as a whole, for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against any of Seller or any Seller Subsidiary which would not be covered by existing reserves. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, nor, except as previously disclosed, has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal and state income tax returns of Seller and the Seller Subsidiaries have been audited and settled by the Internal Revenue Service (the "IRS") or appropriate state tax authorities for all periods ended through December 31, 1987. There is no material deficiency or refund litigation or matter in controversy with respect to Seller Returns. Neither Seller nor any Seller Subsidiary has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

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    2.09. Material Adverse Change. Since June 30, 1996, there has been no material adverse change in the Condition of Seller and its Subsidiaries, taken as a whole.

    2.10. Commitments and Contracts. (a) Except as set forth on Schedule 2.10A, neither Seller nor any Seller Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

        (i) any material agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which Seller or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any Seller Subsidiary;

        (ii) any agreement, indenture or other instrument not disclosed in the Seller Financial Statements relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Seller Subsidiary, such as deposits and Fed Funds borrowings);

        (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

        (iv) any contract containing covenants which limit the ability of Seller or any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business;

        (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission; or

        (vi) any lease with annual rental payments aggregating $250,000 or more.

    (b) Neither Seller nor any Seller Subsidiary is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

    2.11. Litigation and Other Proceedings. Except as set forth on Schedule 2.11, neither Seller nor any Seller Subsidiary is a party to any pending or, to the best knowledge of Seller, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, or which purports or seeks to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, there are no actions, suits, or proceedings pending or, to the best knowledge of Seller, threatened against Seller or any Seller Subsidiary or any of their respective officers or directors by any stockholder of Seller or any Seller Subsidiary (or any former stockholder of Seller or any Seller Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended ("CRA"), or the fair lending laws.

    2.12. Insurance. Set forth on Schedule 2.12 is a list of all insurance policies maintained by or for the benefit of Seller or its Subsidiaries or their directors, officers, employees or agents.

    2.13. Compliance with Laws. (a) Seller and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

    (b) Except for failures to comply or defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, (i) each of Seller and its Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Seller Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or

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
related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, and (ii) neither Seller nor any Seller Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity. Except for liabilities which individually or in the aggregate would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, and neither Seller nor any Seller Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property (as defined below) of Seller (whether directly or, to the best knowledge of Seller, as a consequence of such Property being part of the investment portfolio of Seller or any Seller Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. No claim, action, suit, or proceeding is pending against Seller or any Seller Subsidiary relating to Property of Seller before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller or any Seller Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Seller or any Seller Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

    (c) From and after January 1, 1993, neither Seller nor any Seller Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that any Seller or any Subsidiary of Seller is not in compliance in any material respect with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Seller and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Seller or any of its Subsidiaries, or indicating that Seller or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Seller or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

    (d) Neither Seller nor any Seller Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

    2.14. Labor. No work stoppage involving Seller or any Seller Subsidiary, is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any Seller Subsidiary is involved in, or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole. Employees of neither Seller nor any Seller Subsidiary are represented by any labor union or any collective bargaining organization.

    2.15. Material Interests of Certain Persons. (a) Except as set forth in Seller's Proxy Statement for its 1996 Annual Meeting of Stockholders, to the best knowledge of Seller, no executive officer or director of Seller or any Subsidiary of Seller, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such executive officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of, Seller or any Subsidiary of Seller, which in the case of Seller is required to be disclosed by Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission or in the case of any such Subsidiary would be required to be so disclosed if such Subsidiary had a class of securities registered under
Section 12 of the Exchange Act.

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    (b) Except as set forth in Seller's Proxy Statement for its 1996 Annual
Meeting of Stockholders or on Schedule 2.15B, as of June 30, 1996, there are no loans from Seller or any Seller Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to Seller's or Seller Subsidiary's Board of Directors ("Insider Loans"), and no Insider Loans in excess of $500,000 have been made since June 30, 1996. All outstanding Insider Loans from Seller or any Seller Subsidiary were approved by or reported to the appropriate board of directors in accordance with applicable laws and regulations.

    2.16. Employee Benefit Plans. (a) Except as set forth in Schedule 2.16A, neither Seller nor any Seller Subsidiary is a party to any existing employment, management, consulting, deferred compensation, change-in-control or other similar contract. "Seller Employee Plans" means all pension, retirement, supplemental retirement, savings, profit sharing, stock option, stock purchase, stock ownership, stock appreciation right, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained (currently or at any time in the last six years) by or contributed to by Seller or any Seller Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to Seller or any Seller Subsidiary. Schedule 2.16A lists all Seller Employee Plans currently in effect. Seller has furnished Buyer with the following documents with respect to each Seller Employee Plan: (i) a true and complete copy of all written documents comprising such Seller Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Seller Employee Plan;
(ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any. Without limiting the generality of the foregoing, Seller has furnished Buyer with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Seller or any Seller Subsidiary. Seller has no unfunded liability under any Seller Employee Plans maintained currently or at any time during the last six years.

    (b) Except as set forth in Schedule 2.16A, all Seller Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All contributions required to be made to Seller Employee Plans have been made.

    (c) With respect to each of the Seller Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined to be so qualified by the IRS and, to the knowledge of Seller, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.16A), exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) to the best knowledge of Seller, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or the Seller or any Seller Subsidiary, to any material tax or penalty; (iv) except as set forth on Schedule 2.16C, no Pension Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA on or after January 1, 1985; and
(v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither Seller nor any Seller Subsidiary would have any liability or obligation to post a bond under Section 4063 of ERISA if Seller and all Seller Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither Seller nor any Seller Subsidiary would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

    (d) Except as set forth on Schedule 2.16D, neither Seller nor any Seller Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

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    (e) Neither Seller nor any Seller Subsidiary has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

    (f) Except as set forth on Schedule 2.16F, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Seller or any Seller Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of the Seller Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No holder of an option to acquire stock of Seller has or will have at any time through the Effective Time the right to receive any cash or other payment (other than the issuance of stock of Seller) in exchange for or with respect to all or any portion of such option. Seller shall use its reasonable best efforts to insure that no amounts paid or payable by Seller, Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any Seller Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code. No Seller Employee Stock Option has an associated "Additional Option Right" or similar "re-load" feature.

    2.17. Conduct of Seller to Date. From and after January 1, 1996 through the date of this Agreement, except as set forth on Schedule 2.17 or in Seller Financial Statements: (i) Seller and the Seller Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) Seller has not issued, sold, granted, conferred or awarded any of its Equity Securities (except shares of Seller Common Stock upon exercise of Seller Employee Stock Options), or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Seller; (iii) Seller has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) Seller has not declared, set aside or paid any dividend (other than its regular quarterly common dividends) or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither Seller nor any Seller Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) neither Seller nor any Seller Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither Seller nor any Seller Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, neither Seller nor any Seller Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy or guidelines, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Seller Employee Plans or (D) agreed to do any of the foregoing; (ix) neither Seller nor any Seller Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) neither Seller nor any Seller Subsidiary has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Seller and its Subsidiaries, and (xi) neither Seller nor any Seller Subsidiary has entered into any material transaction, contract or commitment outside the ordinary course of its business.

    2.18. Proxy Statement, etc. None of the information regarding Seller or any Seller Subsidiary supplied or to be supplied by Seller for inclusion or included in (i) the registration statement on Form S-4 to be filed with the Securities and Exchange Commission by Buyer for the purpose of registering the shares of Buyer Common Stock to be exchanged for shares of Seller Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"),
(ii) the proxy or information statement (the "Proxy Statement") to be mailed to Seller's stockholders in connection with the transactions contemplated by this Agreement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Seller's

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stockholders referred to in Section 5.03 (the "Meeting") (or, if no Meeting
is held, at the time the Proxy Statement is first furnished to Seller's stockholders), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Seller or any Seller Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    2.19. Registration Obligations. Except as set forth on Schedule 2.19, neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act.

    2.20. State Takeover Statutes. Seller has taken all actions necessary to ensure that the transactions contemplated by this Agreement are not subject to any applicable state takeover laws under the laws of the State of Iowa.

    2.21. Accounting, Tax and Regulatory Matters. Neither Seller nor any Seller Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

    2.22. Other Activities. (a) Except as set forth on Schedule 2.22A, neither Seller nor any of its Subsidiaries engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to an extension of credit by Seller or any of its Subsidiaries and limited to assuring the repayment of the balance due on the extension of credit in the event of the death, disability or involuntary unemployment of the debtor.

    (b) To the knowledge of Seller's management: each Subsidiary or affiliate that is a bank that performs personal trust, corporate trust and other fiduciary activities ("Trust Activities") has done so with requisite authority under applicable law of Regulatory Authorities and in material accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including but not limited to Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any governmental entity pending or threatened against Seller or any of its Subsidiaries or affiliates thereof relating to the compliance by Seller or any of its Subsidiaries with sound fiduciary principles and applicable law and regulations; and each employee of any such bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of such bank; and such bank has established policies and procedures for the purpose of complying with applicable laws of governmental entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of governmental entities or such policies and procedures.

    2.23. Interest Rate Risk Management Instruments. (a) Set forth on Schedule 2.23A is a list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound.

    (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Seller and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    2.24. Accuracy of Information. The statements of Seller contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

    2.25. Brokers and Finders. Except for The Chicago Corporation, neither Seller nor any Seller Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any

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financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any Seller Subsidiary in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE III

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

    Buyer represents and warrants to and covenants with Seller as follows:

    3.01. Organization and Authority. Buyer and each of its Subsidiaries is a corporation, bank, trust company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Buyer Subsidiaries, where the failure to be so qualified would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Buyer is registered as a bank holding company with the Board under the Holding Company Act. True and complete copies of the Articles of Incorporation and Bylaws of Buyer and of Magna Bank, N.A., each in effect on the date of this Agreement, have been provided to Seller. Buyer's bank Subsidiaries (the "Buyer Banks") are national banking associations chartered by the OCC. The deposits of each of the Buyer Banks are insured by the BIF or, to the extent transferred to a Buyer Bank by the Resolution Trust Corporation, by the SAIF of the FDIC. The Buyer Banks identified as such on Schedule 3.01 are members in good standing of the Federal Reserve System.

    3.02. Capitalization of Buyer. The authorized capital stock of Buyer consists of (i) 40,000,000 shares of Buyer Common Stock, of which, as of August 23, 1996, 28,019,668 shares were issued and outstanding, (ii) 1,000,000 shares of preferred stock, no par value ("Buyer Preferred Stock"), of which no shares are issued or outstanding, (iii) 49,500 of 7.5% Cumulative Class B Voting Preferred Stock, par value $20.00 per share, of which 2,039 shares were issued and outstanding, and (iv) 1,000,000 shares of Class C Non-Voting Preferred Stock, par value $0.10 per share, of which no shares were outstanding. Buyer has designated 400,000 shares of Buyer Preferred Stock and has reserved such shares under the Buyer Rights Agreement. As of August 23, 1996, Buyer had reserved 5,384,673 shares of Buyer Common Stock for issuance under the Convertible Subordinated Capital Notes and Convertible Subordinated Debentures, Buyer's various stock option and incentive plans, a list of which is set forth on Schedule 3.02 ("Buyer Stock Options"), Buyer's dividend reinvestment plan and Buyer's employee stock purchase plan. From August 23, 1996 through the date of this Agreement, no shares of Buyer Common Stock or other Equity Securities of Buyer have been issued, excluding any such shares which may have been issued pursuant to stock-based employee benefit or incentive plans and programs, or pursuant to the foregoing agreements. Buyer continually evaluates possible acquisitions and may, prior to the Effective Time, enter into one or more agreements providing for, and may consummate, the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include equity securities. In addition, prior to the Effective Time, Buyer may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, Buyer will not take any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in
Section 6.01(b) or the consummation of the transactions contemplated by this Agreement. All of the issued and outstanding shares of capital stock of Buyer and its Subsidiaries are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Buyer or its Subsidiaries. At the Effective Time, the Buyer Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive right of any stockholder of Buyer.

    3.03. Authorization. (a) Buyer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. No stockholder vote is required for Buyer to approve this Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. This Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

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    (b) Neither the execution, delivery and performance by Buyer of this
Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Buyer or any Buyer Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws, or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Buyer Subsidiary or any of the material properties or assets of Buyer or any Buyer Subsidiary is a party or by which it may be bound, or to which Buyer or any Buyer Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 3.03, to the best knowledge of Buyer, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or any of their respective material properties or assets.

    (c) Other than in connection with or in compliance with the provisions of the Delaware General Corporation Law (the "DGCL"), the Iowa Act, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act and the HSR Act, or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

    (d) Consummation of the transactions contemplated by this Agreement will be a valid, binding and enforceable obligation of Merger Sub. At the Effective Time, the capital stock of Merger Sub to be issued will be duly authorized, validly issued, fully paid and non-assessable.

    3.03. Buyer Financial Statements. The consolidated and parent company only balance sheets of Buyer and its Subsidiaries as of December 31, 1995, 1994 and 1993 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by Ernst & Young LLP ("Buyer Auditors") as filed with the Securities and Exchange Commission, and the unaudited consolidated balance sheets of Buyer and its Subsidiaries as of March 31 and June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission (collectively, the "Buyer Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Buyer and its Subsidiaries at the dates and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its Subsidiaries for the periods stated therein and are derived from the books and records of Buyer and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Buyer nor any of its Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

    3.05. Buyer Reports. Since January 1, 1993, each of Buyer and the Buyer Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Buyer Reports." As of its respective date, each Buyer Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.06. Properties and Leases. Except as may be reflected in the Buyer Financial Statements, except for any Lien for current taxes not yet delinquent and except with respect to assets classified as real estate owned, Buyer and its Subsidiaries have good title free and clear of any material Lien to all the real and personal property reflected in Buyer's consolidated balance sheet as of June 30, 1996 included in the most recent Buyer Form 10-Q and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases material to Buyer or any Buyer Subsidiary pursuant to which Buyer or any Buyer Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their

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respective terms, and there is not, under any of such leases, any material existing default by Buyer or any Buyer Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Buyer's and Buyer Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

    3.07. Material Adverse Change. Since June 30, 1996, there has been no material adverse change in the Condition of Buyer and its Subsidiaries, taken as a whole.

    3.08. Compliance with Laws. (a)(i) Each of Buyer and its Subsidiaries has complied with all laws, regulations, and orders (including without limitation zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Buyer Subsidiary that is a bank, banking organization, thrift, banking corporation or trust company, all statutes, rules, regulations and policy statements, pertaining to the conduct of a banking, deposit-taking or lending or related business or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, except where such failure to comply would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, and (ii) neither Buyer nor any Buyer Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Neither Buyer nor any Buyer Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property of Buyer (whether directly or, to the best knowledge of Buyer, as a consequence of such Property being part of the investment portfolio of Buyer or any Buyer Subsidiary) (A) that is contaminated by or contains any Toxic Substance, or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in each case, reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Buyer or any Buyer Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Except as disclosed on Schedule 3.08A, no claim, action, suit, or proceeding is pending against Buyer or any Buyer Subsidiary relating to Property of Buyer before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Buyer or any Buyer Subsidiary with respect to the same.

    (b) Buyer and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Buyer, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

    (c) From and after January 1, 1993, neither Buyer nor any Buyer Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that any Buyer or any Subsidiary of Buyer, is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 3.08C or in any writing previously furnished to Buyer or (B) reasonably could not be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Buyer and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Buyer or any of its Subsidiaries, or indicating that Buyer or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Buyer or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

    3.09. Registration Statement, etc. None of the information regarding Buyer or any of its Subsidiaries supplied or to be supplied by Buyer for inclusion or included in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any

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other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed (or furnished to stockholders of Seller), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Buyer or any of its Subsidiaries are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    3.10. Labor. No work stoppage involving Buyer or any Buyer Subsidiary, is pending or, to the best knowledge of Buyer, threatened. Neither Buyer nor any Buyer Subsidiary is involved in, or, to the best knowledge of Buyer, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse affect on the Condition of Buyer and its Subsidiaries, taken as a whole. Except as disclosed on Schedule 3.10, employees of neither Buyer nor any Buyer Subsidiary are represented by any labor union or any collective bargaining organization.

    3.11. Material Interests of Certain Persons. (a) Except as set forth in Buyer's Proxy Statement for its 1996 Annual Meeting of Stockholders, to the best knowledge of Buyer, no executive officer or director of Buyer or any Subsidiary of Buyer, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of, Buyer or any Subsidiary of Buyer, which in the case of Buyer is required to be disclosed by Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission or in the case of any such Subsidiary would be required to be so disclosed if such Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

    (b) As of June 30, 1996, there are no loans from Buyer or any Buyer Subsidiary to any present officer, director, employee or any associate or related interest of any such person which have been made other than in accordance with applicable laws and regulations.

    3.12. Employee Benefit Plans. (a) Except as set forth in Schedule 3.12A, neither Buyer nor any Buyer Subsidiary is a party to any existing employment, management, consulting, deferred compensation, change-in-control or other similar contract. "Buyer Employee Plans" means all pension, retirement, supplemental retirement, savings, profit sharing, stock option, stock purchase, stock ownership, stock appreciation right, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained (currently or at any time in the last five years) by or contributed to by Buyer or any Buyer Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to Buyer or any Buyer Subsidiary. Schedule 3.12A lists all Buyer Employee Plans currently in effect. Buyer has furnished Seller with the following documents with respect to each Buyer Employee Plan: (i) a true and complete copy of all written documents comprising such Buyer Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Buyer Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any. Without limiting the generality of the foregoing, Buyer has furnished Seller with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Buyer or any Buyer Subsidiary.

    (b) Except as set forth in Schedule 3.12B, all Buyer Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Code. All contributions required to be made to Buyer Employee Plans have been made.

    (c) With respect to each of the Buyer Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Buyer Pension Plans"): (i) each Buyer Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the IRS and, to the knowledge of

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Buyer, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Buyer Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 3.12A), exceed the value of the assets of the Buyer Pension Plan allocable to such vested or accrued benefits; (iii) to the best knowledge of Buyer, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Buyer Pension Plan or associated trust, or the Buyer or any Buyer Subsidiary, to any material tax or penalty; (iv) except as set forth on Schedule 3.12C, no Buyer Pension Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Buyer Pension Plan, as that term is defined in Section 4043 of ERISA on or after January 1, 1985; and (v) no Buyer Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived). No Buyer Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Multiple Employer Pension Plan: (i) neither Buyer nor any Buyer Subsidiary would have any liability or obligation to post a bond under
Section 4063 of ERISA if Buyer and all Buyer Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither Buyer nor any Buyer Subsidiary would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

    (d) Except as set forth on Schedule 3.12D, neither Buyer nor any Buyer Subsidiary has any material liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

    (e) Neither Buyer nor any Buyer Subsidiary has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

    (f) Except as set forth on Schedule 3.12F, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Buyer or any Buyer Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of the Buyer Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No holder of an option to acquire stock of Buyer has or will have at any time through the Effective Time the right to receive any cash or other payment (other than the issuance of stock of Buyer) in exchange for or with respect to all or any portion of such option. Buyer shall use its reasonable best efforts to insure that no amounts paid or payable by Buyer or any of its Subsidiaries to or with respect to any employee or former employee of Buyer or any Buyer Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code. No Buyer Employee Stock Option has an associated "Additional Option Right" or similar "re-load" feature.

    3.13. Commitments and Contracts. Neither Buyer nor any Buyer Subsidiary is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole.

    3.14. Litigation and Other Proceedings. Neither Buyer nor any Buyer Subsidiary is a party to any pending or, to the best knowledge of Buyer, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, or which purports or seeks to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, there are no actions, suits, or proceedings pending or, to the best knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary or any of their respective officers or directors by any stockholder of Buyer or any Buyer Subsidiary (or any former stockholder of Buyer or any Buyer Subsidiary) or involving claims under the Securities Act, the Exchange Act, the CRA or the fair lending laws.

    3.15. Taxes. Buyer and each Buyer Subsidiary have timely filed or will timely (including extensions) file all material tax returns required to be filed at or prior to the Closing Date ("Buyer Returns"). Each of Buyer and its Subsidiaries has paid, or set up adequate reserves on the Buyer Financial Statements for the payment of, all taxes

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required to be paid in respect of the periods covered by the Buyer Financial
Statements and has set up adequate reserves on the most recent financial statements Buyer has filed under the Exchange Act for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. Neither Buyer nor any Buyer Subsidiary will have any liability material to the Condition of Buyer and the Buyer Subsidiaries, taken as a whole, for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against any of Buyer or any Buyer Subsidiary which would not be covered by existing reserves. Neither Buyer nor any Buyer Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, nor, except as previously disclosed, has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal and state income tax returns of Buyer and the Buyer Subsidiaries have been audited and settled by the IRS or appropriate state tax authorities for all periods ended through December 31, 1992. There is no deficiency or material refund litigation or matter in controversy with respect to Buyer Returns. Neither Buyer nor any Buyer Subsidiary has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

    3.16. Accounting, Tax and Regulatory Matters. Neither Buyer nor any Buyer Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

    3.17. Accuracy of Information. The statements of Buyer contained in this Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Buyer pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

    3.18. Brokers and Finders. Except for Donaldson, Lufkin & Jenrette Securities Corporation, neither Buyer nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Buyer or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE IV

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

    4.01. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, each of Buyer and Seller shall, and shall cause each of their respective Subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its reasonable best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees. Seller acknowledges that Buyer has filed with the OCC a request for approval to establish and operate certain subsidiaries for, among other things, tax and administrative purposes, and Seller agrees that the establishment and operation of such subsidiaries shall not be violative of the provisions of this Section.

    4.02. Forbearances. Except as otherwise contemplated by this Agreement and without limiting the provisions of Section 4.01, during the period from the date of this Agreement to the Effective Time, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

        (a) subject to the provisions of Section 5.15, declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than its regular quarterly dividend not to exceed $0.23 per share and dividends from a wholly owned Subsidiary of Seller to Seller or another wholly owned Subsidiary of Seller) and provided further, that Seller shall not declare or pay any dividends on Seller Common Stock for any period in which its stockholders will be entitled to receive any regular quarterly dividend on the shares of Buyer Common Stock to be issued in the Merger; or

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
        (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Seller Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract; or

        (c) authorize, propose or announce an intention to authorize, or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights; or

        (d) propose or adopt any amendments to its articles of incorporation, association or other charter document or bylaws; or

        (e) issue, sell, grant, confer or award any of its Equity Securities (except shares of Seller Common Stock issued upon exercise of Seller Employee Stock Options outstanding on the date of this Agreement) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement; or

        (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; or

        (g) (i) without first consulting with Buyer, enter into, renew or increase any loan or credit commitment (including standby letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $1,500,000 or in an amount which, or when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of $1,500,000; (ii) Lend to any person other than in accordance with lending policies as in effect on the date hereof; or (iii) without first consulting with Buyer, Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Seller or any Seller Subsidiary (except those denoted "pass" thereon), in an amount in excess of $500,000; provided, however, that nothing in this paragraph shall prohibit Seller or any Seller Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; or

        (h) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Seller or any Seller Subsidiary or the acquisition of Equity Securities of Seller or any Seller Subsidiary or the merger of Seller or any Seller Subsidiary with any person (other than Buyer) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Seller shall promptly notify Buyer orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction; or

        (i) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code; or

        (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or

        (k) without prior consultation with Buyer, restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute any individual investment transaction (i) in United States Treasury securities in excess of $5,000,000 and (ii) in any other investment securities in excess of $1,000,000; or

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
        (l) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

    4.03. Forbearances. Except as set forth on Schedule 4.03 or as otherwise contemplated by this Agreement and without limiting the provisions of Section 4.01, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Seller:

        (a) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code; or

        (b) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                                     ARTICLE V

                               ADDITIONAL AGREEMENTS

    5.01. Access and Information. (a) Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its reasonable best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

    (b) Promptly following the date of this Agreement, each party shall commence a review of the operations, business affairs, prospects and financial condition of the other party (the "Due Diligence Review"). Such Due Diligence Review shall conclude by not later than 15 business days after the date of this Agreement (the "Due Diligence Period"). Each party shall promptly advise the other of any situation, event, circumstance or other matter which first came to the attention of such party after the date hereof which could result in the termination of this Agreement pursuant to Section 7.01 hereof, or, if applicable, of the absence of any situation, event, circumstance or other matter. Notwithstanding anything herein or implied to the contrary, the Due Diligence Review shall not limit, restrict or preclude, or be construed to limit, restrict or preclude, either party, at any time or from time to time thereafter, from conducting such further reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Due Diligence Period of any event or condition which was not detected in the Due Diligence Review and which would constitute a breach of any representation, warranty or agreement under this Agreement.

    5.02. Registration Statement; Regulatory Matters. (a) Buyer shall prepare and, subject to the review and consent of Seller with respect to matters relating to Seller, file with the Securities and Exchange Commission as soon as is reasonably practicable the Registration Statement (or the equivalent in the form of preliminary proxy material) with respect to the consideration to be issued by Buyer in the Merger. Buyer shall prepare and file an application with the Federal Reserve Board, OTS and Iowa Division of Banking as soon as reasonably practicable. Buyer shall use all reasonable efforts to cause the Registration Statement to become effective. Buyer shall also take any action required

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
to be taken under any applicable state blue sky or securities laws in connection with the issuance of any shares, and Seller and its Subsidiaries shall furnish Buyer all information concerning Seller and its Subsidiaries and the stockholders thereof as Buyer may reasonably request in connection with any such action.

    (b) Seller and Buyer shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Buyer, to consummate such other mergers, consolidations or asset transfers or other transactions by and among Buyer's Subsidiaries and Seller's Subsidiaries concurrently with or following the Effective Time.

    5.03. Stockholder Approval. Seller shall call a meeting of its stockholders to be held as soon as practicable for the purpose of voting upon the Merger or take other action for stockholders to authorize the Merger. In connection therewith, Buyer shall prepare the Proxy Statement and, with the approval of each of Buyer and Seller, the Proxy Statement shall be filed with the Securities and Exchange Commission and mailed to the stockholders of Seller. The Board of Directors of Seller shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its reasonable efforts to obtain such approval.

    5.04. Current Information. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other party with copies of all monthly and other interim financial information or reports as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events.

    5.05. Agreements of Affiliates. As soon as practicable after the date of this Agreement, Seller shall deliver to Buyer a letter identifying all persons whom Seller believes to be, at the time this Agreement is submitted to a vote of the stockholders of Seller, "affiliates" of Seller for purposes of Rule
145 under the Securities Act. Seller shall use its reasonable best efforts to cause each person who is so identified as an "affiliate" to deliver to Buyer as soon as practicable thereafter, and in any event no later than the publication of notice in the Federal Register of Buyer's application with the Federal Reserve Board referred to in Section 5.02, a written agreement in Form of Exhibit C providing that from the date of such agreement each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of stock of Seller held by such person or any shares of Buyer Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act.

    5.06. Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger.

    5.07. Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective Subsidiaries to, use its reasonable best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Buyer, desirable for the consummation of the transactions contemplated by this Agreement.

    5.08. Employee Stock Options. At the Effective Time, all rights with respect to Seller Common Stock pursuant to Seller Employee Stock Options that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Seller Employee Stock Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Seller Employee Stock Option assumed by Buyer shall be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer Common Stock subject to each Seller Employee Stock Option shall be equal to the number of shares of Seller Common Stock subject to such Seller Employee Stock Option immediately prior to the Effective Time multiplied by

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
the Exchange Ratio and (iii) the per share exercise price under each Seller Employee Stock Option shall be adjusted by dividing the per share exercise price under such Seller Employee Stock Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Seller Employee Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in the Code, as to any Seller Employee Stock Option that is an "incentive stock option."

    5.09. Press Releases. Except as may be required by law, Seller and Buyer shall consult and agree with each other as to the form, timing and substance of any proposed press release relating to this Agreement or any of the transactions contemplated hereby.

    5.10. State Takeover Statutes. Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from, and if necessary challenge the validity of, any applicable state takeover law.

    5.11. D&O Indemnification. Buyer agrees that the Merger shall not affect or diminish any of Seller's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Seller or its Subsidiaries arising by virtue of their respective Articles of Incorporation or Bylaws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and Buyer agrees to use its reasonable best efforts to assume such duties and obligations of indemnification, in order that such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

    5.12. Insurance. As soon as practicable following the date hereof, Seller shall, and Seller shall cause its Subsidiaries to, use its reasonable best efforts to maintain its existing insurance coverage.

    5.13. Certain Directors. Buyer agrees to cause Messrs. Erl A. Schmiesing and Douglas K. Shull to be elected or appointed as directors of Buyer at, or promptly after the Effective Time. Buyer shall take all corporate action necessary to ensure that Mr. Schmiesing serves on the Board of Directors of Buyer for a period of three years following the Closing Date.

    5.14. Employment Agreements. All employment and change of control agreements with Seller employees in effect prior to the date of this Agreement and previously disclosed to Buyer will be honored by Buyer in accordance with their terms; provided, however, that certain named executives will surrender their existing employment and change of control agreements in exchange for (i) Buyer change of control or employment agreements, and (ii) awards of restricted stock with a value of one times Annualized Includible Compensation (as defined in the applicable agreement) vesting ratably over five years, with accelerated vesting if terminated without Cause or as result of a Change of Control (each as defined in the applicable agreement) of Buyer.

    5.15. Dividends. After the date of this Agreement, each of Buyer and Seller shall coordinate with the other the declaration of any dividends in respect of Buyer Common Stock and Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Buyer Common Stock or Seller Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Buyer Common Stock and/or Seller Common Stock and any shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.

                                  ARTICLE VI

                                  CONDITIONS

    6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

        (a) This Agreement shall have received the requisite approval of stockholders of Seller.

        (b) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the Federal Reserve Board, the State Bank Regulator, the OTS and any other Regulatory

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
    Authority; provided, however, that such approvals shall not contain or impose any conditions or requirements that would have a material adverse effect on the business or financial condition of either party.

        (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

        (d) Neither Seller nor Buyer shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

        (e) Each of Buyer and Seller shall have received, from counsel reasonably satisfactory to it, an opinion reasonably satisfactory in form and substance to it to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that accordingly:

           (i) no gain or loss will be recognized by Seller or Buyer as a result of the Merger;

           (ii) no gain or loss will be recognized by the stockholders of Seller who exchange their shares of Seller Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares);

           (iii) the tax basis of the Buyer Common Stock received by stockholders who exchange all of their Seller Common Stock solely for Buyer Common Stock in the Merger will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

           (iv) gain will be recognized by the stockholders of Seller who exchange their shares of Seller Common Stock for Buyer Common Stock and cash to the extent of the lesser of (i) the amount of cash received, or
       (ii) the fair market value of the Buyer Common Stock and cash received less the stockholder's basis in the Seller Common Stock surrendered; and

           (v) the tax basis of the Buyer Common Stock received by stockholders who exchange their shares of Seller Common Stock for Buyer Common Stock and cash will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor, reduced by the amount of cash received by the stockholder, and increased by the amount of gain recognized by the stockholder on such exchange.

In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Seller, Buyer and others.

    6.02. Conditions to Obligations of Seller to Effect the Merger. The obligations of Seller to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except
    (i) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (ii) for the effect of transactions contemplated by this Agreement) and Seller shall have received a certificate of the chairman or chief financial officer of Buyer to that effect.

        (b) Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Seller shall have received a certificate of the chairman or chief financial officer of Buyer to that effect.

    6.03. Conditions to Obligations of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (a) Representations and Warranties. The representations and warranties of Seller set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except
    (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period and (ii) for the effect of transactions contemplated by this Agreement) and Buyer shall have received a certificate of the chairman of Seller and a certificate of the president and chief executive officer of Seller to that effect.

        (b) Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Buyer shall have received a certificate of the chairman of Seller and a certificate of the president and chief executive officer of Seller to that effect.

                                    ARTICLE VII

                         TERMINATION, AMENDMENT AND WAIVER

    7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite stockholder approval:

        (a) by mutual consent of the Board of Directors of Buyer and the Board of Directors of Seller;

        (b) by the Board of Directors of Buyer or the Board of Directors of Seller at any time after the date that is ten months after the date of this Agreement if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

        (c) by the Board of Directors of Buyer or the Board of Directors of Seller if (i) any Regulatory Authority has denied approval of the Merger and such denial has become final and nonappealable, (ii) stockholders of Seller shall not have approved this Agreement at the Meeting, or (iii) the approval of any Regulatory Authority required pursuant to Section 6.01(b) of this Agreement contains or imposes any conditions or requirements that would have a material adverse effect on the Condition of either party;

        (d) by the Board of Directors of Buyer in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after provision of written notice thereof to Seller by Buyer;

        (e) by the Board of Directors of Buyer or Seller in the event that (i) its Due Diligence Review of the other party discloses matters the impact of which affects the other party in a manner which its Board of Directors in the good faith exercise of its reasonable judgment believes either (A) to be inconsistent in any material and adverse respect with any of the representations or warranties of the other party, or (B) (x) to be of such significance as to materially and adversely affect the Condition of the other party, taken as a whole, or (y) to deviate materially and adversely from the financial statements for the year ended December 31, 1995 of the other party, (ii) Buyer or Seller, as the case may be, notifies the other party of such matters within 5 business days of the expiration of the Due Diligence Period, and (iii) such matters (A) are not capable of being cured or (B) have not been cured within 30 days after provision of written notice thereof by Buyer or Seller, as the case may be, to the other party;

        (f) by the Board of Directors of Seller in the event of a material breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Buyer by Seller; or

        (g) by the Board of Directors of Seller within five days of the last day of the Valuation Period, if both of the following conditions are satisfied:

           (i) the Valuation Period Market Value shall be less than $20; and

           (ii) (A) the number obtained by dividing the Valuation Period Market Value by the Starting Price (such number being referred to herein as the "Buyer Ratio") shall be less than (B) the number obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting .15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio");

provided, however, that if the Seller elects to exercise its termination right pursuant to this Section 7.01(g), it shall give prompt written notice to Buyer; provided further that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period.

    For purposes of this Section 7.01(g), the following terms shall have the meanings indicated:

    "Average Index Price" means the average of the Index Prices for the ten consecutive full NASDAQ trading days ending at the close of trading on the last day of the Valuation Period.

    "Index Group" means the group of each of the 35 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the last day of the Valuation Period, any public announcement of a proposal either (i) for such company to be acquired or (ii) for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights redistributed proportionately for purposes of determining the Index Price. The 35 bank holding companies and the weights attributed to them are as follows:

                                                                                           INDEX
       BANK HOLDING COMPANY                                                               WEIGHTS
       --------------------                                                               -------
AmSouth Bancorporation................................................................     1.46844%

Banc One Corporation..................................................................    11.11981%

Bancorp Hawaii, Inc...................................................................     1.02260%

BanPonce Corporation..................................................................     1.16201%

Boatmen's Bancshares, Inc.............................................................     4.56467%

City National Corporation.............................................................     0.52395%

Comerica Incorporated.................................................................     3.76169%

Crestar Financial Corporation.........................................................     1.68270%

Cullen/Frost Bankers, Inc.............................................................     0.43216%

Deposit Guaranty Corp.................................................................     0.60120%

Fifth Third Bancorp...................................................................     3.79404%

First Bank System, Inc................................................................     5.82621%

First Chicago NBD Corporation.........................................................     9.32798%

First Empire State Corporation........................................................     1.14701%

First of America Bank Corporation.....................................................     1.93063%

First Security Corporation............................................................     1.39727%

First Tennessee National Corporation..................................................     1.48690%

Firstar Corporation...................................................................     2.21165%

Huntington Bancshares Incorporated....................................................     2.16071%

KeyCorp...............................................................................     6.24310%

Mark Twain Bancshares, Inc............................................................     0.40219%

Marshall & Ilsley Corporation.........................................................     1.69542%

Mercantile Bancorporation, Inc........................................................     1.98926%

National City Corporation.............................................................     5.74976%

Northern Trust Corporation............................................................     2.40936%

Norwest Corporation...................................................................     9.39383%

Old Kent Financial Corporation........................................................     1.20974%

Regions Financial Corporation.........................................................     1.87689%

Signet Banking Corporation............................................................     0.96991%

SouthTrust Corporation................................................................     1.89527%

Star Banc Corporation.................................................................     1.53120%

State Street Boston Corporation.......................................................     2.93498%

UnionBanCal Corporation...............................................................     1.75614%

United Carolina Bancshares Corporation................................................     0.37232%

U.S. Bancorp..........................................................................     3.94900%
                                                                                         ---------
                                                                                         100.00000%

    "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies composing the Index Group.

    "Starting Date" means the last full day on which NASDAQ was open for trading prior to the execution of this Agreement.

    "Starting Price" shall mean the closing-sale price per share of Buyer Common Stock on the Starting Date, as reported by NASDAQ (as reported in The Wall Street Journal, Midwest edition, or, if not reported therein, in another mutually agreed upon authoritative source).

        If any company belonging to the Index Group or Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the last day of the Valuation Period, the prices for the common stock of such company or Buyer shall be appropriately adjusted for the purposes of applying this Section 7.01(g).

    7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01 hereof this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers or directors except as set forth in the second sentence of Section 5.01(a) and in Section 5.06; provided that termination of this Agreement pursuant to Section 7.01(d) or 7.01(f) shall not relieve the breaching party from liability for any willful breach of any covenants, undertakings, representations or warranties giving rise to such termination.

    7.03. Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of Seller; provided, however, that after any such approval by the stockholders of Seller no such modification shall alter or change the amount or kind of consideration to be received by holders of Seller Common Stock as provided in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

    7.04. Severability. Any term, provision, covenant or restriction contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

    7.05. Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

    8.01. Non-Survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.01, all representations, warranties and agreements in this Agreement of Buyer and Seller or in any instrument delivered by Buyer or Seller pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms or, in the case of any other such instrument, in accordance with the terms of such instrument. In the event of consummation of the Merger, the agreements contained herein which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms. In the event of termination of this Agreement in accordance with its terms, the agreements contained in or referred to in the second sentence of Section 5.01(a), Section 5.06 and Section 7.02 shall survive such termination.

    8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), or (iv) on the business date after being delivered to a reputable overnight delivery service, if by such service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) if to Buyer:

          Magna Group, Inc.
          One Magna Place
          1401 South Brentwood Boulevard
          St. Louis, Missouri 63144-1401
          Attention: G. Thomas Andes

        Copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Attention: Craig M. Wasserman, Esq.
          Telecopy: (212) 403-2000

        (ii) if to Seller:

          Homeland Bankshares Corporation
          229 East Park Avenue
          P.O. Box 5300
          Waterloo, Iowa 50704-5300
          Attention: Erl A. Schmiesing

        Copy to:

          Nyemaster, Goode, McLaughlin, Voigts,
          West, Hansell & O'Brien, P.C.
          1900 Hub Tower
          699 Walnut Street
          Des Moines, Iowa 50309
          Attention: Gregory P. Page, Esq.
          Telecopy: (515) 283-3108

    8.03. Miscellaneous. This Agreement (including the Schedules and other written documents referred to herein or provided hereunder) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall not be assigned by operation of law or otherwise and (iv) shall be governed in all respects by the laws of the State of Missouri, except as otherwise specifically provided herein or required by the Iowa Act. Nothing in this Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation. This Agreement may be executed in counterparts which together shall constitute a single agreement.

    IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed and, by such signature, acknowledged by their respective officers thereunto duly authorized, and such signatures to be attested to by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                MAGNA GROUP, INC.



/s/ CAROLYN B. RYSEFF                  By: /s/ G. THOMAS ANDES
-----------------------------------        ------------------------------------
Name: CAROLYN B. RYSEFF                    Name: G. THOMAS ANDES
Title: Secretary                           Title: Chairman and Chief
                                                    Executive Officer


Attest:                                HOMELAND BANKSHARES CORPORATION



/s/ MARCIA C. BORWIG                   By: /s/ ERL. A. SCHMIESING
-----------------------------------        ------------------------------------
Name: MARCIA C. BORWIG                     Name: ERL A. SCHMIESING
Title: Secretary to the Board              Title: Chairman, President and
                                                     Chief Executive Officer

                                   EXHIBIT A

                                  See Annex E

                                   EXHIBIT B

                              ARTICLES OF MERGER
                                      OF
                           HBC ACQUISITION SUB, INC.

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

    Pursuant to section 1105 of the Iowa Business Corporation Act, the undersigned corporation adopts the following Articles of Merger.

I. The Plan of Merger (the "Plan") is attached hereto as Exhibit "A" and by this reference incorporated herein as if set forth in full.

II.  A. HBC Acquisition Sub, Inc., an Iowa corporation.

        Shareholder approval of the merger was not required for shareholders of this corporation.

  B. Homeland Bankshares Corporation, an Iowa corporation.

     The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Plan as to this corporation is as follows:

        Designation                      Shares                    Votes Entitled
          of Group                    Outstanding                    to be Cast

Common
                                       ----------                    ----------

     The total number of undisputed votes cast for the Plan by the sole voting group of this corporation was -------------. The number of votes cast for the Plan by the sole voting group of this corporation was sufficient for approval by that voting group.

III. The effective time and date of this document is ---------------- --.m., ----------------, 1997.

Dated: ----------------, 1997.

                                                     HBC Acquisition Sub, Inc.,
                                                     an Iowa Corporation

                                                     By:_______________________

                                                     Name:_____________________

                                                     Title:____________________

                                PLAN OF MERGER

    1. The names of the corporations proposing to merge are HBC Acquisition Sub, Inc., an Iowa corporation (the "Company"), and Homeland Bankshares Corporation, an Iowa corporation ("Homeland"). In accordance with the applicable provisions of the Iowa Business Corporation Act (the "Act"), Homeland shall be merged with and into the Company (the "Merger") as of the Effective Time (as that term is defined in paragraph 2 below), with the Company continuing as the surviving corporation. As of the Effective Time of the Merger, the separate existence of Homeland shall cease.

    2. This Plan of Merger ("Plan") shall be submitted to a vote of the shareholders of Homeland. Approval of the Plan by the shareholders of the Company is not required under the Act. If this Plan is approved by the shareholders of Homeland in the manner required by the Act, the Company shall file Articles of Merger with the Iowa Secretary of State (the "Articles of Merger"), pursuant to and in accordance with the Act and with that certain Agreement and Plan of Reorganization dated August 30, 1996 (the "Agreement") (of which this Plan is a part) and entered into by and between Magna Group, Inc., a Delaware corporation ("Buyer"), and Homeland. The Merger shall take effect as of the time and date set forth in the Articles of Merger (the "Effective Time"), which time and date shall not be earlier than the satisfaction of all conditions set forth in Section 6.01 of the Agreement (the "Approval Date") and which shall be not later than the first business day of the first full calendar month commencing at least five (5) business days after the Approval Date. The Approval Date shall in no event be earlier than January 1, 1997.

    3. As of the Effective Time:

    (a) Homeland will merge with and into the Company, with the Company continuing as the surviving corporation and the separate existence of Homeland shall cease.

    (b) The title to all real estate and other property owned by Homeland shall be vested in the Company without reservation or impairment.

    (c) The Company shall have all liabilities of Homeland.

    (d) The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Company following the Merger, with such directors and officers to continue to hold office in accordance with the Company's Bylaws and applicable law.

    (e) The Articles of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall continue as the Articles of Incorporation and Bylaws of the Company, subject to future amendment.

    (f) The Merger shall otherwise have all of the effects of a merger as provided in Section 490.1106 of the Act.

    4. (a) Each share of the common stock, par value $.01 per share, of the Company that is issued and outstanding immediately prior to the Effective Time shall continue to be and represent one share of common stock of the Company, and shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Company.

    (b) Each share of the common stock, par value $12.50 per share, of Homeland issued and outstanding immediately prior to the Effective Time ("Homeland Common Stock"), other than any Dissenting Shares (as defined in paragraph 5 below), shall at the Effective Time be, by virtue of the Merger and without any further action on the part of any holder thereof, converted into and become the right to receive, at the election of the holder thereof, either:

        (i) 1.55 (as adjusted as described in subparagraph (d) immediately below, the "Exchange Ratio") shares of the common stock of Buyer, par value $2.00 per share ("Buyer Common Stock"), and associated Preferred Share Purchase Rights issued pursuant to the rights agreement dated as of November 11, 1988, by and between Buyer and Magna Trust Company, as rights agent (as adjusted as described in subparagraph (d) immediately below, the "Per Share Stock Consideration");

        (ii) $37.50 in cash (as adjusted as described in subparagraph (d) immediately below, the "Per Share Cash Consideration"); or

        (iii) A combination of 57 percent Per Share Stock Consideration and 43 percent Per Share Cash Consideration (as adjusted as described in subparagraph (d) immediately below) (the "Mixed Election"), provided that the aggregate number of shares of Buyer Common Stock that shall be issued in the Merger shall not exceed 5,038,934 shares (the "Stock Amount").

    (c) The holders of Homeland Common Stock shall make an election as to whether they desire to receive the Per Share Stock Consideration, the Per Share Cash Consideration, or the Mixed Election, pursuant to the procedures set forth in the Agreement, which procedures shall be set forth in the notices forwarded to the shareholders of Homeland in connection with the Merger.

    (d) The Per Share Stock Consideration and the Per Share Cash Consideration shall each be adjusted as of the end of the ten (10) consecutive day period (the "Valuation Period") during which the shares of Buyer Common Stock are traded on the Nasdaq Stock Market National Market System ("NASDAQ") ending on the tenth calendar day immediately prior to the anticipated Effective Time. The Per Share Stock Consideration shall be adjusted by adjusting the Exchange Ratio such that the product of the Exchange Ratio (rounded to the nearest 1/100th of a share) and the Valuation Period Market Value shall equal the Average Per Share Consideration. The Per Share Cash Consideration shall be adjusted to equal the Average Per Share Consideration.

    For purposes of this subparagraph (d) the following definitions shall apply;

    "Valuation Period Market Value" shall mean the average of the closing-sale prices for the Buyer Common Stock as reported on NASDAQ (as reported in The Wall Street Journal or, the absence thereof, by another authoritative source) during the Valuation Period.

    "Average Per Share Consideration" shall mean the Aggregate Consideration divided by the Valuation Period Share Number (rounded to the nearest cent).

    "Aggregate Consideration" shall mean the sum of (x) the product of 1.55 times the Valuation Period Market Value times 0.57 times the Valuation Period Share Number and (y) $37.50 times 0.43 times the Valuation Period Share Number.

    "Valuation Period Share Number" shall mean the total number of shares of Homeland Common Stock outstanding (other than treasury shares) on the last day of the Valuation Period.

    (e) If prior to the Effective Time (i) Homeland shall declare a stock dividend or distribution upon or subdivide, split up, reclassify, or combine the Homeland Common Stock, or declare a dividend or make a distribution on the Homeland Common Stock in any security convertible into Homeland Common Stock, or (ii) Buyer shall declare a stock dividend or distribution upon or subdivide, split up, reclassify, or combine the Buyer Common Stock, or declare a dividend or make a distribution on the Buyer Common Stock in any security convertible into Buyer Common Stock, an appropriate adjustment or adjustments will be made to the Per Share Cash Consideration, the Per Share Stock Consideration, and the Stock Amount.

    5. "Dissenting Shares" means any shares held by any holder of Homeland Common Stock who becomes entitled to payment of the fair value of such shares under the Act. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the Act; provided, however, that if, in accordance with the Act, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Cash Consideration pursuant to the Merger. The Company, as the surviving corporation, hereby agrees that it will promptly pay to the dissenting shareholders of Homeland, if any, the amount, if any, to which they shall become entitled under the provisions of the Act with respect to the rights of dissenting shareholders.

    6. The other terms and conditions of the Merger are as set forth in the Agreement.

                                   EXHIBIT C

                           FORM OF AFFILIATE LETTER

Magna Group, Inc.
One Magna Place
1401 South Brentwood Boulevard
St. Louis, MO 63144-1401

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Homeland Bankshares Corporation, an Iowa corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of August 30, 1996 (the "Agreement"), between Magna Group, Inc., a Delaware corporation ("Magna"), and the Company, the Company will be merged with and into Merger Sub (the "Merger").

    As a result of the Merger, I may receive (A) shares of (i) Common Stock, par value $2.00 per share, of Magna ("Magna Common Stock"). I would receive such Magna Common Stock in exchange for, respectively, shares (or options for shares) owned by me of common stock, par value $12.50 per share, of the Company (the "Company Common Stock").

    I represent, warrant and covenant to Magna that in the event I receive any Magna Common Stock as a result of the Merger:

        A. I shall not make any sale, transfer or other disposition of the Magna Common Stock in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Magna Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

        C. I have been advised that the issuance of Magna Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Magna Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Magna Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Magna, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that Magna is under no obligation to register the sale, transfer or other disposition of the Magna Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

        E. I also understand that there will be placed on the certificates for the Magna Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE
       TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED   , 1996
       BETWEEN THE REGISTERED HOLDER HEREOF AND MAGNA GROUP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAGNA GROUP, INC."

        F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Magna reserves the right to put the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Magna a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Magna in form and substance reasonably satisfactory to Magna, to the effect that such legend is not required for purposes of the Act.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                                     Very truly yours,

                                                     Name:

Accepted this      day of
                , 1996, by
MAGNA GROUP, INC.

By
  Name:
  Title:

                                                             APPENDIX A

                                                                              VALUE             NUMBER OF SHARES  PERCENT OF SHARES
                                                                               OF               OF SELLER COMMON  OF SELLER COMMON
                                                             AVERAGE   PER     PER     PER     STOCK TO RECEIVE:  STOCK TO RECEIVE:
VALUATION                                          VALUATION   PER    SHARE   SHARE   SHARE    ------------------ -----------------
 PERIOD           AGGREGATE CONSIDERATION           PERIOD    SHARE   STOCK   STOCK   CASH      STOCK      CASH     STOCK   CASH
 MARKET      --------------------------------        SHARE   CONSID- CONSID- CONSID- CONSID-   CONSID-    CONSID-  CONSID- CONSID-
  VALUE      STOCK         CASH         TOTAL       NUMBER   ERATION ERATION ERATION ERATION   ERATION    ERATION  ERATION ERATION
---------    -----         ----         -----      --------- ------- ------- ------- -------   -------   --------  ------- -------
$25.000   $125,973,362  $91,966,970  $217,940,332  5,703,378  $38.21  1.529   $38.21  $38.21  3,296,653  2,406,725  57.8%   42.2%
 24.750    124,713,628   91,966,970   216,680,598  5,703,378   37.99  1.535    37.99   37.99  3,282,661  2,420,717  57.6    42.4
 24.500    123,453,894   91,966,970   215,420,865  5,703,378   37.77  1.542    37.77   37.77  3,268,505  2,434,873  57.3    42.7
 24.250    122,194,161   91,966,970   214,161,131  5,703,378   37.55  1.548    37.55   37.55  3,254,183  2,449,195  57.1    42.9
 24.194    121,909,705   91,966,970   213,876,675  5,703,378   37.50  1.550    37.50   37.50  3,250,925  2,452,453  57.0    43.0
 24.000    120,934,427   91,966,970   212,901,397  5,703,378   37.33  1.555    37.33   37.33  3,239,691  2,463,687  56.8    43.2
 23.750    119,674,693   91,966,970   211,641,664  5,703,378   37.11  1.562    37.11   37.11  3,225,027  2,478,351  56.5    43.5
 23.500    118,414,960   91,966,970   210,381,930  5,703,378   36.89  1.570    36.89   36.89  3,210,187  2,493,191  56.3    43.7
 23.250    117,155,226   91,966,970   209,122,197  5,703,378   36.67  1.577    36.67   36.67  3,195,168  2,508,210  56.0    44.0
 23.000    115,895,493   91,966,970   207,862,463  5,703,378   36.45  1.585    36.45   36.45  3,179,967  2,523,411  55.8    44.2
 22.750    114,635,759   91,966,970   206,602,729  5,703,378   36.22  1.592    36.22   36.22  3,164,581  2,538,797  55.5    44.5
 22.500    113,376,025   91,966,970   205,342,996  5,703,378   36.00  1.600    36.00   36.00  3,149,006  2,554,372  55.2    44.8
 22.250    112,116,292   91,966,970   204,083,262  5,703,378   35.78  1.608    35.78   35.78  3,133,239  2,570,139  54.9    45.1
 22.000    110,856,558   91,966,970   202,823,528  5,703,378   35.56  1.616    35.56   35.56  3,117,276  2,586,102  54.7    45.3
 21.750    109,596,825   91,966,970   201,563,795  5,703,378   35.34  1.625    35.34   35.34  3,101,113  2,602,265  54.4    45.6
 21.500    108,337,091   91,966,970   200,304,061  5,703,378   35.12  1.634    35.12   35.12  3,084,747  2,618,631  54.1    45.9
 21.250    107,077,357   91,966,970   199,044,328  5,703,378   34.90  1.642    34.90   34.90  3,068,174  2,635,204  53.8    46.2
 21.000    105,817,624   91,966,970   197,784,594  5,703,378   34.68  1.651    34.68   34.68  3,051,390  2,651,988  53.5    46.5
 20.750    104,557,890   91,966,970   196,524,860  5,703,378   34.46  1.661    34.46   34.46  3,034,391  2,668,987  53.2    46.8
 20.500    103,298,156   91,966,970   195,265,127  5,703,378   34.24  1.670    34.24   34.24  3,017,172  2,686,206  52.9    47.1
 20.250    102,038,423   91,966,970   194,005,393  5,703,378   34.02  1.680    34.02   34.02  2,999,729  2,703,649  52.6    47.4
 20.000    100,778,689   91,966,970   192,745,660  5,703,378   33.80  1.690    33.80   33.80  2,982,059  2,721,319  52.3    47.7

                                                                       ANNEX D

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

         THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment"), is entered into as of November 19, 1996, by and between Magna Group, Inc., a Delaware corporation ("Buyer") and Homeland Bankshares Corporation, an Iowa corporation ("Seller"), and is made with reference to that certain Agreement and Plan of Reorganization, dated August 30, 1996 (the "Merger Agreement"), between Buyer and Seller (collectively, the "Parties"). Capitalized terms used herein shall have the meanings assigned in the Merger Agreement unless otherwise defined herein.

         WHEREAS, beginning approximately November 20, 1996, Buyer Common Stock will no longer be quoted on the Nasdaq but instead will be listed on the New York Stock Exchange ("NYSE");

         WHEREAS, as a result of the change in listing of Buyer Common Stock from Nasdaq to the NYSE, the Parties desire to amend the Merger Agreement as set forth herein.

         NOW, THEREFORE in consideration of the premises and of the agreements herein contained and for other good and valuable consideration, the Parties agree as follows:

    1.   References to Nasdaq. (a) Section 1.09(a) of the Merger Agreement
         --------------------
is hereby amended by deleting the first sentence thereof in its entirety and substituting in place thereof the following:

    "The Per Share Stock Consideration and the Per Share Cash Consideration shall each be adjusted as of the end of the ten (10) consecutive trading-day period (the "Valuation Period") during which the shares of Buyer Common Stock are traded on the NYSE Composite Transactions reporting system ending on the tenth calendar day immediately prior to the anticipated Effective Time."

(b) The definition of "Valuation Period Market Value" contained in Section 1.09(b) is hereby amended by deleting such definition in its entirety and substituting in place thereof the following:

    "Valuation Period Market Value" shall mean the average of the closing-sale prices for the Buyer Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal,
                                                  -----------------------
    Midwest edition, or, in the absence thereof, by another authoritative source) during the Valuation Period."

(c) The definition of "Average Index Price" contained in Section 7.01(g) is hereby amended by deleting such definition in its entirety and substituting in place thereof the following:

    ""Average Index Price" means the average of the Index Prices for the ten consecutive full Nasdaq Stock Market National Market System ("Nasdaq") trading days ending at the close of trading on the last day of the Valuation Period."

    2.   Effect. Except as specifically provided for herein the Merger Agreement
         ------
shall otherwise remain in full force and effect.

    3.   Counterparts. This Amendment may be executed in two or more
         ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MAGNA GROUP, INC.                      HOMELAND BANKSHARES CORPORATION


By: /s/ G. Thomas Andes                By: /s/ Erl A. Schmiesing
   -----------------------------          -----------------------------------
   Name: G. Thomas Andes                  Name: Erl A. Schmiesing
   Title: Chairman of the Board and       Title: Chairman of the Board and
          Chief Executive Officer                Chief Executive Officer

                                                                        ANNEX E

                            STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT ("Option Agreement") dated August 30, 1996, between MAGNA GROUP, INC. ("Buyer"), a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and HOMELAND BANKSHARES CORPORATION ("Seller"), an Iowa corporation registered as a bank holding company under the Holding Company Act.

                             W I T N E S S E T H:

    WHEREAS, the Board of Directors of Buyer and the Board of Directors of Seller have approved an Agreement and Plan of Reorganization dated as of even date herewith (the "Merger Agreement") providing for the merger of Seller with and into a wholly owned subsidiary of Buyer;

    WHEREAS, as a condition to Buyer's entering into the Merger Agreement, Buyer has required that Seller agree, and Seller has agreed, to grant to Buyer the option set forth herein to purchase authorized but unissued shares of Seller Common Stock;

    NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

    1. Definitions.

    Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

    2. Grant of Option.

    Subject to the terms and conditions set forth herein, Seller hereby grants to Buyer an option (the "Option") to purchase up to 1,134,972 authorized and unissued shares of Seller Common Stock at a price of $34.00 per share (the "Purchase Price") payable in cash as provided in Section 4 hereof.

    3. Exercise of Option.

    (a) Buyer may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; provided, however, that (i) to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of the Effective Time of the Merger and the termination of the Merger Agreement in accordance with its terms, provided that if such termination follows an Extension Event (as defined below), the Option shall not terminate until the date that is 18 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) that any such exercise shall be subject to compliance with applicable law, including the Holding Company Act.

    (b) As used herein, a "Purchase Event" shall mean any of the following events:

        (i) Seller or any of its Subsidiaries, without having received prior written consent from Buyer, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any individual, corporation, partnership, association, bank, joint-stock corporation, business trust or unincorporated organization ("Person") (other than Buyer or any of its Subsidiaries) to
    (A) effect a merger or consolidation or similar transaction involving Seller or any of its Subsidiaries, (B) purchase, lease or otherwise acquire 15% or more of the assets of Seller and its Subsidiaries, taken as a whole or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership of securities representing 10% or more of the voting power of Seller or any of its Subsidiaries;

        (ii) any Person (other than Buyer or any Subsidiary of Buyer, or Seller or any Subsidiary of Seller in a fiduciary capacity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Seller; or

        (iii) Seller's Board of Directors shall have withdrawn or modified in a manner adverse to Buyer the recommendation of Seller's Board of Directors with respect to the Merger Agreement, in each case after an Extension Event; or

        (iv) the holders of Seller Common Stock shall not have approved the Merger Agreement at the Meeting, or such Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement in accordance with its terms, in each case after an Extension Event.

    (c) As used herein, the term "Extension Event" shall mean any of the following events:

        (i) a Purchase Event of the type specified in clauses (b)(i) and
    (b)(ii) above;

        (ii) any Person (other than Buyer or any of its Subsidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Seller Common Stock such that, upon consummation of such offer, such Person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of 10% or more of the voting power of Seller; or,

        (iii) any Person (other than Buyer or any Subsidiary of Buyer, or Seller or any Subsidiary of Seller in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above.

    (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

    (e) In the event Buyer wishes to exercise the Option, it shall deliver to Seller a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date").

    4. Payment and Delivery of Certificates.

    (a) At the closing referred to in Section 3 hereof, Buyer shall pay to Seller the aggregate purchase price for the shares of Seller Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Seller.

    (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), Seller shall deliver to Buyer a certificate or certificates representing the number of shares of Seller Common Stock purchased by Buyer, registered in the name of Buyer or a nominee designated in writing by Buyer in accordance with the provisions hereof, and Buyer shall deliver to Seller a letter agreeing that Buyer shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

    (c) If at the time of issuance of any Seller Common Stock pursuant to any exercise of the Option, Seller shall have issued any share purchase rights or similar securities to holders of Seller Common Stock, then each such share of Seller Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Buyer as those issued to other holders of Seller Common Stock.

    (d) Certificates for Seller Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

    The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Homeland Bankshares Corporation, a copy of which is on file at the principal office of Homeland Bankshares Corporation, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Homeland Bankshares Corporation of a written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Buyer shall have delivered to Seller an opinion of counsel, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

    5. Authorization, etc.

    (a) Seller hereby represents and warrants to Buyer that:

        (i) Seller has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

        (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Seller, and no other corporate proceedings are necessary therefor;

        (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and has been approved in accordance with the provisions of the Articles of Incorporation of Seller; and

        (iv) Seller has taken all necessary corporate action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 1,134,972 shares of Seller Common Stock, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions) and security interests and not subject to any preemptive rights.

    (b) Buyer hereby represents and warrants to Seller that:

        (i) Buyer has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

        (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Buyer, and no other corporate proceedings are necessary therefor;

        (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms; and

        (iv) any Seller Common Stock or other securities acquired by Buyer upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act and any applicable state securities laws.

    6. Adjustment upon Changes in Capitalization.

    In the event of any change in Seller Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Seller Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Seller Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Seller Common Stock then issued and outstanding (without considering any shares subject to or issued pursuant to the Option).

    7. Repurchase.

    (a) Subject to Section 11(i), at the request of Buyer at any time commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Repurchase Period"), Seller (or any successor entity thereof) shall repurchase the Option from Buyer together with all (but not less than all, subject to Section 10) shares of Seller Common Stock purchased by Buyer pursuant thereto with respect to which Buyer then has Beneficial Ownership, at a price (per share, the "Per Share Repurchase Price") equal to the sum of:

        (i) The exercise price paid by Buyer for any shares of Seller Common Stock acquired pursuant to the Option;

        (ii) The difference between (A) the "Market/Tender Offer Price" for shares of Seller Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Seller Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of Seller Common Stock reported by NASDAQ, the automated quotation system of the National Association of Securities Dealers, Inc., for any day within that portion of the Repurchase Period which precedes the date Buyer gives notice of the required repurchase under this Section 7) and (B) the exercise price as determined pursuant to

    Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of shares of Seller Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price;

        (iii) The difference between the Market/Tender Offer Price and the exercise price paid by Buyer for any shares of Seller Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price; and

        (iv) Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees.

    (b) In the event Buyer exercises its rights under this Section 7, Seller shall, within 10 business days thereafter, pay the required amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer and Buyer shall surrender to Seller the Option and the certificates evidencing the shares of Seller Common Stock purchased thereunder with respect to which Buyer then has Beneficial Ownership, and Buyer shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

    (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Buyer and reasonably acceptable to Seller.

    8. Repurchase at Option of Seller and First Refusal.

    (a) Except to the extent that Buyer shall have previously exercised its rights under Section 7, at the request of Seller during the six-month period commencing 13 months following the first occurrence of a Purchase Event, Seller may repurchase from Buyer, and Buyer shall sell to Seller, the Option together with all (but not less than all, subject to Section 10) of the Seller Common Stock acquired by Buyer pursuant hereto and with respect to which Buyer has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share, (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by Buyer as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees (net of the exercise price as determined pursuant to Section 2 hereof (subject to adjustment as provided in Section 6) in respect of any shares remaining subject to the Option at the time of such purchase). Any repurchase under this Section 8(a) shall be consummated in accordance with
Section 7(b).

    (b) If, at any time after the occurrence of a Purchase Event and prior to the earlier of (i) the expiration of 18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Buyer shall desire to sell, assign, transfer or otherwise dispose of any of the shares of Seller Common Stock acquired by it pursuant to the Option, it shall give Seller written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Buyer to Seller, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Buyer is proposing to transfer such shares to a third party. The purchase of such shares by Seller shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Buyer by wire transfer of immediately available funds to an account designated by Buyer. In the event of the failure or refusal of Seller to purchase all the shares covered by the Offeror's Notice or if the Board or any other Regulatory Authority disapproves Seller's proposed purchase of such shares, Buyer may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(b) shall not apply to (i) any disposition as a result of which the proposed transferee would Beneficially Own not more than 2% of the voting power of Seller or (ii) any disposition of Seller Common Stock by a Person to whom Buyer has sold shares of Seller Common Stock issued upon exercise of the Option.

    9. Registration Rights.

    At any time after a Purchase Event, Seller shall, if requested by any holder or beneficial owner of shares of Seller Common Stock issued upon exercise of the Option (except any beneficial holder who acquired all of such holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (i) thereof) (each a "Holder"), in the next publicly filed registration statement of Seller on a form for general use under the Securities Act, include the shares of Seller Common Stock issued to such Holder upon exercise of the Option in order to permit the sale or other disposition of such shares in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Seller Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by Seller for inclusion in any registration statement to be filed hereunder. Seller shall use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Seller's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such Seller Common Stock. In no event shall Seller be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Seller of Seller Common Stock or if a special audit of Seller would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Seller shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, Seller agrees to send a copy thereof to any other Person known to Seller to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the Persons entitled to receive such copies.

    10. Severability.

    Any term, provision, covenant or restriction contained in this Option Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court or Regulatory Authority determines that applicable law will not permit Buyer or any other Person to acquire, or Seller to repurchase or purchase, the full number of shares of Seller Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Buyer or such other Person to acquire, or Seller to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

    11. Miscellaneous.

    (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

    (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral.

    (c) Successors; No Third Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

    (d) Assignment. Other than as provided in Sections 8 and 9 hereof, neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.

    (e) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.02 of the Merger Agreement (which is incorporated herein by reference).

    (f) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

    (g) Specific Performance. The parties hereto agree that if for any reason Buyer or Seller shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

    (h) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

    (i) Regulatory Approvals; Section 16(b). If, in connection with (A) the exercise of the Option under Section 3 or a sale by Buyer to a third party under Section 8, (B) a repurchase by Seller under Section 7 or a repurchase or purchase by Seller under Section 8, prior notification to or approval of the Board or any other Regulatory Authority is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. In the case of clause
(A) of this subsection (i), such filing shall be made by Buyer, and in the case of clause (B) of this subsection (i), such filing shall be made by Seller, provided that each of Buyer and Seller shall use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby, including without limitation applying to the Board under the Holding Company Act for approval to acquire the shares issuable hereunder. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

    (j) No Breach of Merger Agreement Authorized. Nothing contained in this Option Agreement shall be deemed to authorize Seller to issue any shares of Seller Common Stock in breach of, or otherwise breach any of, the provisions of the Merger Agreement.

    (k) Waiver and Amendment. Any provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                      MAGNA GROUP, INC.

                                      By: /s/ G. Thomas Andes
                                          ---------------------------------
                                          Name:  G. THOMAS ANDES
                                          Title: Chairman and Chief
                                                  Executive Officer

                                      HOMELAND BANKSHARES
                                      CORPORATION

                                      By: /s/ Erl A. Schmiesing
                                          ---------------------------------
                                          Name:  ERL A. SCHMIESING
                                          Title: Chairman, President and
                                                  Chief Executive Officer

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

I20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, finances and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

    Article 12 of Magna's Certificate of Incorporation provides for the elimination of personal liability of directors of Magna to Magna and its stockholders for monetary damages arising from certain breaches of directors' duty of care. In addition, Article 12 provides for the indemnification of persons who are or were directors, officers, employees and agents of Magna or who are or were serving at the request of Magna in a similar capacity with another enterprise or entity to the fullest extent authorized by the DGCL.
Article 12 also authorizes Magna to purchase insurance for itself and indemnifiable persons against any expense, liability or loss whether or not Magna would have the power to indemnify such expense, liability or loss under the DGCL.

    Magna maintains a liability insurance policy which indemnifies directors, officers, employees and agents of Magna. As part of the acquisition of Homeland, Magna agreed to use its best efforts to assume Homeland's duties and obligations under indemnification agreements with Homeland's directors in order that such duties and obligations continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

I21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits. See Exhibit Index.

    (b) Financial Statement Schedules. Not Applicable.

    (c) Report, Opinion or Appraisal. Not Applicable.

I22. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (g) The undersigned Registrant hereby undertakes:

         1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on December 12, 1996.

                                       MAGNA GROUP, INC.



                                       By:         /s/ G. THOMAS ANDES
                                          ------------------------------------
                                                    G. THOMAS ANDES
                                                 Chairman of the Board
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Magna Group, Inc., hereby severally and individually constitute and appoint G. Thomas Andes, Ronald A. Buerges and Gary D. Hemmer, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                              SIGNATURE                                         TITLE                      DATE
                              ---------                                         -----                      ----

                        /s/  G. THOMAS ANDES                           Chairman of the Board, Chief     December 12, 1996
        -----------------------------------------------------          Executive Officer and
                           G. Thomas Andes                             Director
                     Principal Executive Officer

                       /s/  RONALD A. BUERGES                          Executive Vice President and     December 12, 1996
        -----------------------------------------------------          Chief Financial Officer
                          Ronald A. Buerges
                     Principal Financial Officer
                    Principal Accounting Officer

                    /s/  JAMES A. AUFFENBERG, JR.                      Director                         December 12, 1996
        -----------------------------------------------------
                      James A. Auffenberg, Jr.

                         /s/  WAYNE T. EWING                           Director                         December 12, 1996
        -----------------------------------------------------
                           Wayne T. Ewing

                        /s/  DONALD P. GALLOP                          Director                         December 12, 1996
        -----------------------------------------------------
                          Donald P. Gallop


                                     II-3

                              SIGNATURE                                         TITLE                      DATE
                              ---------                                         -----                      ----


                        /s/  RANDALL E. GANIM                          Director                         December 12, 1996
        -----------------------------------------------------
                          Randall E. Ganim

                      /s/  C. E. HEILIGENSTEIN                         Director                         December 12, 1996
        -----------------------------------------------------
                         C. E. Heiligenstein

                     /s/  JOHN G. HELMKAMP, JR.                        Director                         December 12, 1996
        -----------------------------------------------------
                        John G. Helmkamp, Jr.

                       /s/  CARL G. HOGAN, SR.                         Director                         December 12, 1996
        -----------------------------------------------------
                         Carl G. Hogan, Sr.

                       /s/  FRANKLIN A. JACOBS                         Director                         December 12, 1996
        -----------------------------------------------------
                         Franklin A. Jacobs

                       /s/  WENDELL J. KELLEY                          Director                         December 12, 1996
        -----------------------------------------------------
                          Wendell J. Kelley

                          /s/  S. LEE KLING                            Director                         December 12, 1996
        -----------------------------------------------------
                            S. Lee Kling

                         /s/  RALPH F. KORTE                           Director                         December 12, 1996
        -----------------------------------------------------
                           Ralph F. Korte

                       /s/  ROBERT E. MCGLYNN                          Director                         December 12, 1996
        -----------------------------------------------------
                          Robert E. McGlynn

                       /s/  FRANK R. TRULASKE                          Director                         December 12, 1996
        -----------------------------------------------------
                          Frank R. Trulaske

                     /s/  GEORGE T. WILKINS, JR.                       Director                         December 12, 1996
        -----------------------------------------------------
                       George T. Wilkins, Jr.

                                                           EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION                                                         PAGE
-------                                         -----------                                                         ----
 2.1     Agreement and Plan of Reorganization, dated as of August 30, 1996, by and between Magna and Homeland
         (filed as Exhibit 2 to Magna's Current Report on Form 8-K (File No. 0-8234) dated August 30, 1996 and incorporated herein by reference).

 2.2     Stock Option Agreement, dated August 30, 1996, between Magna and Homeland (filed as Exhibit 99.1 to
         Magna's Current Report on Form 8-K (File No. 0-8234) dated August 30, 1996 and incorporated herein by reference).

 2.3     Amendment to Agreement and Plan of Reorganization, dated as of November 19, 1996 by and between Magna and Homeland.

 3.1     Certificate of Incorporation, as amended (filed as Exhibit 3.1 to Magna's Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

 3.2     By-laws (filed as Exhibit 3.2 to Magna's Annual Report on Form 10-K for the year ended December 31, 1991
         (File No. 0-8234) and incorporated herein by reference).

 4.1     Form of Indenture, including form of Note, between Magna and Mark Twain Bank, as trustee, dated August 1,
         1987 for the 7% Convertible Subordinated Capital Notes Due 1999 (filed as Exhibit 1 to Magna's
         Registration Statement on Form 8-A dated June 15, 1988 (File No. 0-8234) and incorporated herein by reference).

 4.2     Indenture dated as of November 1, 1986 between Landmark Bancshares Corporation (hereinafter
         "Landmark") and Centerre Trust Company of St. Louis, regarding the issuance of $17,250,000 principal amount of Landmark's 8 3/4% Convertible Subordinated Debentures due November 1, 1998 (filed as Exhibit 4(c) to Landmark's Annual Report on Form 10-K for the year ended December 31, 1986 (File
         No. 1-8810) and incorporated herein by reference).

 4.3     First Supplemental Indenture dated December 20, 1991 among Magna, Magna Acquisition Corporation and
         Boatmen's National Bank of St. Louis as successor to Centerre Trust Company of St. Louis, Trustee, assuming the obligations of Landmark under the Indenture dated November 1, 1986 (filed as Exhibit 4.2 to Magna's Current Report on Form 8-K dated December 20, 1991 (File No. 0-8234) and incorporated herein by reference).

 4.4     Rights Agreement, including form of Right Certificate, dated as of November 11, 1988 between Magna and Magna Trust Company, Trustee (filed as Exhibits 1 and 2 to Magna's Registration Statement on Form
         8-A dated November 11, 1988 (File No. 0-8234) and incorporated herein by reference).

 5       Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the securities being issued.

 8.1     Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters in the Merger.

 8.2     Opinion of Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C. as to certain tax matters in the Merger.

10.1     Form of Stock Option Agreement under Landmark's 1982 Capital Accumulation Plan, assumed by Magna as to outstanding obligations pursuant to the acquisition of Landmark (filed as Exhibit 10.1 to Magna's
         Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.2     Form of Stock Option Agreement under Landmark's 1986 Non-Qualified Stock Option Plan, assumed by
         Magna as to outstanding obligations pursuant to the acquisition of Landmark (filed as Exhibit 10.2 to
         Magna's Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).


                                     II-5

EXHIBIT
NUMBER                                          DESCRIPTION                                                         PAGE
-------                                         -----------                                                         ----
10.3     1987 Stock Option Plan of Magna (filed as Exhibit 10.2 to Magna's Registration Statement on Form S-4
         (Reg. No. 33-15463) and incorporated herein by reference).

10.4     Landmark's Amended and Restated Supplemental Retirement Plan (filed as Exhibit 10(ff) to Landmark's
         Annual Report on Form 10-K for the year ended December 31, 1989 (File No. 1-8810) and incorporated herein by reference).

10.5     Amended and Restated Employment Agreement between Magna and G. Thomas Andes effective January 1, 1995 and amended and restated June 6, 1996 (filed as Exhibit 10.1 to Magna's Quarterly Report on Form 10-Q
         for the period ended June 30, 1996 (File No. 0-8234) and incorporated herein by reference).

10.6     Agreement dated March 15, 1996 between Magna and Linda K. Fabel (filed as Exhibit 10.6 to Magna's
         Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-8234) and incorporated herein by reference).

10.7     Agreement dated March 13, 1996 between Magna and David D. Harris (filed as Exhibit 10.7 to Magna's
         Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-8234) and incorporated herein by reference).

10.8     Agreement dated March 12, 1996 between Magna and Gary D. Hemmer (filed as Exhibit 10.8 to Magna's
         Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-8234) and incorporated herein by reference).

10.9     Agreement dated March 12, 1996 between Magna and Robert M. Olson, Jr. (filed as Exhibit 10.9 to
         Magna's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-8234) and incorporated herein by reference).

10.10    Agreement dated April 8, 1996 between Magna and Ronald A. Buerges (filed as Exhibit 10.10 to Magna's
         Quarterly Report on Form 10-Q for the period ended March 31, 1996 (File No. 0-8234) and incorporated herein by reference).

10.11    Second Amendment to Second Restated Employment Agreement between Magna and S. Lee Kling (filed as
         Exhibit 10.24 to Magna's Quarterly Report on Form 10-Q for the period ended June 30, 1994 (File No.
         0-8234) and incorporated herein by reference).

10.12    Second Restated Employment Agreement dated as of October 20, 1990, as amended by Letter Agreement dated August 29, 1991, between Landmark and S. Lee Kling (filed on Exhibit 10.9 to Magna's Annual
         Report on Form 10-K for the year ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.13    Directors' Survivor Benefit Plan (filed as Exhibit 10.11 to Magna's Annual Report on Form 10-K for
         the year ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.14    Directors' Deferred Compensation Plan (filed as Exhibit 10.12 to Magna's Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.15    Magna Directors Deferred Plan (filed as Exhibit 10.1 to Magna's Quarterly Report on Form 10-Q for
         the period ended September 30, 1996 (File No. 0-8234) and incorporated herein by reference).

10.16    Magna Directors Deferred Compensation Plan (filed as Exhibit 10.2 to Magna's Quarterly Report on Form
         10-Q for the period ended September 30, 1996 (File No. 0-8234) and incorporated herein by reference).

10.17    First Amendment to Magna Board of Directors Retirement Plan (filed as Exhibit 10.3 to Magna's Quarterly
         Report on Form 10-Q for the period ended September 30, 1996 (File No. 0-8234) and incorporated herein by reference).


                                     II-6

EXHIBIT
NUMBER                                          DESCRIPTION                                                         PAGE
-------                                         -----------                                                         ----
10.18    Board of Directors Retirement Plan of Magna (filed as Exhibit 10.16 to Magna's Annual Report on
         Form 10-K for the year ended December 31, 1994 (File No. 0-8234) and incorporated herein by reference).

10.19    Executive Supplemental Deferral Plan (filed as Exhibit 10.12 to Magna's Annual Report on Form 10-K for the year ended December 31, 1987 (File No. 0-8234) and incorporated herein by reference).

10.20    Form of Director Indemnification Agreement dated as of May 30, 1991 between Landmark and Donald P.
         Gallop, Carl G. Hogan, Sr., Franklin A. Jacobs and Ralph F. Korte, respectively, and Consent dated
         May 24, 1991 of Magna to Director Indemnification Agreements dated May 30, 1991 assuming Landmark's obligations thereunder upon effectiveness of the acquisition (filed as Exhibit 10.14 to Magna's
         Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-8234) and incorporated herein by reference).

10.21    1992 Long Term Performance Plan of Magna (filed as Appendix A to Magna's Proxy Statement for the
         1992 Annual Meeting of Stockholders (File No. 0-8234) and incorporated herein by reference).

10.22    Directors' Stock Option Plan of Magna (filed as Appendix B to Magna's Proxy Statement for the 1992
         Annual Meeting of Stockholders (File No. 0-8234) and incorporated herein by reference).

10.23    Amendment to Supplemental Executive Retirement Plan of Magna (filed as Exhibit 10.25 to Magna's
         Quarterly Report on Form 10-Q for the period ended June 30, 1994 (File No. 0-8234) and incorporated herein by reference).

10.24    Supplemental Executive Retirement Plan of Magna (filed as Exhibit 10.15 to Magna's Annual Report on
         Form 10-K for the year ended December 31, 1993 (File No. 0-8234) and incorporated herein by reference).

10.25    Magna Executive Incentive Compensation Plan (MEICP) 1996 (filed as Exhibit 10.22 to Magna's Annual
         Report on Form 10-K for the year ended December 31, 1995 (File No. 0-8234) and incorporated herein by reference).

10.26    Lease between Magna as successor in interest to Landmark, and St. Louis Brentwood Associates, L.P.,
         dated December 19, 1986, relating to Magna Place, as amended by the First Amendment dated November
         17, 1987, the Addendum dated February 1, 1990 and the Letter Agreement dated January 9, 1992 (filed as Exhibit 10.17 to Magna's Annual Report on Form 10-K for the year ended December 31, 1991 (File No.
         0-8234) and incorporated herein by reference).

10.27    Stock Purchase Agreement dated March 27, 1992, by and among Capital Bancorporation, Inc., Magna and
         Landmark Acquisition Corporation, and amendment thereto (filed as Exhibit 2.1 to Magna's Registration
         Statement on Form S-3 (Reg. No. 33-48918) and incorporated herein by reference).

10.28    Form of Restricted Stock Agreement dated December 31, 1994 between Magna and each of Linda K. Fabel and Robert M. Olson, Jr. (filed as Exhibit 10.29 to Magna's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 0-8234) and incorporated herein by reference).

10.29    Amended and Restated Retirement and Consulting Agreement dated December 30, 1994 between Magna and
         William S. Badgley (filed as Exhibit 10.24 to Magna's Annual Report on Form 10-K for the year ended
         December 31, 1994 (File No. 0-8234) and incorporated herein by reference).


                                     II-7

EXHIBIT
NUMBER                                          DESCRIPTION                                                         PAGE
-------                                         -----------                                                         ----
10.30    Supplemental Agreement dated February 29, 1996, between Magna and John G. Helmkamp, Jr. (filed as
         Exhibit 10.26 to Magna's Annual Report on Form 10-K for the year ended December 31, 1995 (File No.
         0-8234) and incorporated herein by reference).

10.31    Form of Restricted Stock Agreement dated December 31, 1995 between Magna and each of David D. Harris and Gary D. Hemmer, respectively (filed as Exhibit 10.28 to Magna's Annual Report on Form 10-K for
         the year ended December 31, 1995 (File No. 0-8234) and incorporated herein by reference).

10.32    Restricted Stock Agreement dated April 17, 1996 between Magna and G. Thomas Andes (filed as Exhibit
         10.4 to Magna's Quarterly Report on Form 10-Q for the period ended September 30, 1996 (File No.
         0-8236) and incorporated herein by reference).

10.33    Magna Amended and Restated Directors' Stock Option Plan.

10.34    Magna Amended and Restated 1996 Directors' Stock Option Plan.

10.35    Magna Amended and Restated 1992 Long Term Performance Plan.

10.36    Magna Amended and Restated 1996 Long Term Performance Plan.

21.1     List of Subsidiaries.

23.1     Consent of Ernst & Young LLP.

23.2     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.3     Consent of Deloitte & Touche LLP.

23.4     Consent of Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C. (included in
         Exhibit 8.2).

23.5     Consent of The Chicago Corporation.

24.1     Power of Attorney (included on signature page).

99.1     Magna 1996 Long Term Performance Plan (filed as Exhibit 99 to Magna's Form S-8 (File No.
         333-02125) filed April 1, 1996 and incorporated herein by reference).

99.2     Magna 1996 Directors' Stock Option Plan (filed as Exhibit 99 to Magna's Form S-8 (File No.
         333-02123) filed April 1, 1996 and incorporated herein by reference).

99.3     Consent of Erl A. Schmiesing to the use of his name as a person about to become a director of Magna.

99.4     Consent of Douglas K. Shull to the use of his name as a person about to become a director of Magna.

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